Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
METIS SOLUTIONS CORPORATION,
PACIFIC ARCHITECTS AND ENGINEERS, LLC,
RISING TIDE MERGER SUB, INC.
and
Christopher Wynes, AS THE SELLERS’ REPRESENTATIVE
Dated: November 16, 2020

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DCACTIVE-53352558.25

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Exhibits
Exhibit A        -    Company Stock Plan
Exhibit B        -    Escrow Agreement
Exhibit C        -    Sample Calculation of Net Working Capital
Exhibit D        -    Pro Rata Share
Exhibit E        -    R&W Policy
Exhibit F        -    Letter of Transmittal
Exhibit G        -    Written Consent
Exhibit H        -    Information Statement
Exhibit I        -    FIRPTA Certificate

SCHEDULES
Schedule 1        -    List of Stockholders
Schedule 2.9(b)        -    Company Options
Schedule 6.1        -    Conduct of Business
Schedule 7.2(d)(v)    -    Resignations
Schedule 7.2(i)    -    Terminated Contracts
Schedule 9.2(a)    -    Specified Matters

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of November 16, 2020 (the “Effective Date”) by and among (i) Metis Solutions Corporation, a Delaware corporation (the “Company”), (ii) Pacific Architects and Engineers, LLC, a Delaware limited liability company (the “Parent”), (iii) Rising Tide Merger Sub, Inc., a Delaware corporation (the “Merger Sub”), and (iv) Christopher Wynes, solely in his capacity as the representative of the Sellers (the “Representative”). The Company, Parent, Merger Sub and the Representative are sometimes referred to throughout this Agreement individually as a “Party” and collectively as the “Parties.”
Recitals
WHEREAS, on the date hereof, the Persons set forth on Schedule 1 (the “Stockholders”) are the record and beneficial owners of one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company, which is comprised of 5,916,666 shares of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), 2,500,000 shares of Series A-1 Preferred Stock, par value $0.0001 per share (the “Series A-1 Preferred Stock”), 989,562 shares of Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock,” and together with the Series A Preferred Stock and the Series A-1 Preferred Stock, the “Preferred Stock”), and 1,988,952 shares of Common Stock, par value $0.0001 per share (the “Common Stock”);
WHEREAS, the Parties intend that, subject to the terms and conditions set forth herein, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving entity of the Merger, all pursuant to the terms and conditions of this Agreement, the Certificate of Merger and the applicable provisions of the Act;
WHEREAS, pursuant to Section B(2)(e) of Article IV the Charter, each holder of Preferred Stock will be deemed to have converted such holder’s shares of Preferred Stock into shares of Common Stock as of immediately prior to the Closing;
WHEREAS, upon consummation of the Merger, Merger Sub will cease to exist, and the Company shall become a wholly-owned subsidiary of Parent;
WHEREAS, the Board of Directors of the Company (the “Board”) has (a) determined that the Merger is in the best interests of the Company and its stockholders, (b) approved and adopted this Agreement and the transactions contemplated hereby, and (c) recommended the approval and adoption of this Agreement by the stockholders of the Company (collectively, the “Company Board Approval”);
WHEREAS, the sole member of Parent has determined that the Merger is in the best interests of Parent, and has approved and adopted this Agreement and the transactions contemplated hereby;

WHEREAS, the Board of Directors of Merger Sub has determined that the Merger is in the best interests of Merger Sub and its sole stockholder, and has approved and adopted this Agreement and the transactions contemplated hereby;
WHEREAS, within twenty four (24) hours after the execution of this Agreement, the Company will obtain and deliver to Parent an irrevocable written consent of the stockholders of the Company evidencing stockholder approval of this Agreement and the Merger in accordance with, and as required under, Sections 251 and 228 the Act and the Governing Documents of the Company and in substantially the form attached hereto as Exhibit G (the “Written Consent”), duly signed by Stockholders who collectively constitute Requisite Stockholder Approval; and
WHEREAS, as an inducement for Parent and Merger Sub to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Key Employees have executed and delivered a retention agreement or employment agreement amendment with the Company and Parent (or one of its Affiliates) (each, a “Retention Agreement”), which will become effective as of the Closing Date.
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    DEFINITIONS.
1.1    Defined Terms. The following capitalized terms shall have the meanings ascribed to them below:
“Accounting Principles” means GAAP in effect on the date hereof and, solely to the extent consistent with GAAP, using the same accounting principles, practices, procedures, policies and methodologies used and applied by the Company in the preparation of its audited Financial Statements, except that such principles, practices, procedures, policies and methodologies (i) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement and (ii) shall calculate any reserves, accruals or other non-cash expense items on a pro rata (as opposed to monthly accrual) basis to account for a Closing that occurs on any date other than the last day of a calendar month.
“Act” means the General Corporation Law of the State of Delaware.
“Adjustment Escrow Account” means the escrow account established by the Escrow Agent to hold the Adjustment Escrow Amount pursuant to the terms of the Escrow Agreement.
“Adjustment Escrow Amount” means $2,500,000.
“Adjustment Escrow Funds” means, at any time, the portion of the Adjustment Escrow Amount then remaining in the Adjustment Escrow Account (which, for purposes of clarity, shall include any interest or income accrued on the Adjustment Escrow Amount).

“Adjustment Time” means 11:59 p.m. Eastern Time on the day immediately prior to the Closing Date.
“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.
“Agent” means, with respect to a particular Person, any officer, director, manager, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants, and financial advisors.
“Applicable Law” means, with respect to any Person, any Law applicable to such Person or any of its properties, assets, officers, directors, managers, owners, employees, consultants or agents (in connection with such officer’s, director’s, manager’s, owner’s, employee’s, consultant’s or agent’s activities on behalf of such Person).
“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in Washington, D.C. are authorized or required by Applicable Law to be closed for business.
“Business IP” means all Intellectual Property Rights used in, held for use in, or necessary for the operation of the businesses of the Group Companies as currently conducted.
“CARES Act” means the Coronavirus Aid, Relief and Economic Security (CARES) Act (P.L. 116-136).
“Change of Control Payments” means all change of control, success, termination, severance, retention or other similar bonuses or payments that become payable by any Group Company to any current or former employee or director or other Person as a result of the consummation of the transactions contemplated by this Agreement, other than any fees or compensation payable to brokers, finders, accountants, lawyers, investment bankers or other advisors for providing services in connection with such transactions.
“Charter” means that certain Second Amended and Restated Certificate of Incorporation of METIS Solutions Corporation, dated as of June 18, 2019, as amended and in effect from time to time.
“Claim” or “Proceeding” means any claim (including any cross-claim or counterclaim), cause of action, litigation, proceeding (including any civil, criminal, arbitral, administrative, appellate, legal or otherwise), suit, hearing, charge, audit inquiry, investigation, complaint or demand.

“Closing Cash” means, as of the Adjustment Time, (a) the aggregate amount of unrestricted cash on hand and cash equivalents of the Group Companies, on a consolidated basis, (which for the purposes of clarity, does not include cash or cash equivalents held as a security deposit under any Contract or required to collateralize any letters of credit, performance bonds or other similar instruments), plus (b) the value of all outstanding checks, drafts and wires payable to any Group Company that have not either cleared or been cashed (but only to the extent such checks are fully paid and not dishonored), minus (c) the aggregate balance of all outstanding checks written by any Group Company or drafts or wires from the Group Companies that have not been cashed or cleared, in each case determined in accordance with the Accounting Principles. For the avoidance of any doubt, Closing Cash shall not include the Valhalla Escrow Funds.
“Closing Cash Payment” means an amount equal to the product of (1) all Common Shares issued and outstanding immediately prior to the Effective Time (assuming that each issued and outstanding share of Preferred Stock has been or will be deemed to have been converted into shares of Common Stock as of immediately prior to the Effective Time) multiplied by (2) the Estimated Merger Consideration Per Common Share.
“Closing Indebtedness” means the aggregate amount of Indebtedness of the Group Companies as of the Adjustment Time, but excluding any undrawn letters of credit (including any that are outstanding under existing credit facilities).
“Closing Payroll Taxes” means the sum of the aggregate amount of the employer-paid portion of any employment and payroll Taxes that will arise from (i) any Change of Control Payments, (ii) the vesting or settlement of any Company Options, (iii) any amounts paid in respect of Company Options, or (iv) any amounts paid or payable to any current or former employee of any Group Company in respect of Shares or Company Options pursuant to this Agreement.
“Closing Stockholders” means holders of issued and outstanding shares of Common Stock or Preferred Stock as of immediately prior to the Effective Time.
“COBRA” means Section 601 of ERISA and Section 4980B of the Code.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Share” means a share of Common Stock.
“Company Joint Venture(s)” means, in the singular, each of Metis Celestar and Edge Solutions and, in the plural, Metis Celestar, MetiStar and Edge Solutions.
“Company Material Adverse Effect” means any circumstance, condition, fact, development, change, event or effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on (a) the assets, liabilities, financial condition, business, or results of operations of the Group Companies, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by this Agreement in a timely manner or to perform its obligations hereunder; provided, however, that, solely for purposes of clause (a), any circumstance, condition, fact, development, change, event or effect arising from or related to any of the following shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred (unless, with respect to any matter described in the following clauses (i), (ii), (iii), (iv), (v), (vi) and (vii), such matter has a disproportionate effect on the Group Companies relative to other comparable businesses operating in the industry in which the Group Companies operate): (i) conditions affecting the United States economy generally, (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in any laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority, (vi) any change that is generally applicable to the industries or markets in which the Group Companies operate, (vii) any epidemic, pandemic, disease outbreak (including COVID-19) or other health crisis or public health event, (viii) the public announcement of the transactions contemplated by this Agreement, (ix) any failure by the Group Companies, in and of itself, to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (although the underlying performance, facts and circumstances resulting in such failure shall be taken into account unless otherwise provided herein), or (x) the taking of any action required by this Agreement or the Ancillary Documents, including the completion of the transactions contemplated hereby and thereby.
“Company Option” means each issued and outstanding option to acquire a share of Common Stock granted under the Company Stock Plan.
“Company Owned IP” means all of the (i) Intellectual Property Rights owned, or purported to be owned, by any Group Company, and (ii) Intellectual Property Rights set forth on Schedule 4.12(b).
“Company Stock Plan” means the METIS Solutions Corporation Stock Option/Stock Issuance Plan, a copy of which is attached hereto as Exhibit A.
“Company Subsidiary(ies)” means, in the singular, each of METIS and Pluribus and, in the plural, METIS and Pluribus.
“Company Systems” means all of the following used by or for, or otherwise relied on by, any Group Company (whether owned by any of them or a Third Party): computers, computer systems, servers, hardware, software, firmware, middleware, websites, databases, networks, servers, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, and all other information technology equipment and related items of automated, computerized or software systems, including any outsourced systems and processes (e.g., hosting locations) and all associated documentation.

“Confidentiality Agreement” means the confidentiality agreement, dated as of December 19, 2019, between Raymond James & Associates, Inc., for itself and as a representative and on behalf of METIS, and PAE Holding Corporation, a Delaware corporation.
“Contract” means any agreement, contract, lease, license, instrument, obligation, promise, undertaking or other binding arrangement.
“COVID-19” means the coronavirus disease known as COVID-19 or any evolution thereof.
“Credit Facility” means the term loan, line of credit and other Indebtedness contemplated in and evidenced by that certain Loan and Security Agreement, dated June 18, 2019, by and among, Atlantic Union Bank, a Virginia banking corporation, the Company, METIS, and Pluribus.
“Current Government Bid” means any outstanding quotation, bid or proposal made by any Group Company or Company Joint Venture that, if accepted or awarded, would reasonably be expected to result in a Government Contract.
“Current Government Contract” means any Government Contract (a) the period of performance of which has not yet expired, (b) for which final payment has not yet been received, or (c) for which any Claims (existing as of the Effective Date) have not been fully and finally resolved.
“Data Security Requirements” means the following, in each case to the extent relating to any sensitive or confidential information, including Sensitive Information, or any matters relating to data privacy, protection, or security or the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction, or disposal of any Sensitive Information: (i) all Privacy and Security Laws and other applicable Laws and any related security breach notification requirements; (ii) the Group Companies’ own respective rules, policies, and procedures; (iii) industry standards applicable to the industries in which any Group Company operates; and (iv) Contracts to which any Group Company is bound.
“DCSA” means the Defense Counterintelligence and Security Agency of the U.S. Department of Defense.
“Disclosure Schedules” means the disclosure schedules to this Agreement.
“Eastern Time” means local time in Washington, D.C.
“Edge Solutions” means Edge Analytic Solutions, LLC, a Virginia limited liability company.
“Employee Benefit Plan” means each (i) “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and (ii) any medical, dental, life insurance, equity or equity-based compensation, stock option, stock purchase, employee stock ownership, bonus or other incentive compensation, employment, consulting, profit sharing, disability, fringe benefit, salary continuation, severance, change in control, retention, deferred compensation, vacation, sick pay or paid-time off plan, program, agreement, arrangement or policy, and each other material benefit or compensation plan, policy, agreement, program or arrangement, whether oral or written, funded or unfunded, in each case, sponsored, maintained, contributed to or required to be maintained or contributed to by any Group Company, to which any Group Company or ERISA Affiliate is a party or with respect to which any Group Company or ERISA Affiliate has any actual, potential or contingent Liability, in each case for the benefit of any current or former employee, director, officer, manager, consultant or independent contractor of any Group Company or ERISA Affiliate, other than any Multiemployer Plan and any other plan, program or arrangement sponsored by or to which contributions are mandated by any Governmental Authority.
“Environmental Laws” means all applicable laws, regulations, codes, ordinances and orders of all Governmental Authorities, in each case concerning pollution or protection of the environment or public or worker health and safety, as such of the foregoing are enacted and in effect on or prior to the Closing Date.
“Equity Equivalents” means with respect to any Person, (i) any capital stock, membership interests or other share capital, equity or ownership interest or voting security, (ii) any securities (including debt securities) directly or indirectly convertible into or exchangeable or exercisable for any capital stock, membership interests or other share capital, equity or ownership interest or voting security, or containing any profit participation features, (iii) any rights, warrants or options directly or indirectly to subscribe for or to purchase any capital stock, membership interests, other share capital, equity or ownership interest or voting security, or securities containing any profit participation features, or to subscribe for or to purchase any securities (including debt securities) convertible into or exchangeable or exercisable for any capital stock, membership interests, other share capital, equity or ownership interest or voting security or securities containing any profit participation features, (iv) any share appreciation rights, phantom share rights, other rights the value of which is linked to the value of any securities or interests referred to in clauses (i) through (iii) above or other similar rights or (v) any securities (including debt securities) issued or issuable with respect to the securities or interests referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer with any Group Company under Section 414 of the Code.
“Escrow Agent” means PNC Bank, National Association.
“Escrow Agreement” means the Escrow Agreement among Parent, the Representative and the Escrow Agent, in substantially the form attached hereto as Exhibit B with such revisions as are required by the Escrow Agent and are mutually satisfactory to Parent and the Representative.

“Escrow Amount” means the sum of (i) the Indemnity Escrow Amount, (ii) the Adjustment Escrow Amount, (iii) the Specified Matter 1 Escrow Amount and (iv) the Specified Matter 2 Escrow Amount.
“Estimated Merger Consideration Per Common Share” means an amount equal to (i) (A) the Estimated Merger Consideration, minus (B) the Escrow Amount, minus (C) the Representative Expense Fund, divided by (ii) the Fully Diluted Common Shares.
“Export Control Laws” means (i) all applicable trade, export control, import, and antiboycott Laws imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), the Export Control Reform Act of 2018 (Pub. L. 115-232), Section 999 of the Internal Revenue Code, Title 19 of the U.S. Code, the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30), and (ii) all applicable trade, export control, import, and antiboycott Laws imposed, administered or enforced by any other country, except to the extent inconsistent with the Laws of the United States.
“Families First Act” the Families First Coronavirus Response Act (P.L. 116-127).
“FAR” means those regulations found in Chapter 1 of Title 48 of the Code of Federal Regulations and related guidance, commonly referred to as the “Federal Acquisition Regulations.”
“FICA Tax Matter” means the matter described in that certain letter to the IRS (re: Voluntary Closing Agreement Request under VCAP-ET Procedures), dated July 23, 2019, and any Losses incurred by the Group Companies with respect thereto (including the FICA Tax Liability (as defined in the Prior Acquisition Agreement)), for which METIS is entitled to indemnification under the Prior Acquisition Agreement.
“Fraud” means a knowing misrepresentation or omission of a material fact with respect to the making of any representation or warranty contained in this Agreement, a Letter of Transmittal, an Option Letter or any other agreement or certificate required to be delivered at the Closing with the specific intent to deceive, mislead and induce a Party to rely thereon and upon which such Party reasonably relied and, as a result of which, suffered any Loss.
“Fully Diluted Common Shares” means the sum of (a) all Common Shares issued and outstanding immediately prior to the Effective Time (assuming that each issued and outstanding share of Preferred Stock has been or will be deemed to have been converted into shares of Common Stock as of immediately prior to the Effective Time), plus (b) all Common Shares underlying all Company Options issued and outstanding immediately prior to the Effective Time.
“Fundamental Representations” means the representations and warranties set forth in Sections 4.1(a) and 4.1(b) (Organization and Qualification); Section 4.2 (Capitalization of the

Group Companies); Section 4.3 (Authority); Section 4.18 (Brokers); Section 5.1 (Organization); Section 5.2 (Authority); and Section 5.8 (Brokers).
“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied throughout the periods presented.
“Governing Documents” means, with respect to a Person, such Person’s Articles or Certificate of Incorporation, Organization or Formation (or their equivalent), together with such Person’s bylaws, partnership agreement, limited liability company/operating agreement or any organizational or other constituent document, as applicable, each as it may be amended from time to time.
“Government Bid” means any quotation, bid or proposal made by any Group Company or any Company Joint Venture that, if accepted or awarded, would reasonably be expected to result in a Government Contract.
“Government Contract” means any Contract between any Group Company or any Company Joint Venture and (a) any Governmental Authority, (b) any Person acting in the capacity of a prime contractor to a Governmental Authority or (c) any subcontractor (or lower tier subcontractor) with respect to any Contract of a type described in clause (a) or (b) immediately above.
“Governmental Authority” means any (a) national, supranational, federal, state, local, county, municipal, foreign, or other government or governmental authority, (b) governmental, quasi-governmental, or administrative entity of any nature (including any governmental agency, instrumentality, bureau, council, board, officer, organization, unit, branch, department, official or entity and any court or other tribunal) or (c) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature (including any court, tribunal, administrative hearing body, arbitration panel, mediation, commission, or other similar panel or body).
“Group Company(ies)” means, in the singular, each of the Company and each of the Company Subsidiaries and, in the plural, the Company and the Company Subsidiaries; provided, however, that for purposes of Section 4.1 (Organization and Qualification), Section 4.8 (Litigation), Section 4.9 (Permit; Compliance with Applicable Laws), Section 4.11 (Environmental Matters), Section 4.15 (Tax Matters), Section 4.16 (Security Clearances), Section 4.17 (Government Contracts) and Section 4.21 (Decrees, Orders and Laws; Unlawful Payments; Trade Controls), Group Companies shall also include each Company Joint Venture.
“Hazardous Substance” means any substance, material or waste as to which liability or standards of conduct are imposed under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, without duplication, the sum of (a) the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment penalties, premiums, costs, breakage or other amounts payable upon the discharge thereof at the Closing) arising under, any obligations of any Group Company consisting of (i) indebtedness for borrowed money (including amounts due and owing under existing credit facilities), (ii) other obligations evidenced by any note, bond, debenture or other debt security, and (iii) guarantees of any indebtedness of a third party of the type described in the foregoing clauses (i) and (ii) or guarantees of any obligations of a third party of the type described in clauses (b), (c), (e), (f) or (g) of this definition, (b) any capitalized lease obligations of any Group Company, (c) any obligations of any Group Company for the deferred purchase price of property or services (other than current trade payables incurred in the Ordinary Course), including all earn-out, contingent purchase price, deferred purchase price or similar contingent payment obligations under any Contract that relates to the acquisition of any business or assets by any Group Company, (d) any obligations of the Company in respect of accrued or declared but unpaid dividends or other distributions, (e) any Liabilities of any Group Company under any interest rate or currency swap transactions, caps, collars or other hedging transactions (valued at the termination cost thereof), (f) any off-balance sheet financing of any Group Company, including synthetic leases and project financing, (g) any obligations of any Group Company for reimbursement of any letters of credit, performance bonds, surety bonds or similar instruments under which advances or other amounts have been drawn, and (h) Taxes associated with the FICA Tax Matter. Notwithstanding the foregoing, “Indebtedness” shall not include any (x) obligations under operating leases, (y) amounts included as Seller Expenses or (z) the Valhalla Escrow Funds.
“Indemnity Escrow Account” means the escrow account established by the Escrow Agent to hold the Indemnity Escrow Amount pursuant to the terms of the Escrow Agreement.
“Indemnity Escrow Amount” means an amount equal to $920,000.1
“Indemnity Escrow Funds” means, at any time, the portion of the Indemnity Escrow Amount then remaining in the Indemnity Escrow Account (which, for purposes of clarity, shall include any interest or income accrued on the Indemnity Escrow Amount).
“Intellectual Property Rights” means all (i) inventions (whether or not patentable or reduced to practice), patents, patent applications and patent disclosures and improvements thereto, along with all reissues, continuations, continuations-in-part, revisions, divisionals, extensions, and reexaminations in connection therewith, (ii) Trademarks, (iii) copyrights and works of authorship and all registrations and applications therefor, (iv) Software, (v) Internet domain names, and (vi) Trade Secrets.
“IRS” means the U.S. Internal Revenue Service.
“Key Employees” means Michelle Cook, Charles Whitaker and Christopher Wynes.
1 Note to Draft: Indemnity Escrow Account to be reduced to $460,000 plus the amount of any pending claims 12 months following the Closing.

“Knowledge” means (a) with respect to any Person (other than the Company), the actual knowledge of such Person, and (b) with respect to the Company, the actual knowledge of any of Adam Cook, Joe Kuhlmann and Christopher Wynes and, with respect to Sections 4.6, 4.8, 4.9 and 4.17 only,2 Michelle Cook and Charles Whitaker, and the knowledge such Persons would reasonably be expected to possess after reasonable inquiry at such time taking into account the subject matter and the duties and responsibilities of the Person in question. For these purposes, “reasonable inquiry” means (i) review of the relevant sections of this Agreement and the corresponding Disclosure Schedules, and (ii) inquiry of such Person’s direct reports reasonably likely to have knowledge of the particular subject matter (if any).
“Law” means any law, statute, rule, regulation, judgment, injunction, order, decree or other binding action or requirement of a Governmental Authority.
“Liability” means any liability, commitment, debt, claim, demand, expense or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and due or to become due).
“Liens” means liens, mortgages, pledges, security interests, claims, assessments, licenses, charges, encumbrances, rights of first refusal or offer, options or other similar third party rights of any kind or nature.
“Losses” means any and all losses, Liabilities, Claims, Taxes, Liens, Order, demands, settlements, costs, expenses and fees, whether or not arising out of a Third Party Claim (including interest, penalties, fines and reasonable attorneys’, consultants’, experts’ and other professional advisors’ fees and expenses) and, with respect to Third Party Claims, the Specified Matter 1 and the Specified Matter 2 only, all other reasonable amounts paid in investigation, defense or settlement of any of the foregoing.
“METIS” means METIS Solutions, LLC, a Virginia limited liability company.
“Metis Celestar” means Metis Celestar JV LLC, a Virginia limited liability company.
“MetiStar” means MetiStar LLC, a Virginia limited liability company.
“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.
“Net Working Capital” means an amount equal to (a) the consolidated current assets of the Group Companies as of the Adjustment Time (excluding all Closing Cash, income Tax assets (current or deferred) and unamortized deferred financing fees) minus (b) the consolidated current liabilities of the Group Companies as of the Adjustment Time (excluding all Closing Indebtedness, Seller Expenses, income Tax liabilities (current or deferred), accrued Change of Control Payments and accrued Closing Payroll Taxes (but including all payroll Taxes accrued in the Ordinary Course)), in the case of each of clauses (a) and (b), determined in accordance with the Accounting Principles; provided, however, that any current and long-term deferred revenue
2 Note to Draft: Sections 4.16, 4.23 and 4.24 are not “Knowledge” qualified.

shall be included as a current liability under clause (b). An illustrative calculation of Net Working Capital as of September 30, 2020 is included in Exhibit C attached hereto.
“NISPOM” means the National Industrial Security Program Operating Manual, DOD 5220.22-M (February 2006), and any supplements, amendments or revised editions thereof.
“NWC Target” means $5,019,000.
“Optionholder” means each holder of an unexercised Company Option as of immediately prior to the consummation of the transactions contemplated by this Agreement.
“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority or arbitration tribunal or panel.
“Ordinary Course” means an action taken by a specified Person in the ordinary course of business consistent with its past practice.
“Other Seller Payments” means all amounts payable, or that become payable, to the Sellers under this Agreement after the Effective Time, including, if applicable, any amounts payable to the Sellers on account of the Escrow Amount.
“Permit” means any permit, license, variance, franchise, security clearance, Order, approval, consent, certificate, registration, accreditation or other authorization issued or granted by any Governmental Authority and other similar rights.
“Permitted Liens” means (i) mechanics’, materialmens’, carriers’, repairers’ and other Liens arising or incurred in the Ordinary Course for immaterial amounts that are not yet delinquent or are being contested in good faith, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP in the Financial Statements, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with or impair the Group Companies’ present uses or occupancy of such real property, (iv) Liens granted to any lender at the Closing in connection with any financing by Parent of the transactions contemplated hereby, and (v) zoning, building codes and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated in any material respect by the current use or occupancy of such real property or the operation of the businesses of the Group Companies.
“Person” means any individual, corporation, partnership, limited liability company, firm, association, joint venture, trust, unincorporated organization, Governmental Authority and any other person, group or entity.

“Personal Information” means any data or other information (including protected health information) about or from an individual, including any personally identifiable data (e.g., name, address, phone number, email address, financial account number, payment card data, government issued identifier, and health or medical information), or that is otherwise protected by or subject to any Privacy and Security Law.
“Pluribus” means Pluribus International LLC, a Virginia limited liability company.
“Preferred Bidder Status” means a small business concern, a small disadvantaged business, an 8(a) concern, a service-disabled veteran-owned small business concern, a veteran-owned small business concern, a historically underutilized business zone small business concern, a woman-owned small business concern, a “protégé” under a mentor-protégé agreement or program, or any other preferential status.
“Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.
“Prior Acquisition Agreement” means that certain Equity Purchase Agreement, dated June 18, 2019, among METIS, Valhalla Rollover Holdings, Inc., a Virginia corporation, James C. Hughes, Nathan McCarry, The Justin A. Hughes Trust dated June 8, 2009, The McCarry Family Trust dated April 22, 2009, The Nathan N. McCarry 2015 Irrevocable Trust dated August 26, 2015, and The Valerie A. McCarry 2015 Irrevocable Trust dated August 26, 2015.
“Privacy and Security Laws” means all (i) applicable Laws concerning data protection, privacy, security or other similar Laws (including any security breach notification requirements), including HIPAA, HITECH, the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, Children’s Online Privacy Protection Act, state Social Security number protection Laws, state data breach notification Laws, state consumer protection Laws, the European Union Directive 95/46/EC, the Privacy and Electronic Communications (EC Directive) Regulations 2003, the Data Protection (Processing of Sensitive Personal Data) Order 2000, the European Community’s Regulation 2016/679 (also referred to as the General Data Protection Regulation), the Dutch Personal Data Protection Act (WBP), the United Kingdom’s Data Protection Act 1998 (DPA) and Alberta’s Personal Information Protection Act and (ii) mandatory industry guidelines (whether statutory or non-statutory) or mandatory codes of practice issued by the relevant supervisory authority relating to data protection, privacy or security.
“Pro Rata Share” means, with respect to each Seller, a percentage obtained by dividing (i) the aggregate number of Common Shares held by such Person immediately prior to the Effective Time (assuming that all shares of Preferred Stock held by such Person have been converted into shares of Common Stock and including any Common Shares issuable upon exercise of Company Options granted to such Person), by (ii) the total number of Fully Diluted Common Shares. The respective Pro Rata Shares of the Sellers as of the Effective Date are set

forth on Exhibit D hereto. The Company may update Exhibit D from time to time prior to Closing to accurately reflect each Seller’s Pro Rata Share based on changes to the number of Common Shares and Company Options occurring after the date hereof, and shall promptly deliver such updates to Parent and Merger Sub.
“Related Party” means (i) any Stockholder, director, officer or employee of the Company or any director, representative on the board of managers or other governing body, officer or employee of any Company Subsidiary, (ii) any Affiliate of any Person set forth in clause (i) other than any Group Company, (iii) with respect to any Person set forth in clause (i) or (ii) that is an entity, any of such Person’s Affiliates, officers, directors or executive employees and (iv) with respect to any Person set forth in clause (i) that is an individual, any lineal descendant, sibling, parent or spouse of such Person, and any trust or other entity formed for the benefit of such Person or any lineal descendant, sibling, parent or spouse of such Person.
“Requisite Stockholder Approval” means (a) the affirmative vote or written consent of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class, pursuant to Article IV(B)(5)(i) of the Charter, and (b) the affirmative vote or written consent of the holders of a majority of the issued and outstanding shares of Preferred Stock and Common Stock, voting together as a single class on an as converted basis.
“R&W Insurance Expenses” means all costs and expenses related to the R&W Policy, including the total premium, underwriting costs, brokerage commission, Taxes related to such policy and other fees and expenses of such policy.
“R&W Insurance Provider” means Gemini Insurance Company c/o Berkley Transactional, a division of Berkley Professional Liability.
“R&W Policy” means a buyer-side representation and warranty insurance policy issued by the R&W Insurance Provider to Parent in connection with the transactions contemplated by this Agreement, bound as of the date hereof, a copy of which is attached hereto as Exhibit E.
“Sanctioned Person” means any Person that is the target of Sanctions Laws, including (i) any Person listed in any list of designated or blocked Persons maintained by the U.S. Treasury Department’s Office of Foreign Assets Control or other U.S. or non-U.S. Governmental Authority under Sanctions Laws; (ii) any Person organized under the laws of, part of the government of, or resident in a country or territory subject to comprehensive sanctions (currently Iran, Syria, Cuba, North Korea and the Crimea region of Ukraine) or (iii) any Person 50% or more owned or, where relevant under applicable Sanctions Laws, controlled by any such Person or Persons or acting for or on behalf of such Person or Persons, or that is otherwise the target of asset-blocking sanctions maintained by the U.S. Treasury Department’s Office of Foreign Assets Control or other U.S. or non-U.S. Governmental Authority.
“Sanctions Laws” means applicable economic or financial sanctions, trade embargoes or similar Laws imposed, administered, or enforced by relevant Governmental Authorities (to the extent consistent with U.S. law), including those administered by the U.S. government through the U.S. Treasury Department’s Office of Foreign Assets Control or the U.S. Department of State, the European Union or its Member States, or Her Majesty’s Treasury of the United Kingdom.
“Seller” means, collectively, as of immediately prior to the Effective Time, each Stockholder, each Optionholder and each holder of a Company Option as of the Effective Date who exercises such Company Option prior to the Effective Time and owns shares of Common Stock.
“Seller Expenses” means, without duplication, all of the fees and expenses incurred by or on behalf of the Group Companies (including by the Representative or the Sellers to the extent payable by the Group Companies) prior to the Closing in connection with the transactions contemplated hereunder and not paid prior to the Closing, including (a) the fees, commissions, expenses and other amounts payable to investment bankers, lawyers or professional advisors or other service providers in connection with the transactions contemplated under this Agreement through and including the Closing Date, (b) one-half of all fees and expenses to the Escrow Agent pursuant to the Escrow Agreement and (c) any payments, fees or expenses owing as of the Closing in respect of the Tail Policy obtained pursuant to Section 6.5(b); provided, however, that for the avoidance of doubt, Seller Expenses shall not include any of the Closing Payroll Taxes.
“Sensitive Information” means, in any form or medium, any (i) trade secrets or sensitive or confidential information, (ii) privileged or proprietary information which, if compromised through any theft, interruption, modification, corruption, loss, misuse or unauthorized access or disclosure, could cause serious harm to the organization owning it, (iii) information covered by Law, including the Privacy and Security Laws or (iv) Personal Information.
“Shares” means all shares of Common Stock and Preferred Stock that are issued and outstanding as of immediately prior the Effective Time.
“Specified Matter 1 Escrow Account” means the escrow account established by the Escrow Agent to hold the Specified Matter 1 Escrow Amount pursuant to the terms of the Escrow Agreement.
“Specified Matter 1 Escrow Funds” means, as of any time of determination, the monies then held by the Escrow Agent in the Specified Matter 1 Escrow Account pursuant to the Escrow Agreement.
“Specified Matter 1 Escrow Amount” means $100,000.
“Specified Matter 1 Matter” has the meaning given in Schedule 9.2(a).
“Specified Matter 2 Escrow Account” means the escrow account established by the Escrow Agent to hold the Specified Matter 2 Escrow Amount pursuant to the terms of the Escrow Agreement.
“Specified Matter 2 Escrow Amount” means $250,000.

“Specified Matter 2 Escrow Funds” means, as of any time of determination, the monies then held by the Escrow Agent in the Specified Matter 2 Escrow Account pursuant to the Escrow Agreement.
“Specified Matter 2 Matter” has the meaning set forth in Schedule 9.2(a).
“Straddle Period” means, with respect to any Group Company, any taxable period that includes, but does not end on, the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (a) if a corporation, a majority ownership interest or a majority of the total voting power of equity entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this Agreement, a Person(s) will be deemed to have a majority ownership interest in a corporation, limited liability company, partnership, association or other business entity if such Person(s) is allocated a majority of such entity’s gains or losses, or such Person(s) is in Control of such entity. Unless the context requires otherwise, each reference to a Subsidiary will be deemed to be a reference to a Subsidiary of the Company.
“Tax” means any federal, state, local or foreign net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, branch profits, lease, service, fringe benefits, license, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, unclaimed property, escheat, environmental, windfall profit, registration, capital stock, social security (or similar), unemployment, disability, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, including any Tax liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law)), as a transferee or successor, by contract or otherwise, together with all interest, penalties, additions to tax and additional amounts with respect thereto.
“Tax Return” means any federal, state, local and foreign returns, information returns, declarations, claims for refund, statements, forms, filings and reports filed or required to be filed with a Governmental Authority in connection with any Taxes (including any amendment thereof or any attachment or schedule thereto).
“Third Party” means any Person other than a party to this Agreement.
“Trade Secrets” means any trade secrets and other confidential information (including ideas, know-how, processes, methods, techniques, research and development, Source Code, drawings, specifications, layouts, designs, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data, financial, business and marketing plans and proposals, customer and supplier lists, and price and cost information).
“Trademarks” means any trademarks, service marks, trade names, product designations, logos, designs and corporate names, and all goodwill associated therewith, and all registrations and applications therefor.
“Transaction Tax Deductions” means the amount of any cost, expense or payment made by (or on behalf of) any Group Company that is more likely than not deductible in a Pre-Closing Tax Period under U.S. federal and applicable state income Tax Laws (and an expense or payment will be treated as so deductible if Parent determines, in consultation with its tax advisers and after good faith consultation with the Representative, that such cost, expense or payment is more likely than not deductible under Law) with respect to (i) payments for any vested Options pursuant Section 2.11, (ii) Seller Expenses paid by (or on behalf of) the Company or the Company Subsidiary and (iii) any unamortized fees and other deferred financing costs and other amounts that are deductible under U.S. federal and applicable state income Tax Laws (e.g., accrued interest and original issue discount) in connection with the repayment of Indebtedness on the Closing Date.
“Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar Taxes imposed with respect to the transactions contemplated by this Agreement.
“Treasury Regulations” means the United States treasury regulations promulgated under the Code.
“Unpaid Taxes” means all unpaid income Taxes of the Group Companies with respect to any Pre-Closing Tax Period and the pre-Closing portion of any Straddle Period (as determined under Section 6.2(a)(iii)), taking into account Transaction Tax Deductions as well as estimated Tax payments, and including any income Taxes of the Group Companies arising by reason of Code Section 965 of the Code, regardless of whether an election under Code Section 965(h) has been made; provided, however, that the Closing Payroll Taxes and Taxes associated with Specified Matter 1 shall not be treated as Unpaid Taxes.
“Valhalla Escrow Funds” means the portion of the Escrow Amount (as such term is defined in the Prior Acquisition Agreement) remaining in the Escrow Account (as such term is defined in the Prior Acquisition Agreement) as of the Adjustment Time.
1.2    Other Defined Terms. In addition to the terms defined in Section 1.1, the following terms shall have the meanings ascribed to such terms in the Sections set forth below:
Term    Section
Accounting Firm    2.10(b)(ii)(B)
Acquisition Transaction    6.6
Agreement    Preamble
Ancillary Documents    4.3

Anti-Kickback Act    4.21(b)
Appraisal Rights Provisions    3.3
Board    Recitals
Buyer Indemnitees    9.2(a)
Certificate of Merger    2.3
Closing    2.2
Closing Date    2.2
Closing Statement    2.10(b)(ii)(A)
Closing Overpayment    2.10(b)(ii)(D)(2)
Closing Payment Schedule    2.10(b)(i)
Closing Underpayment    2.10(b)(ii)(D)(1)
Common Stock    Recitals
Company    Preamble
Company Board Approval    Recitals
Compliance Programs    4.17(m)
Confidential Communications    11.17
COVID-19 Measures    6.1
Deductible    9.4(c)
Debt Payoff Recipients    2.11(a)(ii)
Disclosure Schedules    6.10(a)
Disputed Line Items    2.10(b)(ii)(B)
Dissenting Shares    3.3
Effective Date    Preamble
Effective Time    2.3
Estimated Closing Statement    2.10(b)(i)
Estimated Merger Consideration    2.10(b)(i)
FCLs    4.16
FCPA    4.21(b)
Final Merger Consideration    2.10(b)(ii)(D)
Financial Statements    4.4(a)
Foreign Interest    5.6
Indemnified Parties    9.2(b)
Indemnitor    9.3(a)(i)
Information Statement    6.16
Interim Period    6.1
IP License    4.6(a)(viii)
JV Financial Statements    4.4(e)
Latest Balance Sheet    4.4(a)(iii)
Leased Real Property    4.19(b)
Letter of Transmittal    3.1
Material Contracts    4.6(a)
Material Customer    4.23
Material Real Property Lease    4.19(b)
Material Vendor    4.24
Merger    Recitals

Merger Consideration    2.10(a)
Merger Sub    Preamble
Merger Sub Stock    2.8(a)
New Plans    6.9
Notice of Claim    9.2(a)(i)
Notice of Disagreement    2.10(b)(ii)(B)
OCI    4.17(n)
Option Consideration    2.9(b)
Option Letter    2.11(a)(v)
Parent    Preamble
Parent Taxes    6.2(a)(ii)
Party/Parties    Preamble
Payoff Letter    7.2(f)
Per Claim Minimum    9.4(b)
Pluribus Financial Statements    4.4(f)
Preferred Stock    Recitals
Release Date    9.1
Representative    Preamble
Representative Expense Fund    2.11(a)(iv)
Retention Agreement    Recitals
Review Period    2.10(b)(ii)(B)
Resolution Period    2.10(b)(ii)(B)
Seller Controlled Proceeding    6.2(d)(ii)
Seller Indemnitees    9.2(b)
Seller Parties    7.3(e)
Seller Taxes    6.2(a)(i)
Series A Preferred Stock    Recitals
Series A-1 Preferred Stock    Recitals
Series B Preferred Stock    Recitals
Sponsor    4.12(j)
Statement Date    4.4(a)(iii)
Stockholders    Recitals
Surviving Entity    2.1
Tail Policy    6.5(b)
Tax Claim    6.2(d)(i)
Tax Refund    6.2(c)(i)
Tax Return    4.15(a)
Termination Date    8.1(d)
Third Party Claim    9.3(b)(i)
Update    6.10(a)
WARN Act    4.13(b)
Written Consent    Recitals

1.3    Certain Matters of Construction. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) unless the context otherwise requires, “either” and “or” are not exclusive, and “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”; (b) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date of this Agreement” refers to the Effective Date; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) the descriptive headings and table of contents included herein are included for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any provision hereof; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms; (g) references to an agreement, instrument or Law mean such agreement, instrument or Law as amended or otherwise supplemented or modified from time to time, including (in the case of agreements or instruments) by waiver or consent and (in the case of Laws) by formal guidance and regulations issued thereunder and successor Laws; (h) references to a Person are also to its permitted successors and assigns; (i) references to an “Article,” “Section,” “Exhibit” or “Schedule” refer to an Article or Section of, or an Exhibit or Schedule to, this Agreement; (j) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (k) references to a federal, state, local or foreign Law include any rules and regulations issued thereunder; (l) references to accounting terms used and not otherwise defined herein have the meaning assigned to them under GAAP; and (m) a term that begins with an initial capital letter, is not defined herein and reflects a different part of speech than a term that begins with an initial capital letter and is defined herein, shall be interpreted in a correlative manner. The term “this Agreement” means this Agreement and Plan of Merger together with the Disclosure Schedules and the other Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement. If any date on which a Party is required to make a payment or a delivery pursuant to the terms hereof is not a Business Day, then such Party shall make such payment or delivery on the next succeeding Business Day.
2.    MERGER.
2.1    Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Act, Merger Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity of the Merger (the “Surviving Entity”) and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the Act.
2.2    Closing of the Merger. The Parties shall cause the closing of the Merger (the “Closing”) to take place at (a) 10:00 a.m. Eastern Time on a date to be specified by the Parties, which shall be no later than the third (3rd) Business Day after satisfaction or waiver of the conditions set forth in Section 7 (not including conditions which are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), or (b) such other date, time or place as is agreed to in writing by the Parties. The Parties shall use their reasonable best efforts to complete the Closing through electronic means of communication to avoid the necessity of a physical Closing. To the extent a physical Closing is required, the Closing shall be held at the offices of Miles & Stockbridge P.C., 100 Light Street, Baltimore, Maryland 21202. The “Closing Date” shall be the date on which the Closing is consummated.
2.3    Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date (or such other date as Parent and the Company may agree), the Parties shall cause an agreement or certificate of merger (in any such case, the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in such form as required by, and in accordance with applicable provisions of, the Act. The Merger shall become effective at the time that the Certificate of Merger is accepted for filing by the Secretary of State of the State of Delaware (the time the Merger becomes effective being referred to herein as the “Effective Time”).
2.4    Effect of the Merger. At and after the Effective Time, the Merger will have the effect set forth in this Agreement and the applicable provisions of the Certificate of Merger and the Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Entity.
2.5    Certificate of Incorporation . The certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Entity until the same has been amended thereafter in accordance with the Act and such certificate of incorporation.
2.6    Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Entity until the same have been amended thereafter in accordance with the Act, the certificate of incorporation of the Surviving Entity and such bylaws.
2.7    Directors and Officers. The initial directors of the Surviving Entity shall be the directors of Merger Sub immediately prior to the Effective Time until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Entity shall be the officers of Merger Sub immediately prior to the Effective Time until their respective successors are duly appointed.
2.8    Conversion of Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the stockholders of the Company, as the case may be, the following shall occur:

(a)    Stock of Merger Sub. Each share of the common stock, par value $0.0001 per share, in Merger Sub (the “Merger Sub Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Entity.
(b)    Stock of the Company.
(i)    Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than as provided in Section 2.8(b)(iii)) shall be canceled, extinguished and automatically converted into the right to receive an amount of cash (without interest) equal to the Estimated Merger Consideration Per Common Share.
(ii)    Each share of Preferred Stock issued and outstanding immediately prior to the Effective Time (other than as provided in Section 2.8(b)(iii)) shall be deemed to have been converted into one share of Common Stock as of immediately prior to the Effective Time pursuant to Section B(2)(e) of Article IV the Charter, and shall be canceled, extinguished and automatically converted into the right to receive an amount of cash (without interest) equal to the Estimated Merger Consideration Per Common Share.
(iii)    Each Share issued and outstanding immediately prior to the Effective Time and held by the Company, Parent or any of Parent’s Affiliates shall be canceled and extinguished without payment of consideration in exchange thereof.
(c)    Amounts payable to Closing Stockholders as a result of the Merger as provided in this Section 2.8 shall be paid as, when and to the extent provided in this Section 2 and Section 3, it being understood and agreed that (i) the delivery of a duly executed and completed Letter of Transmittal is a condition to each such holder receiving any portion of the amounts to which such holder would otherwise be entitled under this Agreement, (ii) the terms and conditions of the Letter of Transmittal were specifically negotiated by Parent as an inducement for it to enter into this Agreement and such terms and conditions are an integral part of the terms of this Agreement, and (iii) such payments shall be subject to applicable withholding Taxes. After the Effective Time, each holder of the Shares described in Section 2.8(b)(i) or Section 2.8(b)(ii) shall also be entitled to receive, as a result of the Merger and subject to and in accordance with Section 2.12, such holder’s Pro Rata Share of any Other Seller Payment.
2.9    Treatment of Company Options(d)    .
(a)    Cancellation. At the Effective Time, by virtue of the Merger and without any action on the part of any Optionholder or the Company, all outstanding Company Options shall automatically be cancelled without any payment therefor except as provided in this Section 2.9.

(b)    Company Options. Schedule 2.9(b) sets forth a list of all outstanding Company Options granted under the Company Stock Plan together with, with respect to each Company Option, the holder thereof, the number of shares subject thereto, the exercise price thereof, the date of grant, the dates of scheduled vesting thereof and a description of any required acceleration thereof by virtue of the transactions contemplated hereby. At the Effective Time, by virtue of the Merger and without any action on the part of any Optionholder or the Company, each Company Option issued and outstanding immediately prior to the Effective Time shall become fully vested and exercisable and shall be canceled, extinguished and automatically converted into the right to receive, for each Common Share covered by such Company Option, an amount in cash (without interest) equal to the excess of the Estimated Merger Consideration Per Common Share over the exercise price of such Company Option, which payment shall be made in accordance with, and subject to, Section 2.9(d) and Section 2.11(a)(v). The aggregate amount payable to all Optionholders pursuant to the second sentence of this Section 2.9(b) is referred to herein as the “Option Consideration”. After the Effective Time, each holder of Company Options issued and outstanding immediately prior to the Effective Time shall also be entitled to receive, as a result of the Merger and subject to and in accordance with Section 2.12, its Pro Rata Share of any Other Seller Payment.
(c)    On or prior to the Closing Date, the Board (or an authorized committee thereof) shall take any actions necessary to ensure that the Company Stock Plan terminates at Closing (including amending the Company Stock Plan to the extent required or applicable) and that the provisions in any other plan or agreement providing for the issuance, transfer or grant of any Shares or equity interests of any Group Company shall terminate at Closing.
(d)    Amounts payable to Optionholders with respect to Company Options as a result of the Merger as provided in this Section 2.9 shall be paid as, when and to the extent provided in this Section 2 and Section 3, it being understood and agreed that (i) the delivery of a duly executed and completed Option Letter is a condition to each such Optionholder receiving any portion of the amounts to which such Optionholder would otherwise be entitled under this Agreement with respect to his or her Company Options, (ii) the terms and conditions of the Option Letter were specifically negotiated by Parent as an inducement for it to enter into this Agreement and such terms and conditions are an integral part of the terms of this Agreement, and (iii) such payments shall be subject to applicable withholding Taxes and, to the extent any such payment is a Section 280G Payment, to Section 6.11.
2.10    Merger Consideration

(a)    Merger Consideration. The aggregate merger consideration to be paid hereunder in respect of all Shares (the “Merger Consideration”) shall equal $92,000,000, plus (i) the amount of Closing Cash, less (ii) the amount of Closing Indebtedness, plus (iii) the aggregate exercise price for all Company Options to be canceled and converted into the right to receive a portion of the Option Consideration pursuant to Section 2.9(b) (the “Aggregate Exercise Price”), less (iv) the aggregate amount of Seller Expenses, plus (v) the amount, if any, by which the Net Working Capital exceeds the NWC Target, less (vi) the amount, if any, by which the Net Working Capital is less than the NWC Target, less (vii) the aggregate amount of Change of Control Payments, less (viii) the aggregate amount of Closing Payroll Taxes, and less (ix) the aggregate amount of Unpaid Taxes; provided, however, that in no event shall the Merger Consideration exceed $93,999,999. The Merger Consideration shall be estimated and finally determined pursuant to Section 2.10(b). The Merger Consideration shall be paid as and when described herein.
(b)    Determination of Merger Consideration. The Merger Consideration shall be estimated and finally determined as follows:
(i)    Closing Date Estimate. No later than three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent (x) an itemized statement (the “Estimated Closing Statement”) containing the Company’s good faith calculation and estimate or computation of:
(A)    the amount of Closing Cash;
(B)    the aggregate amount of Closing Indebtedness, together with a spreadsheet showing the amount of such Closing Indebtedness owing to each creditor thereof and, where applicable, a Payoff Letter from each applicable creditor to whom any Closing Indebtedness will be owing as of the Closing;
(C)    all Seller Expenses, together with a spreadsheet showing the amount of such Seller Expenses owing to the applicable third party as of the Closing;
(D)    Net Working Capital;
(E)    the Aggregate Exercise Price;
(F)    all Change of Control Payments, together with a spreadsheet showing the amount thereof owing to each Change of Control Payment recipient;
(G)    Closing Payroll Taxes, together with a spreadsheet showing the amount thereof to be paid to the applicable Tax authorities with respect to each Change of Control Payment recipient and Seller; and
(H)    all Unpaid Taxes,
together with calculations of the Merger Consideration (the “Estimated Merger Consideration”) and the Estimated Merger Consideration Per Common Share based on such estimates or computations, and such schedules with respect to the determination thereof as the Company deems reasonably necessary to support such Estimated Closing Statement; and (y) a schedule (the “Closing Payment Schedule”) that sets forth a correct and complete list of all payments in Section 2.11 in the aggregate and by individual Seller or other payee, including wire transfer instructions for each payee that is not a Seller. The Estimated Closing Statement and all amounts, estimates, determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Group Companies in accordance with the Accounting Principles. Parent shall be entitled to comment on and request reasonable changes to the Estimated Closing Statement, and the Company shall provide Parent and its representatives access to information that Parent reasonably requests relating to the Estimated Closing Statement and the Company’s preparation thereof. The Company shall consider in good faith any reasonable changes Parent proposes to the Estimated Closing Statement and revise such statement if, based on the Company’s assessment in its sole and absolute discretion, such changes are warranted. Regardless of whether Parent raises any comments or objections with respect to the Estimated Closing Statement delivered in accordance with this Section 2.10(b), Parent shall not waive its rights to challenge any position taken therein pursuant to Section 2.10(b)(ii).
(ii)    Post-Closing Adjustment.
(A)    Parent shall cause to be prepared and, as soon as practical, but in no event later than ninety (90) days after the Closing Date, shall cause to be delivered to the Representative, a statement (the “Closing Statement”) containing Parent’s calculation of the actual amounts of Closing Cash, Closing Indebtedness, Seller Expenses, Net Working Capital, Aggregate Exercise Price, Change of Control Payments, Closing Payroll Taxes and Unpaid Taxes, together with a calculation of the Merger Consideration based on such amounts and such schedules with respect to the determination thereof as Parent deems reasonably necessary to support such Closing Statement. The Closing Statement and all amounts, estimates, determinations and calculations contained therein shall be prepared and calculated on a consolidated basis for the Group Companies in accordance with the Accounting Principles.
(B)    If the Representative disagrees in whole or in part with the Closing Statement, then within forty-five (45) days after its receipt of the Closing Statement (the “Review Period”), the Representative shall notify Parent of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of any such disagreement. During the Review Period, Parent shall provide the Representative and its Agents reasonable access to the books and records necessary to confirm the accuracy of the Closing Statement. Any Notice of Disagreement will include a copy of Parent’s Closing Statement marked to indicate the specific line items of the Closing Statement that are in dispute (the “Disputed Line Items”) and shall be accompanied, to the extent practicable based on the information and access provided by Parent, by the Representative’s calculation of each of the Disputed Line Items and the Representative’s revised Closing Statement setting forth its determination of Merger Consideration and any component thereof, as the case may be. All items that are not Disputed Line Items shall be final, binding and conclusive for all purposes hereunder unless the resolution of a Disputed Line Item affects an undisputed item, in which case such undisputed item shall remain open and be considered a Disputed

Line Item to the extent of such corresponding effect. In the event that the Representative does not provide a Notice of Disagreement prior to the expiration of the Review Period, the Representative will be deemed to have accepted in full the Closing Statement as prepared by Parent, and such Closing Statement shall become final, binding and conclusive for all purposes hereunder as of 11:59 p.m. Eastern Time on such forty-fifth (45th) day of the Review Period. In the event any Notice of Disagreement is timely provided, Parent and the Representative shall cooperate with each other shall use commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree) (the “Resolution Period”) to resolve any Disputed Line Items. During the Resolution Period, Parent and the Representative shall cooperate with each other and shall have reasonable access to the personnel, books and records, working papers (subject to entering into any access letters required by accountants), schedules and calculations of the other used in the preparation of the Closing Statement and the Notice of Disagreement and the determination of the Merger Consideration and Disputed Line Items. All Disputed Line Items agreed to by Parent and the Representative in writing during the Resolution Period shall be final, conclusive and binding on the Parties and not subject to further appeal. If, at the end of the Resolution Period, Parent and the Representative are unable to resolve all such Disputed Line Items, then any such remaining Disputed Line Items shall be referred to BDO US LLP (the “Accounting Firm”). Parent and the Representative will enter into reasonable and customary arrangements for the services to be rendered by the Accounting Firm under this Section 2.10(b)(ii)(B). The Accounting Firm shall be directed to (i) determine as promptly as practicable (and each of Representative and Parent shall use commercially reasonable efforts to cause the Accounting Firm to render a final determination as to each Disputed Line Item within forty-five (45) days from the date the dispute is submitted to it), whether the Merger Consideration as set forth in the Closing Statement requires adjustment based on such Disputed Line Items referred to it, and to set forth in a written statement its final determination of such Merger Consideration and the Disputed Line Items; (ii) act as an accounting expert and not an arbitrator; (iii) make a final determination based solely on the applicable provisions of this Agreement (and not by independent review); (iv) base its decision on a single presentation submitted in writing by each of Parent and the Representative and on one (1) written response to each such presentation (unless the Accounting Firm requests an additional response from either Parent or the Representative), and not on independent investigation; and (v) with respect to each unresolved Disputed Line Item, render a determination that must be within the ranges of values claimed by each of Parent and the Representative (which shall not be greater than or less than the values set forth in the Closing Statement or the Notice of Disagreement, as applicable). Parent, the Surviving Entity and the Representative shall each furnish to the Accounting Firm such work papers and other documents and information relating to the Disputed Line Items, and shall provide interviews and answer questions, as such Accounting Firm may reasonably request in connection with the determination of the Merger Consideration and the Disputed Line Items. The determination of the Accounting Firm shall be final, conclusive and binding on the Parties.

(C)    Upon issuance of the Accounting Firm’s final determination, the fees and expenses of the Accounting Firm shall be allocated between Parent and the Representative (on behalf of the Sellers) so that the amount of fees and expenses paid by the Representative (on behalf of the Sellers) (with the remainder of such amount being paid by Parent) shall be equal to the product of (x) and (y), where (x) is the aggregate amount of such fees and expenses, and where (y) is a fraction, the numerator of which is the amount in dispute that is ultimately unsuccessfully disputed by the Representative (as determined by the Accounting Firm) and the denominator of which is the total value in dispute.
(D)    After the Merger Consideration has been finally determined in accordance with this Section 2.10(b)(ii) (the Merger Consideration as so determined being referred to herein as the “Final Merger Consideration”), the following payments shall be made:
(1)    If the Final Merger Consideration exceeds the Estimated Merger Consideration (such difference, the “Closing Underpayment”), then (a) Parent shall, or shall cause the Surviving Entity to, pay an amount in cash equal to the Closing Underpayment to Sellers on a pro rata basis based on their respective Pro Rata Shares and in accordance with Section 2.12, and (b) Parent and the Representative shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Adjustment Escrow Funds to the Sellers on a pro rata basis based on their respective Pro Rata Shares and in accordance with Section 2.12; or
(2)    If the Estimated Merger Consideration exceeds the Final Merger Consideration (such difference, the “Closing Overpayment”), then Parent and the Representative shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to Parent a portion of the Adjustment Escrow Funds equal to such Closing Overpayment; provided, that if the aggregate amount of the Closing Overpayment exceeds the Adjustment Escrow Funds, then the Sellers, severally and not jointly, based on their Pro Rata Shares, shall pay, within five (5) Business Days of the determination of the Final Merger Consideration, to Parent, by wire transfer of immediately available funds to an account designated in writing by Parent, the portion of the Closing Overpayment that exceeds the Adjustment Escrow Funds. If the Adjustment Escrow Funds are more than the amount of the Closing Overpayment, Parent and the Representative shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse to the Sellers (on a pro rata basis based on their respective Pro Rata Shares and in accordance with Section 2.12) the amount by which the Adjustment Escrow Funds exceed the disbursement made to Parent in the immediately prior sentence.
(E)    Any amount payable pursuant to Section 2.10(b)(ii)(D) shall be paid within ten (10) Business Days after the determination of the Final Merger Consideration via wire transfer of immediately available funds to the account designated in writing by the recipient thereof.

(F)    Payments pursuant to this Section 2.10(b)(ii) shall be treated for all purposes as adjustments to the Merger Consideration.
2.11    Closing Payments and Other Actions of Parent

(a)    At the Closing, Parent shall make or cause to be made the following payments:
(i)    to the account designated by the Escrow Agent, by wire transfer of immediately available funds for deposit in the Escrow Account, an amount equal to the Escrow Amount, which amount shall be held and disbursed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement;
(ii)    to the accounts specified in the applicable Payoff Letters delivered to Parent, by wire transfer of immediately available funds, an amount equal to the portion of the Closing Indebtedness owing to such Persons (the recipients of such monies, being, collectively, the “Debt Payoff Recipients”) to be paid off at the Closing;
(iii)    to the accounts designated in writing by the Company, by wire transfer of immediately available funds, an amount equal to the portion of the Seller Expenses owing to such Persons;
(iv)    to the account designated in writing by the Representative, by wire transfer of immediately available funds, an amount equal to $300,000 (such amount, the “Representative Expense Fund”);
(v)    to the Company (on behalf of the Optionholders), an amount equal to the aggregate Option Consideration, which amount shall, no later than the first ordinary payroll date which is at least five (5) days following the Closing Date, be paid by the Company through the Group Companies’ regular payroll system to the applicable Optionholders (subject to applicable withholding Tax) as provided in Section 2.9(b); provided, that, (x) if such Optionholder is also a Closing Stockholder, such Optionholder has delivered a duly executed and completed Letter of Transmittal as provided in Section 3.1 hereof, or (y) if such Optionholder is not a Closing Stockholder, such Optionholder has delivered a duly executed letter, in a form mutually agreed by the Company and Parent, pursuant to which such Optionholder has agreed to abide by its indemnification obligations under Section 9 and Section 10.2 and consented to the appointment of the Representative under Section 10 (an “Option Letter”); and
(vi)    to the Closing Stockholders, an amount equal to the Closing Cash Payment, which amount shall be apportioned among and paid to each of the Closing Stockholders in accordance with the Closing Payment Schedule, with the amount owing to each Closing Stockholder to be deposited into the account specified for such Closing Stockholder in such Closing Stockholder’s Letter of Transmittal; provided, that if any Closing Stockholder has not delivered a duly executed and completed Letter of Transmittal as provided in Section 3.1 prior to the Closing Date, the Closing Cash Payment with respect to such Closing Stockholder will be paid to such Closing Stockholder only upon delivery of such executed Letter of Transmittal in accordance with Section 3.4.
(b)    As soon as reasonably practicable after the date of this Agreement, the Company shall deliver to each Optionholder (except, in each case, a Person who is also a Closing Stockholder) an Option Letter, in a form mutually agreed by the Company and Parent.
2.12    Other Payments. Subject to the Representative’s rights under the last sentence of Section 10.1(b), as soon as reasonably practicable after any Other Seller Payments become due and payable by Parent to the Sellers:
(a)    each Closing Stockholder’s Pro Rata Share (computed solely on the basis of such Closing Stockholder’s Shares) of such Other Seller Payments shall be paid to such Closing Stockholder to the account specified for such Closing Stockholder in such Closing Stockholder’s Letter of Transmittal or such other account as may be designated in writing by the Representative for such Closing Stockholder; provided, that such Closing Stockholder has delivered a duly executed and completed Letter of Transmittal as provided in Section 3.1 hereof; and
(b)    the Optionholders’ aggregate Pro Rata Share (computed solely on the basis of shares of Common Stock subject to Company Options) of such Other Seller Payments shall be paid to the Surviving Entity (on behalf of the Optionholders) for further distribution as soon as reasonably practicable through the Group Companies’ regular payroll system to the Optionholders on a pro rata basis (based on each Optionholder’s Pro Rata Share (computed solely on the basis of shares of Common Stock subject to such Optionholder’s Company Options), subject to applicable withholding Tax; provided, that such Optionholder has delivered a duly executed Option Letter; provided, further, that in no event shall any Optionholder be entitled to receive an Other Seller Payment after the day prior to the fifth (5th) anniversary of the Closing Date.
3.    EXCHANGE OF SHARES.
3.1    Closing Stockholders. As soon as reasonably practicable after the date of this Agreement, the Company shall deliver to each Person who is a holder of record of Shares a letter of transmittal in the form attached hereto as Exhibit F (the “Letter of Transmittal”). After the Effective Time, but subject to Section 3.4, the applicable portion of the Closing Cash Payment and any Other Seller Payments shall be paid (without interest) to each Closing Stockholder who delivers (or causes the Representative to deliver on his, her or its behalf) to Parent a duly executed and completed Letter of Transmittal as and when provided in this Section 3.1:
(a)    as soon as reasonably practicable after receipt of such documentation (but no earlier than the Effective Time), Parent shall pay such Closing

Stockholder, in accordance with such Closing Stockholder’s Letter of Transmittal, in the case of each Common Share held by such Closing Stockholder, an amount equal to the Closing Cash Payment applicable to such Common Share; and
(b)    as soon as reasonably practicable after any Other Seller Payment (following receipt of such documentation) becomes due and payable pursuant to this Agreement, Parent or the Representative shall pay, or Parent and the Representative shall cause the Escrow Agent to pay, as applicable, such Closing Stockholder, in accordance with such Closing Stockholder’s Letter of Transmittal, such Closing Stockholder’s Pro Rata Share of such Other Seller Payment.
3.2    Payments to Persons other than Registered Holders. If any consideration is to be paid to a Person other than the Person in whose name a Share is registered, it shall be a condition to such payment that the Person requesting such payment shall deliver all documents required to evidence and effect such transfer and shall pay to the Surviving Entity any transfer or other Taxes payable by the Surviving Entity required by reason of the payment of such consideration to a Person other than the registered holder of such Share, or such Person shall establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable.
3.3    Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, any Shares that are held by Closing Stockholders that have not voted in favor of or consented in writing to the adoption and approval of this Agreement and who are entitled to demand and have demanded properly in writing appraisal for such Shares in accordance with, and who comply in all respects with, Section 262 of the Act (such sections, the “Appraisal Rights Provisions” and such Shares, the “Dissenting Shares”) will not be converted as described in Section 2.8, but will thereafter constitute only the right to receive payment of the fair value of such Shares in accordance with the Appraisal Rights Provisions; provided, however, that all Shares held by Closing Stockholders that shall have failed to perfect or that effectively shall have withdrawn or lost their rights to appraisal of such Shares under the Appraisal Rights Provisions, or it is otherwise determined that such Closing Stockholders do not have appraisal rights, shall thereupon be deemed to have been cancelled and retired and to have been converted, as of the Effective Time, into the right to receive the applicable portion of the Merger Consideration, without interest, in the manner provided in Section 2.8. Any Closing Stockholder that has perfected appraisal rights with respect to Dissenting Shares shall not be paid by Parent or Surviving Entity as provided in this Agreement and shall have only such rights as are provided by the Appraisal Rights Provisions with respect to such Dissenting Shares; and the Representative and Parent shall instruct and cause the Escrow Agent to pay to Parent out of the Indemnity Escrow Account and Adjustment Escrow Account an aggregate amount equal to such Person’s Pro Rata Share of the Indemnity Escrow Funds and Adjustment Escrow Funds. Prior to the Closing, the Company shall give the Parent prompt notice of any demands for appraisal received by the Company with respect to Shares and any withdrawals of such demands. After the Closing, the Surviving Entity shall give the Representative prompt notice of any demands for appraisal received by the Surviving Entity with respect to Shares.

3.4    No Liability for Abandoned Property. Any other provision of this Agreement notwithstanding, none of Parent, the Surviving Entity, or the Representative shall be liable to any Seller for any amounts paid or property delivered in good faith to a public official pursuant to any applicable abandoned property, escheat or similar Law.
3.5    Withholding. Notwithstanding any other provision of this Agreement, Parent, the Company, the Surviving Entity, the Representative and the Escrow Agent shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement, to any Person such amounts that Parent, the Company, the Surviving Entity, the Representative and the Escrow Agent are required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign law. Except for U.S. federal backup withholding, any withholding required as a result of a failure of the Company to deliver the documents described in Section 7.2(d)(vi) and any withholding on payments under Section 2.9 and any other compensatory payments made in connection with the transactions contemplated by this Agreement, before making any such deduction or withholding, Parent, the Company, the Surviving Entity, the Representative or the Escrow Agent, as applicable, shall give such Person (or, in the case of a Seller, the Representative) notice of the intention to make such deduction or withholding, and such notice, which shall include the authority, basis and method of calculation for the proposed deduction or withholding, shall be given at least three (3) Business Days before such deduction or withholding is required, in order for such Person to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so deducted or withheld by Parent, the Company, the Surviving Entity, the Representative or the Escrow Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and Parent, the Company, the Surviving Entity, the Representative and the Escrow Agent, as applicable, shall disburse such deducted and withheld amounts to the applicable Governmental Authority.
4.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the Disclosure Schedules, the Company hereby represents and warrants to Parent and Merger Sub as follows:
4.1    Organization and Qualification(e)    .
(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Schedule 4.1(a) sets forth a complete and correct list of each Subsidiary of the Company. Each Subsidiary of the Company and each Company Joint Venture is duly organized, validly existing and in good standing under the Laws of the state or jurisdiction of its organization (which such jurisdictions are set forth on Schedule 4.1(a)).
(b)    The Company, each Subsidiary of the Company and each Company Joint Venture has all requisite power and authority to own, lease and operate its material properties and to carry on its businesses as presently conducted.

(c)    Each of the Company, each Subsidiary of the Company and, to the Knowledge of the Company, each Company Joint Venture is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction in which the property and assets owned, leased or operated by it, or the nature of the business as now conducted by it, makes such qualification or licensing necessary (which such jurisdictions are set forth on Schedule 4.1(c)), except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to (i) result in material Liability to it or (ii) have a material adverse effect on the ability of the Company to timely perform its obligations hereunder or consummate the transactions contemplated hereby.
(d)    The Company has made available to Parent an accurate and complete copy of the Governing Documents of each Group Company, in each case, as in effect as of the date of this Agreement.
4.2    Capitalization of the Group Companies

(a)    The authorized capital stock of the Company consists solely of (i) 15,000,000 shares of Common Stock, of which 1,988,952 shares are issued and outstanding as of the Effective Date, (ii) 6,260,438 shares of Series A Preferred Stock, of which 5,916,666 shares are issued and outstanding as of the Effective Date, (iii) 2,500,000 shares of Series A-1 Preferred Stock, all of which are issued and outstanding as of the Effective Date, and (iv) 989,562 shares of Series B Preferred Stock, all of which are issued and outstanding as of the Effective Date. Schedule 4.2(a) sets forth, as of the Effective Date, the names of the record and beneficial holders of all of the issued and outstanding Equity Equivalents of the Company and the number and class of Equity Equivalents held by each such holder. All of the issued and outstanding shares of capital stock of the Company (A) have been duly authorized, validly issued in compliance with the Company’s Governing Documents, any applicable preemptive rights, rights of first refusal or offer or other similar rights and all applicable federal and state securities Laws, (B) are fully paid and non-assessable, and (C) are held beneficially and of record by the Stockholders as set forth on Schedule 4.2(a), free and clear of any Liens and restrictions on transfer (other than restrictions on transfer under the Company’s Governing Documents or applicable securities Laws). Except as set forth on Schedule 4.2(a), as of the date of this Agreement, there are no (1) outstanding Equity Equivalents of the Company, or (2) voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of any Equity Equivalents of the Company. For each outstanding Company Option, Schedule 4.2(a) identifies the holder, the number of shares of capital stock of the Company issuable upon exercise or conversion of such Company Option, the date of grant, the vesting schedule (including any acceleration provisions with respect thereto) and, if applicable, the exercise price thereof. There are no declared or accrued but unpaid dividends or other distributions with respect to any of the Equity Equivalents of the Company.
(b)    Each of the Company’s Subsidiaries is wholly owned of record and beneficially by the Company or another Subsidiary of the Company, and all of the Equity

Equivalents in each Subsidiary have been duly authorized, validly issued in compliance with the Governing Documents of such Subsidiary, any applicable preemptive rights, rights of first refusal or offer or other similar rights and all applicable federal and state securities Laws, are free and clear of all Liens (other than Permitted Liens) and are, to the extent applicable, fully paid and non-assessable. Schedule 4.2(b) sets forth the names of the record and beneficial holders of all of the issued and outstanding Equity Equivalents in each Subsidiary and the number and class of Equity Equivalents in each Subsidiary held by each such holder. No Company Subsidiary has any other classes of authorized, issued or outstanding equity interests. Except as set forth on Schedule 4.2(b), there are no (1) outstanding Equity Equivalents of any Subsidiary of the Company, or (2) voting trusts, proxies or other agreements or understandings with respect to the voting or transfer of any Equity Equivalents of any Subsidiary of the Company. No Group Company owns any Equity Equivalents in any Person other than another Group Company.
(c)    Schedule 4.2(c) sets forth the names of the record and beneficial holders of all issued and outstanding Equity Equivalents in each of the Company Joint Ventures and the number and class of Equity Equivalents in each Company Joint Venture held by each such holder. The Equity Equivalents of each Company Joint Venture that are held by a Group Company (as shown on Schedule 4.2(c)) have been duly authorized, validly issued in compliance with the Governing Documents of such Company Joint Venture, any applicable preemptive rights, rights of first refusal or offer or other similar rights and all applicable federal and state securities Laws, are free and clear of all Liens (other than Permitted Liens) and are, to the extent applicable, fully paid and non-assessable.
4.3    Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement to be executed in connection with the transactions contemplated hereby (the “Ancillary Documents”) and to consummate the transactions contemplated hereby and thereby. The Company Board Approval has been properly obtained, and it constitutes all of the necessary action or authorization on the part of the Board for the authorization, execution and delivery of this Agreement and any Ancillary Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby. The approval of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby, including the Merger, by Stockholders constituting Requisite Stockholder Approval pursuant to the Written Consent, constitutes all of the votes, consents and approvals required of the stockholders of the Company for the authorization, execution and delivery of this Agreement and any Ancillary Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby. Upon Stockholders constituting Requisite Stockholder Approval executing the Written Consent, the execution and delivery of this Agreement and any Ancillary Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will have been duly and validly authorized by all necessary corporate action on the part of the Company. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company will be a party will be) duly executed and delivered by the Company and constitutes (and in the case of any such Ancillary Document will constitute) a valid, legal and binding agreement of the Company (assuming that this Agreement has been and the Ancillary

Documents to which the Company is a party will be duly and validly authorized, executed and delivered by the other Persons party thereto (other than the Representative)), enforceable against the Company in accordance with their terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought. The Requisite Stockholder Approval is the only vote or approval of the holders of any equity interests in the Company necessary to adopt and approve this Agreement.
4.4    Financial Statements; No Undisclosed Liabilities

(a)    Attached to Schedule 4.4(a) are true, correct and complete copies of the following financial statements (such financial statements referred to in clauses (i), (ii) and (iii) below, the “Financial Statements”):
(i)    the audited consolidated balance sheet of (A) the Company and METIS for the fiscal year ended December 31, 2018 and (B) the Group Companies for the fiscal year ended December 31, 2019 (the “Latest Balance Sheet”), and the related audited consolidated statements of operations, cash flows and stockholders’ equity for the fiscal years of (x) the Company and METIS and (y) the Group Companies, as applicable, then ended; and
(ii)    the unaudited consolidated balance sheet of the Group Companies as of August 31, 2020 (the “Statement Date”), and the related unaudited consolidated statements of operations and cash flows for the 8-month period then ended.
(b)    Except as set forth on Schedule 4.4(b), (i) the Financial Statements present fairly, in all material respects, the financial position of the applicable Group Companies as of the dates thereof and the results of operations and cash flows of the applicable Group Companies for the periods covered by said statements, and (ii) the Financial Statements have been prepared in accordance with GAAP applied consistent with the past practices of the Group Companies throughout the periods covered thereby, except as may be indicated in the notes thereto and subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments that will not be material to the Group Companies in amount or nature.
(c)    The Group Companies do not have any Liabilities of a nature required by GAAP to be disclosed, reflected or reserved against on, or disclosed in the footnotes to, a balance sheet of a Group Company except for (i) Liabilities disclosed, reflected or reserved against on the Financial Statements, (ii) Liabilities incurred since the Statement Date in the Ordinary Course, none of which is a Liability resulting from breach of Contract, tort, infringement or any failure to comply with applicable Law, (iii) Liabilities and obligations for

Seller Expenses, (iv) Liabilities or obligations which are not material to the Group Companies, and (v) those Liabilities set forth on Schedule 4.4(c).
(d)    All accounts receivable reflected on the Latest Balance Sheet (i) are valid, existing and genuine, (ii) arose from sales actually made or services actually performed in the Ordinary Course by a Group Company, (iii) are not subject to any refund, adjustment or defense, and (iv) no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables by any Group Company. For the avoidance of doubt, the foregoing representation shall not be construed as a guaranty of collection with respect to any accounts or notes receivable.
(e)    Attached to Schedule 4.4(e) are true, correct and complete copies of the following financial statements (such financial statements referred to in clauses (i) and (ii), below, the “JV Financial Statements”): (i) the unaudited balance sheet of Edge Solutions for the fiscal year ended December 31, 2019, and the related unaudited statement of operations, cash flows and stockholders’ equity for the fiscal year of Edge Solutions then ended; and (ii) the unaudited balance sheet of Metis Celestar for the fiscal year ended December 31, 2019, and the related unaudited statement of operations, cash flows and stockholders’ equity for the fiscal year of Metis Celestar then ended.
(f)    Except as set forth on Schedule 4.4(f), (i) the JV Financial Statements present fairly, in all material respects, the financial position of the applicable Company Joint Venture as of the dates thereof and the results of operations and cash flows of such Company Joint Venture for the periods covered by said statements, and (ii) the JV Financial Statements have been prepared in accordance with GAAP, except as may be indicated in the notes thereto and subject to the absence of footnotes and normal year-end adjustments that will not be material to such Company Joint Venture in amount or nature. Neither Company Joint Venture has any Liabilities of a nature required by GAAP to be disclosed, reflected or reserved against on, or disclosed in the footnotes to, a balance sheet of such Company Joint Venture except for (i) Liabilities disclosed, reflected or reserved against on its JV Financial Statements, (ii) Liabilities incurred since December 31, 2019 in the Ordinary Course, none of which is a Liability resulting from breach of Contract, tort, infringement or any failure to comply with applicable Law, and (iii) Liabilities or obligations which are not material to such Company Joint Venture.
(g)    Attached to Schedule 4.4(g) are true, correct and complete copies of the following financial statements (such financial statements, the “Pluribus Financial Statements”): the audited balance sheet of Pluribus for the fiscal year ended December 31, 2018, and the related audited statements of operations, cash flows and stockholders’ equity for the fiscal year of Pluribus then ended. Except as set forth on Schedule 4.4(g), (i) the Pluribus Financial Statements present fairly, in all material respects, the financial position of Pluribus as of the dates thereof and the results of operations and cash flows of Pluribus for the periods covered by said statements, and (ii) the Pluribus Financial Statements have been prepared in accordance with GAAP, except as may be indicated in the notes thereto and subject to the absence of footnotes and normal year-end adjustments that will not be material to Pluribus in amount or nature.
4.5    Consents and Approvals; No Violations. Except as set forth on Schedule 4.5, no notices to, filings with, or authorizations, consents, or approvals of any Person or Governmental Authority are necessary for the execution, delivery or performance by any Group Company of this Agreement or the Ancillary Documents to which such Group Company is a party or the consummation by such Group Company of the transactions contemplated hereby and thereby, except for (i) the filing of a Certificate of Merger and (ii) those that may be required solely by reason of Parent’s or Merger Sub’s (as opposed to any other third party’s) participation in the transactions contemplated hereby. Neither the execution, delivery or performance by any Group Company of this Agreement or the Ancillary Documents to which such Group Company is a party, nor the consummation by such Group Company of the transactions contemplated hereby or thereby, will (A) conflict with or result in any breach of any provision of any Group Company’s Governing Documents, (B) except as set forth on Schedule 4.5, result in a violation or breach of, or constitute (with or without due notice or lapse of time, or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any Material Contract, Current Government Contract, or Material Real Property Lease, (C) violate any Applicable Law or Order applicable to any Group Company or any of their respective properties or assets, or (D) except as contemplated by this Agreement, result in the creation of any Lien upon any of the assets of any Group Company.
4.6    Material Contracts

(a)    Except as set forth on Schedule 4.6(a) (which sets forth a list by each applicable subsection referenced below in this Section 4.6(a), collectively, the “Material Contracts”) and except for this Agreement and any Government Contract or any real property lease (which is the subject of Section 4.17(b)), as of the date of this Agreement, no Group Company is a party to or bound by any:
(i)    Contract for the employment of any officer, individual employee or other person on a full-time, part-time, consulting or other basis providing for (A) fixed and/or variable compensation or payment in the aggregate in excess of $150,000 annually, (B) the payment of any severance, retention, change in control or similar payments or (C) commission based arrangements;
(ii)    Contract or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any material asset (tangible or intangible) or any letter of credit arrangements, or any guarantee therefor;
(iii)    Contract providing for (A) payment by any Person to any Group Company in excess of $100,000 annually on account of products or services rendered by any Group Company or (B) the purchase of products or services by any Group Company from any Person in excess of $100,000 annually;
(iv)    Contract establishing any joint ventures, strategic alliances, teaming arrangement, partnership, sharing of profit arrangement, mentor-protégé arrangement or minority equity investments;
(v)    Contract containing non-competition, non-solicitation, or other limitations restricting the ability of any Group Company to compete with any Person or in any geographic area or to solicit the employees or customers of any Person;
(vi)    Contract that obligates any Group Company to conduct business on an exclusive or preferential basis with any Person;
(vii)    collective bargaining agreement or any other Contract with any labor union, works council, trade association or other agreement or Contract with any employee organization;
(viii)    Contract pursuant to which any Group Company grants or receives a license or other right to use any Intellectual Property Rights (“IP Licenses”), other than licenses for commercially-available software with an annual license fee less than $100,000;
(ix)    agent, sales representative, referral, marketing or distribution Contract or any other Contract that requires payment by or to Company of referral fees, commissions or other monetary or non-monetary compensation in respect of a referral;
(x)    Contract that contains “most favored nations” pricing terms or grants to any customer, supplier or vendor, any right of first offer or right of first refusal or exclusivity or any similar requirement;
(xi)    Contract that involves non-cancelable commitments to make capital expenditures in excess of $50,000 annually;
(xii)    Contract with a Person located outside of the United States or any Contract requiring work to be performed by any Group Company outside of the United States;
(xiii)    settlement, conciliation or similar agreement entered into in the past five (5) years or under which there are continuing obligations or Liabilities on the part of any Group Company;
(xiv)    Contract for the disposition of any portion of the assets or business of any Group Company (other than sales of products in the Ordinary Course) or for the acquisition by a Group Company of the assets or business of any other Person (other than purchases of inventory, supplies or components in the Ordinary Course);

(xv)    Contract between or among any Group Company, on the one hand, and any other Group Company or any of its Affiliates, on the other hand, or any Contract between any Group Company, on the one hand, and any Related Party (other than employment and employment-related contracts made in the Ordinary Course), on the other hand;
(xvi)    Contract pursuant to which any Person (other than employees of any Group Company) has authored, created, conceived, developed or reduced to practice any Intellectual Property or Company Products for, on behalf of or under the direction or supervision of any Group Company;
(xvii)    Contract that provides for the disposition or acquisition of assets or properties valued in excess of $100,000 by any Group Company, or any merger or business combination with respect to any Group Company;
(xviii)    vendor agreements which contain automatic renewal provisions or have remaining term greater than 24 months; or
(xix)    commitment or arrangement to enter into any of the foregoing.
(b)    Each Material Contract is valid and binding on the applicable Group Company and enforceable in accordance with its terms against such Group Company and, to the Knowledge of the Company, each other party thereto (subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting generally the enforcement of creditors’ rights, and subject to general principles of equity). The Company has made available to Parent an accurate and complete copy of each Material Contract. The applicable Group Company is not and, to the Knowledge of the Company, is not alleged to be in breach of or default in any material respect under any Material Contract, and, to the Knowledge of the Company, no counterparty is in breach of or default in any material respect under any Material Contract. No Group Company has received written notice from a counterparty to a Material Contract of its intention to terminate such Contract or materially adversely amend the terms of such Contract. No Group Company has waived any material rights under any Material Contract. To the Knowledge of the Company, no event has occurred which either entitles, or would, with notice or lapse of time or both, entitle any counterparty to any Material Contract to which any Group Company is or was a party to declare a breach, default or violation under, or make an indemnification claim against any Group Company with respect to, any such Contract or to terminate, modify or accelerate any terms of any Material Contract (including any right to accelerate the maturity of any Indebtedness of any Group Company under any such Contract). No Group Company has received written notice or, to the Knowledge of the Company, any verbal notice, of an intention by any party to any Material Contract that provides for a continuing obligation by any party thereto on the date hereof to terminate such Contract or amend the terms thereof in any manner that reasonably would be expected to be adverse to any of the Group Companies. The Company has provided (i) a true, complete and correct copy of each written Material Contract, together with all amendments, waivers or other changes thereto, and (ii) a true, complete and correct description of the terms and conditions of each oral Material Contract.

4.7    Absence of Changes. Except as set forth on Schedule 4.7, since January 1, 2020, (a) there has not been any event, change, occurrence, or circumstance that has had, or would reasonably be expected to have, a Company Material Adverse Effect, (b) each Group Company has conducted its business in the Ordinary Course, and (c) no Group Company has taken any action that, if taken after the date of this Agreement, would constitute a violation of Section 6.1(c).
4.8    Litigation. Except as set forth on Schedule 4.8, since December 31, 2017, (a) there have been no Proceedings (i) pending or, to the Company’s Knowledge, threatened against any Group Company or any of their respective properties or assets or, to the Company’s Knowledge, against any of their respective directors, managers, officers or employees (in each case, in their capacity as such) or (ii) initiated or threatened by or on behalf of any Group Company, in each case of (i) and (ii) that remain outstanding; and (b) no Group Company has received written notice or, to the Company’s Knowledge, oral notice of any Order against any Group Company or any of their respective material properties or assets.
4.9    Permits; Compliance with Applicable Laws

(a)    The Group Companies hold all material Permits of and from all Governmental Authorities required for the lawful conduct of their respective businesses as presently conducted. Schedule 4.9(a) sets forth a list of all Permits held by each of the Croup Companies as of the date hereof. No written or, to the Company’s Knowledge, oral notices have been received by any Group Company within the last three (3) years alleging the failure to hold any material Permit by any Governmental Authority. Each Group Company is in compliance with all material terms and conditions of all Permits which it holds. All of such material Permits are in full force and effect. No loss or expiration of any material Permit is pending or, to the Company’s Knowledge, threatened or reasonably foreseeable other than expiration in accordance with the terms thereof.
(b)    Except as set forth on Schedule 4.9(b), each of the Group Companies is, and since December 31, 2017 has been, in material compliance with all Applicable Laws and all Orders applicable to any Group Company or any of their respective businesses, employees, operations, properties or assets. Since December 31, 2017, no written notices have been received by, and, to the Company’s Knowledge, (i) no claims have been filed or threatened, and (ii) no Proceedings have been initiated or threatened, against any Group Company alleging a material violation of any Applicable Law or Order.
4.10    Employee Plans

(a)    Schedule 4.10(a) lists all Employee Benefit Plans.

(b)    No Group Company or ERISA Affiliate has an obligation to maintain, sponsor or contribute to, or has any current or potential Liability under or with respect to, any Multiemployer Plan, multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA) or any multiple employer plan (as described in Section 413(c) of the Code). No Employee Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and no Employee Benefit Plan provides health or other welfare benefits to former employees of any Group Company other than health continuation coverage pursuant to COBRA or similar state Law.
(c)    Each Employee Benefit Plan (and each related trust, insurance Contract or other funding vehicle) has been established, maintained, operated, funded and administered in all material respects in compliance with the terms of such Employee Benefit Plan (or any applicable collective bargaining agreement) and with all Laws, including applicable requirements of ERISA, the Code, the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, and any guidance issued thereunder. Each Group Company and ERISA Affiliate have complied and are in all material respects in compliance with the requirements of COBRA and any similar state Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable advisory or opinion letter from the IRS on the form of such Employee Benefit Plan. To the Company’s Knowledge, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status for any such Employee Benefit Plan.
(d)    No Group Company has engaged in any prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any Employee Benefit Plan, and (ii) no Proceeding with respect to any Employee Benefit Plan (other than routine claims for benefits) is currently pending or, to the Company’s Knowledge, threatened in writing, and, to the Knowledge of the Company, there are no facts that would give rise to or could reasonably be expected to give rise to any such Proceeding. To the Knowledge of the Company, no act, omission or transaction has occurred which would reasonably be expected to result in the imposition on any Group Company of (A) breach of fiduciary duty Liability damages under Section 409 of ERISA; (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA; or (C) a Tax, penalty or assessment imposed pursuant to Chapter 43 of Subtitle D of the Code.
(e)    With respect to each Employee Benefit Plan, the Company has made available to Parent copies, to the extent applicable, of (i) the current plan, with all amendments thereto (or for each Employee Benefit Plan that is not written, a description thereof), (ii) each trust, insurance, annuity or other funding Contract, with all amendments thereto, (iii) each administrative services agreement, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) the three (3) most recent annual reports on Form 5500 required to be filed with the Department of Labor with respect thereto and all applicable schedules and attachments, (vi) the most recent summary plan description, any material modification with respect thereto and a summary of any such material modification, (vii) the most recent determination, advisory or opinion letter received from the IRS, (viii) all material notices or correspondence from or with any Governmental Authority, and (ix) all other material documents, pursuant to which such Employee Benefit Plan is maintained, funded and administered. No Employee Benefit Plan covers employees of any Person other than a Group Company or any ERISA Affiliate.
(f)    With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and payments (including all employer contributions, employee salary reduction contributions and premium payments) that are due have been made within the time periods prescribed by the terms of each Employee Benefit Plan, ERISA, the Code and other applicable Laws, and all contributions, distributions, reimbursements or payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued.
(g)    Except as set forth on Schedule 4.10(g), neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any action by the Group Companies on or before Closing) will entitle any employee or other individual service provider of any Group Company (or the beneficiaries of such individuals) to any severance, change in control, retention or other similar payment pursuant to the terms of any Employee Benefit Plan; or (ii) accelerate the time of payment, funding or vesting, or increase any amount of compensation or benefits due to any current or former employee or other individual service provider of any Group Company (or their beneficiaries), or otherwise give rise to any obligation to fund or any Liability, pursuant to the terms of any Employee Benefit Plan.
(h)    Except as set forth on Schedule 4.10(h), no payment which is or may be made by, from or with respect to any Employee Benefit Plan or otherwise to any current or former employee, director, officer, stockholder or other service provider of any Group Company, in connection with the transactions contemplated by this Agreement, alone, or in combination with any other event, could properly be characterized as a “parachute payment” under Section 280G of the Code (without regard to Code Section 280G(b)(4)) or could be subject to an excise Tax under Section 4999 of the Code.
(i)    No Group Company has any indemnity or gross-up obligation on or after the Closing for any Taxes imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local or foreign Tax Law).
(j)    No Employee Benefit Plan has been amended, modified or administered to provide the retirement plan loan and withdrawal provisions set forth in the CARES Act.
(k)    Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in all material respects in compliance with Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder.
(l)    This Section 4.10 contains the sole and exclusive representations and warranties of the Company with respect to Employee Benefit Plans.

4.11    Environmental Matters. Except as set forth on Schedule 4.11(a):
(a)    the Group Companies have at all times complied, and are currently in compliance, in all material respects with all Environmental Laws;
(b)    without limiting the generality of the foregoing, the Group Companies hold and are in compliance with all material Permits that are required pursuant to Environmental Laws; and
(c)    since December 31, 2014, no Group Company has received any written notice of any violation or alleged violation of, or Liability (including any investigatory, corrective or remedial obligation) under, any Environmental Laws and no Group Company has any material Liability under any Environmental Law with respect to any manufacture, distribution, disposal or release of, contamination by or exposure of Hazardous Substances.
4.12    Intellectual Property

(a)    Schedule 4.12(a) includes a list of: (i) all issued, registered or applied for Intellectual Property Rights that are owned by or filed in the name of any Group Company, specifying as to each item, as applicable: (A) the nature of the item, including the title of the item, (B) the owner(s) of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (D) the issuance, registration or application numbers and dates; and (ii) a description of all material unregistered Intellectual Property Rights owned by any Group Company. The Company Owned IP is subsisting, valid, and enforceable. All necessary registration, maintenance and renewal fees in connection with the Intellectual Property Rights set forth (or required to be set forth) in Schedule 4.12(a)(i) have been paid and all necessary documents and certificates in connection with the foregoing have been filed with the relevant Intellectual Property Rights authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting, and maintaining the foregoing. The loss or expiration of any Company Owned IP or related group of Company Owned IP would not reasonably be expected to have a material effect on the business of the Group Companies, and no loss or expiration of any such Intellectual Property Right is pending or, to the Company’s Knowledge, threatened.
(b)    (i) The Company or another Group Company exclusively owns and possesses all right, title and interest in and to the Company Owned IP, and (ii) the Group Companies have sufficient rights pursuant to a valid and enforceable IP License to all other Business IP, in each case of (i) and (ii), free and clear of all Liens, other than Permitted Liens.
(c)    (i) There are no Proceedings pending by or against any Group Company, and (ii) since December 31, 2017, no Group Company has sent or received any written or, the Company’s Knowledge, oral, charge, complaint, claim, demand or notice (including unsolicited offers, demands, or requests to license or cease and desist letters), in each case of (i) and (ii), with respect to (A) any Intellectual Property Right (including any infringement, misappropriation, dilution or violation of any Intellectual Property Right) or (B) the enforceability, use (including any assertion of misuse), ownership, scope, licensing, or validity of, any Intellectual Property Right.
(d)    No Company Owned IP is subject to any Order or Contract restricting or otherwise limiting the use, validity, enforceability, scope, licensing or ownership thereof or any right, title or interest of any Group Company with respect thereto.
(e)    The conduct of the Group Companies’ business does not in any material respect infringe, misappropriate, dilute or otherwise violate, and since December 31, 2017, has not in any material respect, infringed, misappropriated, diluted or otherwise violated, any Intellectual Property Rights of any Person. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated any of the Company Owned IP. No Group Company has received any written or, to the Company’s Knowledge, oral request for indemnification or notice that any Third Party believes it may have an indemnification claim against any Group Company related to any Intellectual Property Right and, to the Company’s Knowledge, no reasonable basis exists for any such claim.
(f)    Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any material Intellectual Property Rights for or under the direction or supervision of any Group Company (including any material Company Owned IP) has executed and delivered to a Group Company a valid and enforceable Contract providing for (i) the non-disclosure by such Person of all Trade Secrets of any Group Company and (ii) the assignment by such Person (by way of a present grant of assignment) to a Group Company of all right, title, and interest in and to such Company Owned IP. To the Company’s Knowledge, no Person is in breach of any such Contract.
(g)    The Group Companies have taken commercially reasonable steps under the circumstances to protect, preserve and maintain their Trade Secrets. To the Company’s Knowledge, no such Trade Secrets have been disclosed or authorized to be disclosed to any Person, other than in the Ordinary Course pursuant to a written confidentiality agreement.
(h)    The Company Systems are reasonably sufficient in all material respects for their immediate needs of the Group Companies, taking into account the Group Companies’ size and nature of business. Since December 31, 2017, there have been no failures, breakdowns, or continued substandard performance of any Company Systems which have caused the substantial disruption or interruption in or to the use of the Company Systems or the operation of the business of any Group Company. Since December 31, 2017, there has been no unauthorized access to, or use of, any of the computer systems of the Group Companies.
(i)    The Group Companies maintain policies, procedures, and rules regarding data privacy, protection, and security. Except as set forth on Schedule 4.12(i), the Group Companies and the conduct of their business is in material compliance with, and at all times since December 31, 2017, have been in material compliance with, all Data Security Requirements. No Group Company has received any written or, to the Company’s Knowledge, oral, charge, complaint, claim, demand from any Person with respect to any actual or alleged (A)

incidents of data security breaches or intrusions or unauthorized access or use of any of the Group Companies’ information technology systems, or (B) unauthorized access to or collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction or disposal of Sensitive Information or Trade Secrets, or any loss, distribution, compromise, or unauthorized disclosure thereof. There are no Proceedings pending against any Group Company, and no Group Company has received, at any time since December 31, 2017, any written or, to the Company’s Knowledge, oral, charge, complaint, claim, demand, or notice relating to any Data Security Requirements.
(j)    Immediately subsequent to the Closing, the Business IP and Company Systems will be owned by, licensed to, or available for use by, the Group Companies on terms and conditions identical to those under which the Group Companies owned, licensed, or used, the Business IP and Company Systems immediately prior to the Closing, without the payment of any additional amounts or consideration.
(k)    None of the Company Owned IP was (in whole or in part) authored, created, conceived, developed, or reduced to practice with any personnel, funds, facilities, Intellectual Property Rights or other resources from any university, college, other educational institution, research center, nonprofit organization or private source (each, a “Sponsor”), and no Person who was involved in, or who contributed to, the authorship, creation, conception, development or reduction to practice of any Company Owned IP was employed by, under contract to, or performed services for any Sponsor during a period of time during which such Person was also performing services either for any Group Company related to the Company Owned IP. No Sponsor has any claim or right in or to any Company Owned IP.
(l)    Except as set forth in Schedule 4.12(l), there are no restrictions on any Group Company’s use, release, sale, disclosure, communication or modification of the Company Owned IP, except as may be required by requirements relating to the protection of classified material and/or export restrictions. To the extent a Group Company’s use of Company Owned IP or Business IP is restricted in any way under a Government Contract, the Group Companies has complied, and have included in each of their Contracts with their subcontractors, as applicable, a requirement to comply, in all material respects with such restrictions under such Government Contract.
4.13    Labor and Employment Matters

(a)    Schedule 4.13(a) sets forth a list of, as of October 31, 2020, (i) all employees and independent contractors of the Group Companies with the name of the employing company of each and the country and state in which the employee or contractor normally works, (ii) the position, date of hire, current annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any bonus, contingent or deferred compensation, and estimated or target annual incentive compensation of each such person, (iii) the exempt or non-exempt classification of such person under the Fair Labor Standards Act and any other Applicable Law regarding the payment of wages, (iv) the total annual compensation for each officer of each Group Company and each Key Employee during the fiscal year ending December 31, 2019 (including any bonus, contingent or deferred compensation), and (v) the current total annual compensation paid by a Group Company to each member of the board of directors or board or managers of each Group Company in such capacity (including any bonus, contingent or deferred compensation).
(b)    No Group Company is a party to or otherwise bound by any collective bargaining agreement or relationship with any labor union, works council, trade association or other employee organization. Since December 31, 2017, no Group Company: (i) has experienced any strikes, work stoppages, walkouts or other material labor disputes and no such dispute is pending or, to the Company’s Knowledge, threatened, (ii) has committed any material unfair labor practice, (iii) to the Company’s Knowledge, has experienced any union organizational or decertification activities and no such activities are currently underway or threatened by, on behalf of or against any labor union, works council, trade association or other employee organization with respect to employees of the Group Companies; (iv) has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law (collectively, the “WARN Act”); or (v) has been subject to any material pending or, to the Company’s Knowledge, threatened, employment-related Proceeding in any forum, relating to an alleged violation or breach by any Group Company or any of their respective officers or directors of any Law, regulation or Contract.
(c)    Except as would not result in material Liability for any Group Company, each Group Company has timely paid all wages, salaries, wage premiums, bonuses, commissions, fees, and other compensation due and payable to its current and former employees and independent contractors pursuant to applicable Law, Contract or policy.
(d)    As of the date hereof, except as set forth on Schedule 4.13(d), (i) no officer of any Group Company, no Key Employee, and no group of employees or independent contractors of any Group Company (including salespersons) has informed any Group Company in writing of any plan to terminate employment with or services for any Group Company, and (ii) to the Company’s Knowledge, no officer of any Group Company and no Key Employee has any plans to terminate employment with or services for any Group Company, in either case, within the first twelve (12) months following the Closing Date.
(e)    Except as set forth on Schedule 4.13(e), each Group Company is and, since December 31, 2017, has been in compliance in all material respects with all Laws relating to employment or the workplace, including provisions relating to wages, hours, employee classification, collective bargaining, safety and health, work authorization, equal employment opportunity, paid and/or unpaid leave, immigration, U.S. or foreign visa requirements, unemployment compensation, worker’s compensation, employee privacy and right to know and discrimination against race, color, national origin, religious creed, physical or mental disability, sex, age, ancestry, medical condition, marital status, sexual orientation or other ground protected by applicable Law. To the Company’s Knowledge, no employee has been retaliated against for raising an issue regarding the Company’s compliance with Applicable

Laws. To the Company’s Knowledge, no investigation by any Government Authority of the employment policies or practices of any Group Company is pending or threatened.
(f)    Since December 31, 2017, the Group Companies have correctly classified those individuals performing services for any Group Company as common law employees, leased employees, exempt or non-exempt employees, independent contractors or agents of such Group Company, as the case may be, and the Group Companies have no Liability for improper classification of any such individual, including for unpaid overtime or by reason of an individual who performs or performed services for any Group Company in any capacity being improperly excluded from participating in an Employee Benefit Plan.
4.14    Insurance. Schedule 4.14 contains a list of all policies of fire, liability, workers’ compensation, property, casualty, and other forms of insurance owned, held, carried by, or maintained on behalf of, the Group Companies as of the date of this Agreement. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date will have been paid, the Group Companies are in material compliance with all such insurance policies, and no notice of cancellation or termination has been received by any Group Company with respect to any such policy during the past three (3) years. Except as set forth on Schedule 4.14, (a) no Group Company has made any claim under any such policy during the past three (3) years with respect to which an insurer has, in a written notice to a Group Company, questioned, denied, or disputed, or otherwise reserved its rights with respect to, coverage and (b) no insurer has threatened in writing to cancel any such policy.
4.15    Tax Matters

(a)    Except as set forth on Schedule 4.15(a), each Group Company has (i) filed (or has had filed on its behalf) with the appropriate domestic federal, state, local and foreign taxing authorities all material Tax Returns required to be filed with respect to such Group Company and all such Tax Returns are true, correct and complete in all material respects, and (ii) timely paid (or has had paid on its behalf) in full all Taxes which have become due and payable by it (whether or not shown on any Tax Return), including Taxes which such Group Company is required to withhold.
(b)    Except as set forth on Schedule 4.15(b), no Group Company is currently the subject of a Proceeding with respect to Taxes and, to the Company’s Knowledge, no such Proceeding has been threatened in writing.
(c)    Except as set forth on Schedule 4.15(c), no Group Company has received from any taxing authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not since been satisfied by payment or been withdrawn. Any such adjustment, deficiency, underpayment or other similar item relating to any Group Company has been reported to all applicable Governmental Authorities in accordance with Applicable Laws.

(d)    Except as set forth on Schedule 4.15(d), no unresolved written claim has been made by any taxing authority in a jurisdiction where any Group Company does not file Tax Returns that any such Group Company is or may be subject to taxation by that jurisdiction.
(e)    No Group Company (i) has been a member of an affiliated group or filed or been included in a combined, consolidated or unitary income Tax Return (other than any such Tax Return of which the Company is the common parent), (ii) has incurred any Liability for Taxes of another Person under Section 1.15026 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise by Law, or (iii) is a party to or bound by, or liable for any Taxes as a result of, any Tax allocation, Tax sharing, Tax indemnification or other similar Contract.
(f)    No Group Company has engaged in any transaction that is a “reportable transaction” under Section 1.6011-4(b)(1) of the Treasury Regulations or any other transaction requiring disclosure under any similar provision of state, local or foreign Law.
(g)    No Group Company has distributed the stock of another entity or has had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in party by Section 355 or 361 of the Code.
(h)    No Group Company has waived any statute of limitations with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency, and no written request for any such waiver or extension has been made. Except as set forth on Schedule 4.15(h), no power of attorney with respect to any Taxes has been executed or filed with any Governmental Authority by or on behalf of any Group Company that remains in effect.
(i)    There are no Liens for Taxes upon Group Companies or the Group Companies’ properties or assets other than Permitted Liens.
(j)    Except as set forth on Schedule 4.15(j), all Taxes that are required to have been withheld or collected by the Group Companies have been duly withheld and collected and have been properly paid or deposited to the extent required by Applicable Law.
(k)    No Group Company shall be required to include any item of income in, or exclude any deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date, (iii) prepaid or deposit amount received on or prior to the Closing Date, or (iv) election described in Section 108(i) of the Code (or any corresponding or similar provision of state, local or foreign Law) made on or prior to the Closing Date. None of the Group Companies will be required to pay any Tax after the Closing Date as a result of an election made pursuant to Section 965(h) of the Code.

(l)    Except as set forth on Schedule 4.15(l), none of the assets of the Group Companies is an interest in an entity or arrangement classified as a partnership for federal income Tax purposes. No Group Company owns, directly or indirectly, an interest in entity or arrangement classified as a “controlled foreign corporation” for federal income Tax purposes.
(m)    No Group Company is, nor has ever been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the applicable period specified in Section 897(c)(1)(A)(ii).
(n)    Except as set forth on Schedule 4.15(n), no Group Company has, nor has ever had, any branch, agency, permanent establishment or other taxable presence in any non-U.S. jurisdiction.
(o)    METIS was a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (and any corresponding provisions of applicable state, local or foreign Law) at all times since January 21, 2010 and through (and including) December 31, 2014. Pursuant to a filed Form 8832, effective January 1, 2015, METIS was properly classified as a “partnership” within the meaning of Section 301.7701-2(c)(1) of the Treasury Regulations for federal income tax purposes (and any corresponding provisions of applicable state, local or foreign Law) at all times from January 1, 2015 through and including October 24, 2016. The Company is, and at all times since October 24, 2016 has been, properly classified as a “C corporation” within the meaning of Section 1361(a) of the Code (and any corresponding provisions of applicable state, local or foreign Law). Each of METIS and Pluribus is, and in the case of METIS has been since October 24, 2016 and in the case of Pluribus has been since June 12, 2019, properly classified as a “disregarded entity” within the meaning of Section 301.7701-2(c)(2) of the Treasury Regulations for federal income Tax purposes (and any corresponding provisions of applicable state, local or foreign Law). Pluribus has never filed an entity classification election under Section 7701 of the Code (or any corresponding provisions of applicable state, local or foreign Law). Each of the Company Joint Ventures is and always has been properly classified as a “partnership” within the meaning of Section 301.7701-2(c)(1) of the Treasury Regulations for federal income tax purposes (and any corresponding provisions of applicable state, local or foreign Law).
(p)    No Group Company will be required to pay any Tax after the Closing Date as a result of any deferral of payroll, social security, unemployment, withholding or other Taxes pursuant to Section 2302 of the CARES Act and any similar or related Laws or programs. The aggregate amount of any payroll Tax credits claimed by any Group Company (whether by reducing its U.S. federal employment tax deposits, requesting any advance credit payment, or otherwise) under the Families First Act, the CARES Act and any similar or related Laws or programs does not exceed the aggregate amount of payroll Tax credits such Group Company is entitled to receive under such Laws or programs. No Group Company has applied for, received or otherwise benefitted from a Payroll Protection Program Loan under the CARES Act.
(q)    Nothing in this Agreement shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date, or limitations on (or availability of) any Tax attribute of the Group Companies with respect to a period other than a Pre-Closing Tax Period.
4.16    Security Clearances. Except as may be prohibited by the NISPOM, Schedule 4.16 sets forth (i) all facility security clearances (“FCLs”) held by each Group Company, and (ii) all personnel security clearances held by each Group Company’s employees, in each case as of the date hereof, to the extent such clearances are required in connection with any Current Government Contract. For each FCL and national industrial security authorization and accreditation held by any Group Company, such Group Company holds at least a “satisfactory” rating from the DCSA or other cognizant security authority with respect to the NISPOM and any other U.S. national industrial security requirements that may apply to each FCL or national industrial security authorization or accreditation, or has achieved a “satisfactory” rating on a security self-assessment conducted in lieu of a DCSA evaluation.
4.17    Government Contracts

(a)    As of the date hereof, Schedule 4.17(a) sets forth a true and complete list of: (i) all Current Government Contracts (other than Contracts involving annual payments less than $250,000) and (ii) all Current Government Bids. The Company has made available to Parent correct and complete copies of all Government Contracts and Government Bids listed on Schedule 4.17(a). The Company (A) is not party to, has never been party to, and has never made any quotation, bid or proposal that, if accepted or awarded, would lead to, any Contract with (x) any Governmental Authority, (y) any Person acting in the capacity of a prime contractor to a Governmental Authority or (z) any subcontractor (or lower tier subcontractor) with respect to any Contract of a type described in clause (x) or (y) immediately above and (B) does not provide any operational or financial support with respect to any Government Contract. All Current Government Contracts constitute valid and binding obligations of the Group Company party thereto and, to the Company’s Knowledge, of the other party or parties thereto, and are enforceable in accordance with its terms.
(b)    Except as described on Schedule 4.17(b), no Group Company has received written or, to the Company’s Knowledge, oral notice that any of the Current Government Contracts and Current Government Bids are the subject of any ongoing bid or award protest proceedings.
(c)    Since December 31, 2017, each Company Subsidiary and each Company Joint Venture has complied in all material respects with (i) all statutory and regulatory requirements, including the FAR, where and as applicable to each of the Government Contracts or Government Bids, and (ii) all terms and conditions of each Government Contract or Government Bid.
(d)    Since December 31, 2017, each Company Subsidiary and each Company Joint Venture has complied in all material respects with all applicable representations and certifications in each of its Government Contracts, and each such representation and certification was current, accurate and complete in all material respects as of its effective date.
(e)    Except for those invoices set forth on Schedule 4.17(e), since December 31, 2017, all invoices for payment, reimbursement or adjustment submitted by any Company Subsidiary under each Government Contract were current, accurate and complete in all material respects as of their respective submission dates, and since December 31, 2017, all invoices for payment, reimbursement or adjustment submitted by any Company Joint Venture under each Government Contract were current, accurate and complete in all material respects as of their respective submission dates
(f)    Since December 31, 2017, no Governmental Authority, prime contractor or subcontractor under a Government Contract has (i) provided written notice to a Company Subsidiary or, to the Knowledge of the Company, a Company Joint Venture of an alleged material violation or breach of any law, regulation, representation, certification, disclosure obligation, or contract term, condition, clause, provision, or specification with respect to any Government Contract or (ii) initiated any dispute proceedings or, to the Company’s Knowledge, asserted any claim against a Group Company alleging any material violation or breach of any law, regulation, representation, certification, disclosure obligation, or contract term, condition, clause, provision, or specification with respect to any Government Contract. To the Company’s Knowledge, there is no pending or threatened audit or investigation by any Governmental Authority of a Group Company with respect to any alleged material misstatement, omission or violation of Law arising under or relating to a Government Contract or Government Bid. No Group Company has conducted or initiated any internal investigation, or made a mandatory or voluntary disclosure to the United States Government or other customer or any prime contractor or higher-tier subcontractor, with respect to any alleged misstatement or omission arising under or relating to any Government Contract or Government Bid at any time since December 31, 2017.
(g)    No Company Subsidiary and no Company Joint Venture has received, at any time since December 31, 2017, any past performance evaluation or rating with respect to any Current Government Contract below “Satisfactory” and, to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to result in any adverse or negative past performance evaluation or rating by any Governmental Authority regarding the Company’s Government Contracts.
(h)    Except as set forth on Schedule 4.17(h)(i), since December 31, 2017, no Government Contract to which any Company Subsidiary or any Company Joint Venture is a party has been terminated by the counterparty thereto for cause or default. Except as set forth on Schedule 4.17(h)(ii), since December 31, 2017, no Company Subsidiary and no Company Joint Venture has received any termination for default, termination for convenience, cure notice or show cause notice from any Governmental Authority or any prime contractor or higher-tier subcontractor with respect to performance by such Company Subsidiary or such Company Joint Venture as a prime contractor or subcontractor on any Government Contract.

(i)    None of the Company Subsidiaries, Company Joint Ventures nor any of their respective “Principals” (as defined in FAR 2.101) has been suspended, debarred, proposed for debarment, or declared ineligible from holding, performing or bidding or participating in the award of contracts with any Governmental Authority or has been declared ineligible or determined non-responsible for contracting with any Governmental Authority, and, to the Company’s Knowledge, no such suspension, debarment, ineligibility or non-responsibility proceedings are pending or threatened.
(j)    Schedule 4.17(j) lists each final audit report (other than routine audits in the Ordinary Course) received by a Group Company during the past three (3) years issued by any Governmental Authority with respect to any Government Contract, Government Bid, or any direct or indirect cost or other accounting practice of any Group Company. Except for any audit of a Government Contract or Government Bid in the Ordinary Course (whether conducted pursuant to Law, contractual requirement or otherwise) or as otherwise set forth on Schedule 4.17(j), to the Company’s Knowledge, since December 31, 2017, no Group Company has undergone or is currently undergoing, any audit or investigation relating to any Government Contract.
(k)    Except as set forth on Schedule 4.17(k), since December 31, 2017, there has not been any withholding or setoff of any material payments by a Governmental Authority, prime contractor or higher-tier subcontractor nor, to the Company’s Knowledge, has there been any attempt to withhold or setoff, any payments due to any Company Subsidiary or any Company Joint Venture under any Government Contract. To the extent applicable and required, each Company Subsidiary and Company Joint Venture has, since December 31, 2017, cost accounting system(s), estimating system(s), purchasing system(s), billing system(s) and material management system(s) that are in compliance in all material respects with Government Contracts and Applicable Law.
(l)    As of the date hereof, no Group Company has any outstanding requests for equitable adjustment in conjunction with a Government Contract. There are no outstanding material claims by or against a Company Subsidiary, on the one hand, and a Governmental Authority, prime contractor, subcontractor or vendor, on the other hand, arising under any Government Contract or Government Bid. Except as set forth on Schedule 4.17(l), no Company Subsidiary has initiated or received written notice of material disputes between a Company Subsidiary and a Governmental Authority under any Applicable Law or between a Company Subsidiary and any Governmental Authority, prime contractor, subcontractor or vendor arising under any such Government Contract.
(m)    Schedule 4.17(m) sets forth each compliance program and other policy that each Company Subsidiary has developed and is currently implemented to ensure compliance with its work under its Government Contracts and Applicable Law (collectively, the “Compliance Programs”). Except as set forth on Schedule 4.17(m), since December 31, 2017, no Company Subsidiary has received written notice from any Governmental Authority that any of such Company Subsidiary’s Compliance Programs are inadequate or otherwise fail to comply in any material respect with any applicable requirement under any Current Government Contract or Applicable Law.
(n)    Each Company Subsidiary and each Company Joint Venture is in compliance with all Organizational Conflict of Interest (as defined in FAR subpart 9.5) (“OCI”) requirements and has not, at any time since December 31, 2017, received written notice of any failure to comply with such requirements or the existence of any prohibited OCI in connection with any Current Government Contract. To the extent that any Company Subsidiary or Company Joint Venture is performing any activities under any Government Contract that is an OCI as defined in FAR Subpart 9.5, the Company Subsidiary or Company Joint Venture, as applicable, is complying with any and all conflict of interest policies established by the Company and any and all mitigation plans that it has entered into in connection with any Government Contract.
(o)    Schedule 4.17(o) lists all facility security clearances held by any Group Company. All requisite facility security clearances and personnel security clearances are valid and in full force in effect, and to the Company’s Knowledge, there is no proposed or threatened termination of any facility or personnel security clearance. Each Company Subsidiary and each Company Joint Venture is in compliance in all material respects with all national security obligations, including (to the extent applicable) those specified in the NISPOM and all facility security clearance requirements imposed by Government Contract or Law. Each Company Subsidiary and Company Joint Venture at all relevant times has held at least a “satisfactory” rating from any DSS/DCSA inspection, or any self-inspection performed by a Group Company in lieu of a DSS/DCSA inspection, with respect to its facility security clearance(s). Since December 31, 2017, each Company Subsidiary and each Company Joint Venture has complied in all material respects with all applicable requirements under each Government Contract or Government Bid relating to the safeguarding of and access to classified information.
(p)    There is no personal property, equipment or fixtures loaned, bailed or otherwise furnished to any Company Subsidiary or any Company Joint Venture by or on behalf of a Governmental Authority.
(q)    Except as set forth on Schedule 4.17(q), (i) none of the Current Government Contracts on which any Company Subsidiary or any Company Joint Venture is the prime contractor were reserved or set-aside for companies having a Preferred Bidder Status, and (ii) none of the Current Government Bids submitted by any Company Subsidiary or any Company Joint Venture, which, if awarded to such Company Subsidiary or Company Joint Venture would result in such Company Subsidiary or Company Joint Venture being the prime contractor, are reserved or set-aside for companies having a Preferred Bidder Status. Any representation made by a Company Subsidiary or Company Joint Venture about size status was accurate, complete, and in compliance with all Applicable Laws at the time they were made. Each Company Subsidiary and each Company Joint Venture has complied in all material respects with any applicable limitations on subcontracting in connection with any Government Contract.

(r)    In connection with each Government Contract and Government Bid, (i) each Company Subsidiary and each Company Joint Venture has complied, in all material respects, with all requirements imposed by Government Contract or Applicable Law to assert and protect its rights in technical data, computer software, and other Intellectual Property Rights that are material to such Company Subsidiary or Company Joint Venture; (ii) no Governmental Authority, prime contractor or higher-tier contractor has other than Limited Rights or Restricted Rights, as defined by FAR 52.227-14, DFARS 252.227-7013, and DFARS 252.227-7014, to Company Owned IP; and (iii) since December 31, 2017, no Company Subsidiary and no Company Joint Venture has received written notice challenging any proprietary markings or rights asserted by a Company Subsidiary or Company Joint Venture in connection with any technical data, computer software, or other Intellectual Property Rights.
(s)    No Government Bid, if accepted, is expected to result in a loss to a Company Subsidiary or Company Joint Venture, and no Government Contract is expected to result, individually or in the aggregate, in a loss at the conclusion of such Government Contract performance.
(t)    Except as set forth on Schedule 4.17(t), with respect any multiple award schedule Government Contracts, as applicable, each Group Company, since December 31, 2017: (i) has complied in all material respects with the notice and pricing requirements of the Price Reduction Clause and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to result in a demand by the U.S. Government for a refund based upon a Group Company’s failure to comply with the Price Reductions Clause; (ii) has complied in all material respect with all reporting requirements of the Transactional Data Reporting Program; and (iii) has complied in all material respects with all payment requirements of the Industrial Funding Fee and to the Company’s Knowledge, there are no facts or circumstances that would reasonably be expected to result in a demand by the U.S. Government for additional payment(s) based upon a Group Company’s failure to comply with the Industrial Funding Fee payments.
(u)    Except as set forth on Schedule 4.17(u), each Group Company has, if applicable, complied in all material respects with the applicable provisions of the Cost Accounting Standards (CAS) of FAR Part 30 and 48 C.F.R. Chapter 99 (FAR Appendix), the Truthful Cost or Pricing Data Act (formerly known as the Truth in Negotiations Act), and FAR Part 31, Contract Cost Principles and Procedures. To the extent applicable, each Group Company’s CAS Disclosure Statements, incurred cost submissions and the financial records, with respect to Government Contracts, are in compliance, have been in compliance, and have been submitted in accordance, with applicable provisions of the Cost Accounting Standards, FAR Part 31 and the Truthful Cost or Pricing Data Act.
(v)    All Contracts between a Company Subsidiary and Company Joint Venture and the Governing Documents of the Company Joint Ventures comply in all material respects with all applicable U.S. Laws.
(w)    No Company Subsidiary nor any Company Joint Venture uses any covered articles (as defined in FAR 52.204-23), covered telecommunications equipment or services (as defined in FAR 52.204-25) or provides covered articles, telecommunications equipment or services to the federal government. The Company Subsidiaries and the Company Joint Ventures have conducted reasonable inquiries (as defined in FAR 52.204-25) to determine whether any Company Subsidiary or any Company Joint Venture uses covered articles, telecommunications equipment or services.
(x)    The Company Subsidiaries and the Company Joint Ventures comply with all U.S. domestic preference requirements (including the Buy American Act, 41 U.S.C. §§ 8301-8305), foreign sourcing prohibitions, and supply chain security clauses applicable to its Government Contracts.
(y)    Since December 31, 2017, the Company Subsidiaries and the Company Joint Ventures have complied in all respects with all Status of Forces Agreements applicable to their performance of their Government Contracts.
(z)    If not otherwise defined in this Agreement, the terms and phrases in this Section 4.17 shall have the respective meanings set forth in the FAR.
4.18    Brokers. No broker, finder, financial advisor or investment banker, other than Raymond James & Associates, Inc. (whose fees shall be included in the Seller Expenses), is entitled to any broker’s, finder’s, financial advisor’s, or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any Group Company.
4.19    Real and Tangible Property

(a)    None of the Group Companies owns, or has ever owned, any real property.
(b)    Leased Real Property. Schedule 4.19(b) sets forth a true and complete list of all leases (each a “Material Real Property Lease”) of real property (such real property, the “Leased Real Property”) pursuant to which any Group Company is a tenant as of the date of this Agreement. The Company has provided true, complete and correct copies of each Material Real Property Lease. The Group Companies have good and valid leasehold interest in and to all of the Leased Real Property, free and clear of all Liens except for Permitted Liens. Except as set forth on Schedule 4.19(b), (i) each Material Real Property Lease is valid and binding on the Group Company party thereto, enforceable in accordance with its terms (subject to proper authorization and execution of such Material Real Property Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium, and other laws affecting generally the enforcement of creditors’ rights, and subject to general principles of equity), (ii) none of the Group Companies, and, to the Company’s Knowledge, none of the other parties thereto, are in breach or default in any material respect under such Material Real Property Lease, (iii) there are no Contracts granting to any Person other than a Group Company the right to use or occupy any Leased Real Property, (iv) to the Company’s

Knowledge, there are no outstanding options or rights of first refusal to purchase all or a portion of such Leased Real Property, (v) there is no condemnation, expropriation or other Proceeding in eminent domain pending or, to the Company’s Knowledge, threated, affecting any Leased Real Property or any portion thereof or interest therein, and (vi) to the Company’s Knowledge there are no pending tenant expenses (i.e., tenant’s share of operating expenses or tenant’s share of capital expenses) anticipated to exceed $30,000 related to any Leased Real Property.
4.20    Transactions with Related Parties. Schedule 4.20 sets forth all contracts or arrangements (other than Contracts set forth on Schedule 4.6(a), any Employee Benefit Plan listed on Schedule 4.10(a) and employment and employment-related contracts made in the Ordinary Course) between any Group Company, on the one hand, and Related Parties (other than any Group Company), on the other hand. No Related Party (a) has borrowed money from or loaned money to any Group Company since December 31, 2018 (except for advances or incurrence of reimbursable business expenses in the Ordinary Course in the case of a Related Party who is an employee of a Group Company), (b) has any claim or cause of action against any Group Company or their respective businesses, or (c) owns, leases, or has any economic or other right, license, title or interest in or to any asset (including Intellectual Property Rights), that is owned, used, or held for use by, or necessary or material to the operation of any of the businesses of any Group Company as currently conducted.
4.21    Decrees, Orders and Laws; Unlawful Payments; Trade Controls

(a)    Except as set forth on Schedule 4.21(a), no Group Company is a party to, or bound by, any material decree, order or arbitration award (or agreement entered into in any administrative, judicial or arbitration proceeding with any Governmental Authority) with respect to or affecting the properties, assets, personnel or business activities of the Group Companies.
(b)    None of the Group Companies nor any officers, directors, employees or agents of any Group Company acting on the express authority of such Group Company (i) has offered, paid, promised to pay, or authorized the payment of, any unlawful contribution, gift, bribe, influence payment, kickback, other gratuity or thing of value to or for the benefit of any government official, candidate for public office, political party, political campaign or other Person, private or public, regardless of form, whether in money, property or services, for the purpose of (A) influencing any act or decision of such government official, candidate, party, campaign or other Person, (B) inducing such government official, candidate, party, campaign or other Person to do or omit to do any act in violation of a lawful duty, (C) obtaining, retaining or paying for business or special concessions for or with any Person, (D) expediting or securing the performance of official acts of a routine nature or (E) otherwise securing any improper advantage or (ii) has taken any action that would cause any Group Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the Anti-Kickback Act of 1986 (“Anti-Kickback Act”), or any Applicable Laws of similar effect. There is no charge, proceeding or investigation by any Governmental Authority with respect to a violation of the FCPA or Anti-Kickback Act that has been asserted or, to the

Knowledge of the Company, threatened with respect to any Group Company. None of the Group Companies have made any voluntary, mandatory or other disclosure with respect to a possible violation of the FCPA or Anti-Kickback Act.
(c)    Since December 31, 2017, each Group Company has complied in all material respects with applicable Export Control Laws and Sanctions Laws and, to the Company’s Knowledge, no Group Company has been the subject of, or otherwise involved in, any investigations or enforcement actions by any Governmental Authority with respect to any actual or alleged violations of Export Control Laws or Sanctions Laws. None of the Group Companies nor any director, officer or, to the Company’s Knowledge, employee or agent of any Group Company is a Sanctioned Person or is subject to debarment or any list-based designations under the Export Control Laws or Sanctions Laws.
(d)    As of the date hereof, each Group Company is in possession of all Permits required under the Export Control Laws or Sanctions Laws for each Group Company to carry on its business as currently conducted. A true and complete list of all such Permits is set forth at Schedule 4.21(d).
4.22    Assets. The Group Companies have good and valid title to, a valid leasehold interest in, or a valid license or other contractual right to use the properties and assets, tangible or intangible, shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens, other than any Permitted Liens. Each tangible asset of the Group Companies is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to reasonable wear and tear), and is suitable for the purposes for which it is presently used. All of the assets, Contracts, rights and properties used or held for use by the Group Companies constitute all of the assets, Contracts, rights and properties necessary for the conduct of the businesses of the Group Companies as currently conducted.
4.23    Customers. Schedule 4.23 lists the ten (10) largest customers (based on net revenue received by the Group Companies) for each of the most recently completed fiscal year and the current fiscal year-to-date through September 30, 2020 (each, a “Material Customer”). Opposite the name of each such Material Customer is the approximate revenue received from such Material Customer for the year ended December 31, 2019. Except for completions or expirations of Contracts in accordance with their terms or as otherwise set forth on Schedule 4.23, since January 1, 2020, no Material Customer has notified any Group Company in writing that it shall stop, or materially decrease the rate of, buying products and services from any Group Company. No Material Customer has made an indemnification or similar claim against any Group Company. No Group Company is currently involved in any material dispute with any Material Customer. The Company has made available to Parent an accurate and complete copy of each active Contract with a Material Customer.
4.24    Vendors. Schedule 4.24 lists the ten (10) largest suppliers and vendors (based on total amount purchased from such supplier or vendor by the Group Companies) for each of the most recently completed fiscal year and the current fiscal year-to-date through September 30, 2020 (each, a “Material Vendor”). Opposite the name of each such Material Vendor is the approximate total spend by the Group Companies to such Material Vendor for the year ended December 31, 2019. Except for completions or expirations of Contracts in accordance with their terms or as otherwise set forth on Schedule 4.24, since January 1, 2020, no Material Vendor has notified any Group Company that it shall decrease or limit materially its business with the Group Companies or increase in any material amount the prices, fees or royalties charged by such Material Vendor to the Group Companies. No Group Company is currently involved in any material dispute with any Material Vendor. The Company has made available to Parent an accurate and complete copy of each active Contract with a Material Vendor.
4.25    Warranties. Except for warranty claims that have been fully resolved or for which no Group Company has continuing Liabilities or as otherwise set forth in Schedule 4.25, and since December 31, 2017, no claims have been made or threatened in writing under product or service warranties of any Group Company with respect to products or services sold or furnished by any Group Company prior to the date hereof. The warranty reserves set forth in the Latest Balance Sheet have been accrued in the Ordinary Course and consistent with the Accounting Principles.
4.26    Bank Accounts. Schedule 4.26 sets forth the names and locations of all banks and other financial institutions in which any Group Company has accounts, lines of credit, safety deposit boxes and, with respect to each account, line of credit, and safety deposit box, the names of all persons authorized to draw thereon or to have access to, as well as the account numbers.
4.27    Privacy and Security. Except as set forth on Schedule 4.27:
(a)    Since December 31, 2017, the Group Company’s collection, use, analysis, disclosure, transfer, retention, storage, security, and dissemination of Personal Information have complied in all material respects with (i) any Contract to which any Group Company is a Party and (ii) any applicable Laws, including Privacy and Security Laws.
(b)    No Group Company: (i) to the Company’s Knowledge, is under investigation by any Governmental Authority Entity for a violation of any Privacy and Security Laws; (ii) has received any written notices from any Person or Governmental Authority relating to any such violations; and (iii) to the Company’s Knowledge, is subject to any Claim with respect to the loss, damage or unauthorized access, use, disclosure, modification or other misuse of Personal Information, and no such Claim has been threatened in writing.
(c)    The Group Companies have, contractually or otherwise, directed their Third Party service providers who access, use, process, or further disclose Personal Information and/or Sensitive Information to adhere to the Group Companies’ corporate policies, including those applicable to data privacy, data security, and personal information, and all applicable Laws.
(d)    Complete and accurate copies of any written complaints delivered to any Group Company since December 31, 2017, alleging a violation of any Privacy and Security Laws, have been provided to Parent.

(e)    Since December 31, 2017, there has been no unauthorized use or disclosure of Personal Information of any Third Party by any Group Company or unauthorized use or disclosure of Personal Information of any Group Company that would constitute a breach for which notification to individuals and/or regulatory authorities is required under any applicable Privacy and Security Laws.
4.28    EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO PARENT OR MERGER SUB OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA), EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 4, THE DISCLOSURE SCHEDULES AND THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.2(d)(i), THE COMPANY EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THE ASSETS OF THE GROUP COMPANIES, INCLUDING ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND PARENT AND MERGER SUB SHALL RELY SOLELY ON THEIR OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN THIS SECTION 4, THE DISCLOSURE SCHEDULES AND THE CERTIFICATE DELIVERED PURSUANT TO SECTION 7.2(d)(i).
5.    REPRESENTATIONS AND WARRANTIES OF Parent and merger sub. Parent and Merger Sub hereby represent and warrant, on a joint and several basis, to the Company and Sellers as follows:
5.1    Organization. Parent is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite power and authority, and all authorizations, licenses and permits necessary, to carry on its businesses as now being conducted, except where the failure to have such power or authority or hold such authorizations, licenses and permits would not prevent or materially delay the consummation of the Merger.
5.2    Authority. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which Parent and Merger Sub are, or will be, parties and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Ancillary Documents to which Parent and Merger Sub are, or will be, parties and the consummation by Parent and Merger Sub, as applicable, of the transactions contemplated hereby and thereby have been (and the Ancillary Documents to which Parent and Merger Sub are parties will be) duly and validly authorized by all necessary action on the part of Parent and Merger Sub and no other proceeding (including by their respective equityholders) on the part of Parent or Merger Sub is necessary to authorize this Agreement and the Ancillary Documents to which Parent and Merger Sub are parties or to consummate the transactions contemplated hereby. No vote of Parent’s stockholders is required to approve this Agreement or for Parent or Merger Sub to consummate the transactions contemplated hereby and thereby. This Agreement has been (and the Ancillary Documents to which Parent and Merger Sub are parties will be) duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub (assuming this Agreement has been and the Ancillary Documents to which Parent and Merger Sub are parties will be duly authorized, executed and delivered by the other parties thereto), enforceable against each of Parent and Merger Sub in accordance with its terms, except (a) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and (b) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding thereof may be brought.
5.3    No Litigation or Regulatory Proceeding; Compliance with Laws. As of the date hereof, there is no Proceeding pending or, to the knowledge of Parent, threatened or under investigation against Parent, Merger Sub or their Affiliates which would reasonably be expected to prevent, hinder or materially delay the consummation of any of the transactions contemplated hereby. As of the date hereof, there is no Proceeding pending or, to the knowledge of Parent, threatened, that questions the legality or validity of the transactions contemplated by this Agreement. Parent is not in violation of any Laws or court order applicable to it or by which any of its assets is bound, except for violations the existence of which would not reasonably be expected to impair or materially delay the ability of Parent to consummate the transactions contemplated by, or perform its obligations contemplated under, this Agreement.
5.4    Consents and Approvals; No Violations. No material notices to, filings with, or authorization, consent or approval of any Governmental Authority is necessary for the execution, delivery or performance of this Agreement by Parent and Merger Sub or the Ancillary Documents to which Parent or Merger Sub are a party or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for (a) the filing of the Certificate of Merger and (b) those set forth on Schedule 5.4. Neither the execution, delivery and performance by Parent or Merger Sub of this Agreement and the Ancillary Documents to which Parent or Merger Sub are a party nor the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any of the terms, conditions or provisions of Parent’s or Merger Sub’s Governing Documents, (ii) except as set forth on Schedule 5.4, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any Applicable Law or Order applicable to Parent or Merger Sub or any of Parent’s Subsidiaries or any of their respective properties or assets, except in the case of clauses (ii) and (iii) above, for violations, breaches, defaults or rights which would not prevent or materially delay the Merger.
5.5    Merger Sub Activities; Capitalization. Merger Sub was organized solely for the purpose of entering into this Agreement and consummating the transactions contemplated hereby and has not engaged in any activities or business, and has incurred no Liabilities or obligations whatsoever, in each case, other than those incident to its organization and the execution of this Agreement and the consummation of the transactions contemplated hereby. All of the issued and outstanding capital stock of Merger Sub are, and immediately prior to the Effective Time will be, owned by Parent.
5.6    No Foreign Ownership. To the Parent’s knowledge, no foreign government, agency of a foreign government, or representative of a foreign government; no business enterprise or other entity organized, chartered or incorporated under the Laws of any country other than the United States or its territories; nor any Person who is not a citizen or national of the United States (each, a “Foreign Interest”) (a) directly or indirectly will own or have beneficial ownership (defined as the power to vote or direct the voting of a security or to impose or direct the disposition of a security) sufficient to elect, or is otherwise entitled to representation on, the governing board of the Parent, or (b) has the power, direct or indirect, whether or not exercised, and whether or not exercisable through the ownership of Parent, by contractual arrangements or other means, to direct or decide matters affecting the management or operations of Parent. To Parent’s knowledge, Parent is not subject to ownership, control or influence from a Foreign Interest that would preclude the Company Subsidiaries from maintaining, upon the consummation of the transactions contemplated by this Agreement, their FCLs under the NISPOM.
5.7    Solvency. Assuming the representations and warranties of the Company contained in this Agreement are and remain true and correct in all material respects, at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby, none of Parent, the Surviving Entity or the Group Companies, taken as a whole on a consolidated basis, will (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts (and does not immediately plan to incur debt) beyond its ability to pay as they become due.
5.8    Investment Intent. Parent (a) has acquired the equity securities of Merger Sub and (b) will acquire the equity securities of the Surviving Entity, in each case, solely for Parent’s own account for investment and not with a view to or for sale in connection with any distribution thereof. Parent agrees that Parent will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the equity securities of the Surviving Entity (or solicit any offers to buy, purchase or otherwise acquire any equity securities of the Surviving Entity), except in compliance with (i) the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, and (ii) applicable state and non-U.S. securities or “blue sky” laws.
5.9    Acknowledgment and Representations by Parent and Merger Sub

(a)    Each of Parent and Merger Sub (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Group Companies, and (ii) has been furnished with or given access to such documents and information about the Group Companies and their respective businesses and operations as it and its representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of Parent and Merger Sub has been afforded the opportunity to obtain any additional information necessary to verify the accuracy of any such information or to otherwise evaluate the merits of the transactions contemplated hereby. The Sellers and the Company have answered to Parent’s and Merger Sub’s satisfaction all inquiries that each of Parent and Merger Sub and their respective representatives and advisors have made concerning the business of the Group Companies or otherwise relating to the transactions contemplated hereby.
(b)    In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly contained in Section 4, the Disclosure Schedules, the certificate delivered pursuant to Section 7.2(d)(i) and the representations and warranties of the Sellers expressly contained in the Letters of Transmittal and Option Letters, and each of Parent and Merger Sub acknowledges that, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, none of the Sellers, the Group Companies or any of their respective directors, managers, officers, employees, Affiliates, stockholders, members, agents or representatives makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or any of their respective agents, representatives, lenders or Affiliates prior to the execution of this Agreement or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of any Group Company heretofore delivered to or made available to Parent and Merger Sub or any of their respective agents, representatives, lenders or Affiliates. Without limiting the generality of the foregoing, other than as set forth in this Agreement and in the certificates or other instruments delivered pursuant hereto, none of the Sellers, the Group Companies or any of their respective directors, managers, officers, employees, Affiliates, stockholders, members, agents or representatives has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of the Group Companies made available to Parent or Merger Sub, including due diligence materials, memorandum or similar materials, or in any presentation of the business of the Group Companies by management of the Company or others in connection with the transactions contemplated hereby, and no statement contained in any such materials or made in any such presentation shall in and of itself be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by either Parent or Merger Sub in executing, delivering and performing this Agreement and the transactions contemplated hereby. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, future estimates, future budgets or forward-looking information about the Group Companies that may have been made available to Parent, Merger Sub or any of their representatives, in each case, except for the representations and warranties of the Company expressly contained in Section 4 hereof, the Disclosure Schedules and the certificate delivered pursuant to Section 7.2(d)(i).
5.10    Brokers. No Person is or will become entitled, by reason of any contract or arrangement entered into or made by or on behalf of Parent or Merger Sub or any of their respective Affiliates, to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the transactions contemplated by this Agreement.
5.11    R&W Policy. As of the date hereof, Parent has bound the R&W Policy. A true and correct copy of the R&W Policy binder is attached as Exhibit E.
5.12    Sufficient Funds. Parent has sufficient funds or access to sufficient funds to satisfy its obligations under this Agreement and to consummate the Merger, including remitting the Closing Cash Payment at Closing as well as any adjustments payable pursuant to Section 2.10 to the Sellers as contemplated under this Agreement. Parent expressly acknowledges and agrees that the performance of its obligations under this Agreement is not in any way subject to the availability of financing or other financing related contingency.
6.    COVENANTS

6.1    Conduct of Business. Except as required by this Agreement or as required to comply with any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19 (the “COVID-19 Measures”), from and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause each other Group Company to, except as set forth on Schedule 6.1 or as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (a) conduct its business in the Ordinary Course in all material respects, (b) use commercially reasonable efforts to (i) maintain and preserve intact its business and business organization, (ii) retain its officers and key employees and (iii) maintain and preserve its relationships with customers, key suppliers, key vendors and regulatory authorities, in each case of the foregoing subpart (i) through (iii), in all material respects, and (c) not do any of the following:

(i)    (A) split, combine or reclassify, (B) declare, set aside or pay any dividend or other distribution in respect of, or (C) redeem or otherwise acquire any, Equity Equivalents, except dividends and distributions by a Company Subsidiary to the Company or dividends or distributions solely in cash in an aggregate amount not exceeding $1,000,000;
(ii)    acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of any Equity Equivalent in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person, other than the acquisition of assets in the Ordinary Course;
(iii)    (A) merge or consolidate, or agree to merge or consolidate, with or into any other Person or (B) enter into any joint ventures, strategic alliance, partnership, sharing of profit arrangement, mentor-protégé agreement or similar arrangement;
(iv)    form a Subsidiary;
(v)    materially amend, extend, renew or terminate any Material Contract, Government Contract or Material Real Property Lease, as applicable, other than in the Ordinary Course or where such amendment, extension, renewal or termination would not reasonably be expected to be adverse to the Group Companies in any material respect;
(vi)    not (A) make any material increase or improvement in the compensation or benefits payable to any of its current or former directors, officers, employees or other individual service providers, other than (x) increases or improvements in the Ordinary Course, (y) as required by Law or pursuant to the terms of any Employee Benefit Plan existing on the date hereof or (z) customary annual bonuses, (B) hire any new employees or engage any new independent contractors, unless such hiring or engagement is in the Ordinary Course and is for a person who will be directly chargeable to Government Contracts; (C) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed in Schedule 4.6(a), enter into or amend any Contracts of employment or any contractor, consulting, bonus, severance, retention, change in control, retirement or similar agreement, if such contract or other agreement relates to a person with an annual base salary and incentive compensation opportunity exceeding $100,000, (D) enter into or amend any employment, consulting, deferred compensation or other similar agreement with any director or officer of a Group Company, except as contemplated by this Agreement, (E) establish, adopt or amend (except as required to comply with applicable Law or the terms of such Employee Benefit Plan or as may be necessary in connection with an annual renewal) any collective bargaining agreement or Employee Benefit Plan, (F) terminate the employment or services of any employee or contractor of a Group Company, unless such termination is in the Ordinary Course, or (G) grant or announce any equity-based incentive awards;

(vii)    (A) incur any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities of another Person, (B) make any loans, advances or capital contributions to, or guarantees for the benefit of, or investments in, any other Person or (C) cancel or forgive any debts owed to or claims held by it, except (I) current liabilities incurred in the Ordinary Course, (II) borrowings under the Credit Facility, and (III) obligations under Contracts entered into in the Ordinary Course;
(viii)    authorize for issuance, issue, sell, pledge, grant, encumber or deliver or agree or commit to issue, sell, pledge, grant, encumber or deliver any Equity Equivalents;
(ix)    mortgage, pledge or subject to any material Lien any asset, other than Permitted Liens and Liens existing as of the date hereof;
(x)    adopt a complete or partial plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension of payments or other reorganization;
(xi)    adopt any amendments to its respective Governing Documents;
(xii)    initiate, settle or compromise any Proceeding (whether or not commenced prior to the date of this Agreement) (A) involving the payment of, or an agreement to pay over time, in cash, notes or other property, in the aggregate, an amount exceeding $100,000, (B) which after the Closing Date will require any Group Company to satisfy any obligation or (C) which imposes any equitable or injunctive relief;
(xiii)    except as required by GAAP, change any of its accounting practices or policies with respect to payables, receivables or cash management;
(xiv)    except with respect to the FICA Tax Matter, make, change or revoke any Tax election, change any Tax annual accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement, settle, compromise, concede or abandon any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax; or
(xv)    agree in writing or otherwise to do anything contained in this clause (c).
6.2    Tax Matters

(a)    Liabilities for Taxes.
(i)    As used herein, “Seller Taxes” means (A) all Taxes of or imposed on the Group Companies for or with respect to Pre-Closing Tax Periods, (B) all Taxes of any other Person (other than the Group Companies) imposed on the Group Companies (or for which the Group Companies otherwise have Liability for Taxes) for or with respect to Pre-Closing Tax Periods pursuant to U.S. Treasury Regulations § 1.1502-6 (or any analogous state, local or foreign Law), as transferee or successor, pursuant to any Contract or transaction entered into on or before the Closing Date, or pursuant to any Law, and (C) the Sellers’ share of any Transfer Taxes pursuant to Section 6.2(a)(iv), except, in each case of (A), (B) and (C), to the extent such Taxes were otherwise included as a reduction in the calculation of the Final Merger Consideration as Unpaid Taxes, as Closing Payroll Taxes, as a current liability in Net Working Capital or as Closing Indebtedness in the case of the FICA Tax Matter. For the avoidance of doubt, any Taxes arising from a transaction, other than any transaction contemplated by this Agreement, that is initiated by Parent or any of its Affiliates with respect to the Group Companies outside of the Ordinary Course on the Closing Date but after the Effective Time shall be treated as having occurred after the Closing Date. Further to Section 9.4(a), for the avoidance of doubt, the amount of Seller Taxes attributable to the FICA Tax Matter shall be reduced by the amount of any Valhalla Escrow Funds available to be used and paid to Parent in connection with the FICA Tax Matter.
(ii)    As used herein, “Parent Taxes” means all Taxes imposed on the Group Companies with respect to a taxable period (or portion thereof) ending after the Closing Date, other than any Seller Taxes.
(iii)    For purposes of this Section 6.2 and the definition of Pre-Closing Tax Period, (x) unless prohibited by Applicable Law, the taxable year of the Group Companies which includes the Closing Date shall be treated as closing on the Closing Date, and (y) each Company Joint Venture shall be treated as if its taxable year ended as of the close of business on the Closing Date and any Taxes attributable to the income and gain of each Company Joint Venture through the close of business on the Closing Date shall be considered to be attributable to the Pre-Closing Tax Period. Whenever it is necessary to determine the Liability for Taxes that are payable with respect to a Straddle Period, the amount of any such Taxes that is allocable to the portion of such period ending on the Closing Date shall be:
(A)    in the case of Taxes that are either (x) based upon or related to income or receipts or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year ended on and included the Closing Date (and, for this purpose, any taxable period of any partnership or other pass-through entity or arrangement in which a Group Company holds a beneficial interest that does not end on and include the Closing Date shall be deemed to end on and include the Closing Date); and
(B)    in the case of Taxes imposed on a periodic basis (such as ad valorem and property Taxes), deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period.
(iv)    All Transfer Taxes shall be borne equally by Parent and Sellers.
(v)    Parent agrees that it shall not make an election under Section 336 or Section 338 of the Code (or under any similar provision of state, local or non-United States law) with respect to its acquisition of the Shares.
(b)    Tax Returns.
(i)    Parent shall cause to be prepared and filed all Tax Returns required to be filed by any Group Company for any taxable period ending on or prior to the Closing Date and for any Straddle Period which are to be filed after the Closing Date (taking into account applicable extensions of time to file) (the “Pre-Closing Tax Returns”). Except as set forth in Schedule 9.2(a), each such Pre-Closing Tax Return shall be prepared at the sole cost and expense of the Representative (up to a maximum aggregate amount of $150,000, after which any costs and expenses thereof will be paid by Buyer) and, unless a change is required by Applicable Law or as expressly contemplated by this Agreement, in a manner consistent with each Group Company’s prior positions and practices; the Transaction Tax Deductions shall be treated for Tax purposes as deductible in the Pre-Closing Tax Period; and the Company shall elect to treat 70% of any “success-based fees” within the meaning of Rev. Proc. 2011-29 as deductible in a Pre-Closing Tax Period in accordance with such revenue procedure. To the extent any such Pre-Closing Tax Return reflects an income or other Tax for which Sellers are liable under this Agreement or otherwise (or that may otherwise affect the amounts payable to Sellers contemplated by this Agreement), Parent shall submit such Pre-Closing Tax Return, accompanied by an allocation between the Representative (with respect to the Sellers) and Parent of the Taxes shown to be due on such Pre-Closing Tax Return, to the Representative at least thirty (30) days prior to the due date for the filing of such Pre-Closing Tax Return (taking into account any valid extensions of time to file). The Representative shall have the right to review and comment on such Pre-Closing Tax Return, and Parent shall reflect such comments received in writing in accordance with Section 6.2(b)(ii) from the Representative on such Pre-Closing Tax Return to the extent such comments are consistent with the standard set forth in the second sentence of this Section 6.2(b)(i). Notwithstanding anything to the contrary herein, Parent’s obligations to submit Tax Returns (and any allocations with respect thereto) to the Representative pursuant to this Section 6.2(b)(i) shall only apply if and to the extent that Sellers have any

Liability to Parent under this Agreement (or such Tax Returns would otherwise affect the amounts payable to Sellers contemplated by this Agreement), including Section 9, for the Taxes due and payable with respect to such Pre-Closing Tax Returns.
(ii)    Each such Pre-Closing Tax Return and allocation prepared in accordance with Section 6.2(b)(i) shall be final and binding on the Representative, unless, within fifteen (15) days after the date of receipt by the Representative of such Pre-Closing Tax Return and allocation (as applicable), the Representative delivers to Parent a written request for changes to such Pre-Closing Tax Return and/or allocation. If the Representative delivers such a request, then the Representative and Parent shall undertake in good faith to resolve the issues raised in such request. If the Representative and Parent are unable to resolve any issue by the earlier of (A) ten (10) days after the date of receipt by Parent of the written request for changes or (B) ten (10) days prior to the due date (including any extension thereof) for filing of the Pre-Closing Tax Return in question, then the Representative and Parent shall jointly engage the Accounting Firm (in the manner set forth in Section 2.10) to resolve such dispute, and the decision of such Accounting Firm shall be final.
(iii)    Until all of the Indemnity Escrow Funds have been released from the Indemnity Escrow Account pursuant to the terms of the Escrow Agreement and to the extent that such action may give rise to an indemnification obligation of the Sellers pursuant to this Agreement, unless required by Applicable Law, Parent and the Company shall not cause or permit any Group Company to (A) file an amended Tax Return, or to modify any Tax election, of any Group Company with respect to any Tax period ending or prior to the Closing Date (or any Straddle Period, except in accordance with clause (i) hereof); or (B) make any Tax election or accounting adjustment that has retroactive effect to any Tax period ending on or prior to the Closing Date (or any Straddle Period, except in accordance with clause (i) hereof); in each case, without the Representative’s prior written consent to such action, which consent shall not be unreasonably delayed, conditioned or withheld.
(c)    Refunds.
(i)    The Sellers shall be entitled to the amount of any refund (or credit in lieu of a refund) with respect to Taxes of any of the Group Companies for or with respect to any Pre-Closing Tax Period that is received (or, in the case of a credit in lieu of a refund, utilized against Taxes otherwise payable) by Parent or any Group Company (including, for the avoidance of doubt, refunds or overpayments of estimated Taxes for the U.S. federal income Tax year ending on the Closing Date, and including any interest paid thereon) (a “Tax Refund”), except to the extent such Tax Refund (A) arises as the result of (y) any payroll Tax Refund (or similar amount received or otherwise realized or utilized on account of COVID-19, the CARES Act, the Families First Act or any similar or related Laws or programs or (z) the carryback of net operating losses or credits from a Tax period (or portion thereof) beginning after the Closing Date or (B) was taken into account in the calculation of the Final Merger Consideration.

Within fifteen (15) Business Days after receipt by Parent, the Surviving Entity or any of its Subsidiaries of any Tax Refund to which the Sellers are entitled (or in the case of a credit in lieu of a refund, the filing of a Tax Return actually utilizing such credit), Parent or the Surviving Entity shall, or shall cause the applicable Subsidiary to, deliver and pay over, by wire transfer of immediately available funds, such Tax Refunds to the account designated by the Representative (for the benefit of the Sellers) for distribution to the Sellers, net of any costs, expenses and Taxes incurred by or imposed on Parent or its Affiliates (including the Surviving Entity and its Subsidiaries) in obtaining, receiving or accruing such Tax Refund; provided, however, that, subject to the limitations set forth in Section 9, Parent shall be entitled to offset the net amount of any such Tax Refund against any outstanding indemnification obligation of Sellers for Taxes under Section 9 (including costs and expenses to prepare Pre-Closing Tax Returns payable by the Representative under Section 6.2(b)(i)), and any such offset amount will be treated as if paid by the Sellers for all purposes of Section 9. Parent will, and will cause its Affiliates and the Group Companies to, execute such documents, take reasonable additional actions and otherwise reasonably cooperate with the Representative as may be necessary for Parent, an Affiliate thereof and/or the Group Companies to perfect their rights in and obtain all Tax Refunds for which any such Person is eligible and to which Sellers are entitled. None of Parent or the Surviving Entity shall, or shall permit any of their respective Subsidiaries to, make any election to carry forward a net operating loss to the extent such action would decrease any Tax Refund to which the Sellers would be entitled or otherwise knowingly forfeit, fail to collect or otherwise minimize any Tax Refund to which Sellers would be entitled.
(ii)    To the extent any Tax Refunds of the Group Companies relate to Straddle Periods, such Tax Refunds shall be apportioned between the Sellers, on the one hand, and the Purchaser, on the other hand, using the following principles: (A) except as provided in subpart (B), the amount of any Tax Refund of the Group Companies which relate to the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date; and (B) the amount of any Tax Refund for Taxes of a Straddle Period imposed on a periodic basis which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. All determinations necessary to give effect to this Section 6.2(c)(ii) shall be made in a manner consistent with the initial allocation of Liability for Taxes of a Straddle Period under Section 6.2(a)(iii).
(d)    Tax Contests.
(i)    If (A) a Governmental Authority asserts a Proceeding for Taxes against any Group Company and (B) Parent or any of its Affiliates (including any Group Company) or Sellers could be responsible for any portion of the related Taxes (any such claim, a “Tax Claim”), then the Party first receiving notice (whether directly, or indirectly through an Affiliate of such Party) of such Tax Claim shall promptly provide to Parent, the Surviving Entity and the Representative written notice specifying in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Governmental Authority in respect of such Tax Claim; provided, however, that the failure of such Party to give such prompt and detailed notice shall not relieve the other Party of any of its obligations under this Section 6.2, except if and only to the extent that the other Party is actually and materially prejudiced thereby. Notwithstanding anything to the contrary herein, Parent’s and its Affiliates’ obligations pursuant to this Section 6.2(d) shall only apply if and to the extent that Sellers have any Liability pursuant to Section 9 for the Taxes relating to such Tax Claims.
(ii)    With respect to any Tax Claim, Parent (and not any Seller or the Representative) shall have the right to control such Tax Claim; provided that (A) Parent shall defend or prosecute the Tax Claim diligently and in good faith, (B) Parent shall keep the Representative reasonably informed of all material developments and events relating to such Tax Claim (including providing to the Representative copies of relevant portions of all written materials relating to such Tax Claim), (C) the Parties shall cooperate with each other and each Party’s representatives in good faith in order to contest effectively such Tax Claim, (D) the Representative or its authorized representative shall be entitled, at the Representative’s expense, to attend and participate in all conferences, meetings and proceedings relating to such Tax Claim, and (E) if it is reasonably likely that the Sellers will have Liability pursuant to this Agreement arising out of such Tax Claim (or the amounts payable to Sellers contemplated by this Agreement is reasonably likely to be adversely affected by such Tax Claim), Parent shall not, without the prior written consent of the Representative, which consent shall not be unreasonably withheld, conditioned or delayed, enter into any compromise or settlement of such Tax Claim. To the extent of any conflict between this Section 6.2(d) and Section 9.3, this Section 6.2(d) shall govern with respect to any Tax Claims.
(e)    Cooperation. Parent and the Surviving Entity, on the one hand, and Sellers and the Representative, on the other hand, shall cooperate fully with the other party in connection with the filing of any Tax Return, in any audit, litigation or other proceeding with respect to Taxes, and in allowing the Representative to review Tax Returns of the Group Companies for Pre-Closing Tax Periods and Straddle Periods to determine or verify the proper amounts payable as refunds hereunder. Such cooperation shall include the retention and the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. The Representative, Parent and the Surviving Entity further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Tax authority or any other Person or take any other action as may be necessary to mitigate, reduce or eliminate any Transfer Taxes that could be imposed on any Party (including with respect to the transactions contemplated by this Agreement).

6.3    Access to Information. During the Interim Period, upon reasonable notice, and subject to restrictions contained in the confidentiality agreements to which the Group Companies are subject, the Company shall provide to Parent and its authorized Agents during normal business hours reasonable access to all books and records of the Group Companies (in a manner so as to not interfere with the normal business operations of any Group Company). All of such information shall be subject to the terms of the Confidentiality Agreement, the provisions of which are by this reference hereby incorporated herein. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Parent or its Agents if such disclosure would, in the reasonable opinion of counsel, be reasonably likely to (a) jeopardize any attorney-client or other legal privilege or (b) contravene any Applicable Laws, fiduciary duty or binding agreement entered into prior to the date hereof (including, with respect to classified or controlled unclassified materials, compliance by Parent, Merger Sub and their authorized representatives with any security clearance requirements and procedures and export control requirements).
6.4    Efforts to Consummate

(a)    During the Interim Period, subject to the terms and conditions herein provided, each of Parent, Merger Sub and the Company shall use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the other Party’s closing conditions set forth in Section 7); provided, however, that, except as otherwise contemplated by this Section 6.4, nothing in this Section 6.4 shall include any requirement that any Party (and, without Parent’s prior written consent, no Group Company shall) make any payment (other than the payment of nominal administrative, processing or similar fees or charges) or grant any accommodation (financial or otherwise) to any third party, including any Governmental Authority, or agree to do any of the foregoing. Each of Parent, Merger Sub and the Company shall use reasonable best efforts to obtain consents of all Governmental Authorities necessary to consummate the transactions contemplated by this Agreement.
(b)    Notwithstanding anything to the contrary contained herein, no Party nor any of its Affiliates shall be required (and the Company shall not, and shall cause its Subsidiaries not to, agree to any of the following without the express written consent of Parent): (i) to offer, agree or consent to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate (before or after the Closing) any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, any Group Company or any of their respective Affiliates; (ii) to offer, agree or consent to any changes (including through a licensing arrangement) to or restriction on (including any access or other requirements), or other impairment of Parent’s, any Group Company’s or any of their respective Affiliates’ ability to own or operate, any such assets, licenses, operations, rights, product lines, businesses or interests or Parent’s, any Group Company’s or any of their respective Affiliates’ ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the equity securities or other ownership interests of any Group Company; or (iii) to contest, defend or appeal any Claim asserted or brought by a Governmental Authority against any Party or any of its Affiliates which seeks to prohibit, prevent or restrict the transactions contemplated by this Agreement.
6.5    Indemnification; Directors’ and Officers’ Insurance

(a)    Parent and Merger Sub agree that all rights to indemnification or exculpation now existing in favor of the managers, directors and officers of each Group Company, as provided in such Group Company’s Governing Documents in effect as of the date hereof with respect to any matters occurring prior to the Closing Date, shall survive the Merger and shall continue in full force and effect and that the Group Companies will perform and discharge the Group Companies’ obligations to provide such indemnity and exculpation after the Merger. To the maximum extent permitted by Applicable Law, such indemnification shall be mandatory rather than permissive, and Parent shall cause the Surviving Entity to advance expenses in connection with such indemnification as provided in such Group Company’s Governing Documents. The indemnification and liability limitation or exculpation provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date and prior to the sixth (6th) anniversary thereof, with respect to any threatened, pending or completed Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission occurring on or prior to the Closing Date (including any which arise out of or relate to the transactions contemplated by this Agreement), whether asserted or commenced prior to, on or after the Closing Date, in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were officers, directors or managers of any Group Company, unless such modification is required by Applicable Law.
(b)    Prior to the Closing, the Company shall purchase, at the Company’s expense, a “tail” policy providing directors’ and officers’ liability insurance coverage for a period of six (6) years following the Closing for the benefit of those Persons who are covered by any Group Company’s directors’ and officers’ liability insurance policies as of the date hereof with respect to matters occurring prior to the Closing (the “Tail Policy”). Such Tail Policy shall provide coverage that is at least equal to the coverage provided under the Group Companies’ current directors’ and officers’ liability insurance policies. Following the Closing, the Surviving Entity shall maintain such Tail Policy in effect for such six (6) year period without any lapses in coverage; provided that the Surviving Entity may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous in the aggregate to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.
(c)    If Parent, the Surviving Entity or any of its Subsidiaries or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent, the Surviving Entity or any of its Subsidiaries shall assume the obligations set forth in this Section 6.5.
(d)    The managers, directors and officers of each Group Company entitled to the indemnification, liability limitation, exculpation and insurance set forth in this Section 6.5 are intended to be third party beneficiaries of this Section 6.5. This Section 6.5 shall survive the consummation of the Merger and shall be binding on all successors and assigns of Parent and the Surviving Entity.
6.6    Exclusive Dealing. During the Interim Period, the Company shall not take, or permit any Group Company or any of their respective Affiliates, officers, managers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to take, (a) any action to solicit, encourage, initiate, authorize, recommend or engage in discussions or negotiations with, or provide any information to or enter into any agreement with any Person (other than Parent, Merger Sub and/or their respective Affiliates) concerning any purchase of any Group Company’s equity securities or any merger, sale of assets or similar transaction involving any of the Group Companies, other than the exercise of outstanding Company Options and other than assets sold in the Ordinary Course (each such acquisition transaction, an “Acquisition Transaction”), or (b) enter into any Acquisition Transaction or any agreement, memorandum of understanding or letter of intent relating thereto; provided, however, that each of Parent and Merger Sub hereby acknowledges that prior to the date of this Agreement, the Company has provided information relating to the Group Companies and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Transaction without any breach by the Company of this Section 6.6. The Company shall, and shall cause its Subsidiaries and their respective Affiliates, officers, managers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents to, immediately cease and cause to be terminated any previously undertaken or ongoing activities, discussions or negotiations with any other Person with respect to any Acquisition Transaction (other than with (other than Parent, Merger Sub and/or their respective Affiliates.
6.7    Documents and Information. After the Closing Date, Parent and the Surviving Entity shall, and shall cause the Surviving Entity and its Subsidiaries to, until the seventh (7th) anniversary of the Closing Date (or longer if required pursuant to a record retention agreement entered into with a Governmental Authority), retain all books, records and other documents pertaining to the business of the Group Companies in existence on the Closing Date in accordance with the Company’s current document retention policy and make the same available for inspection and copying by the Representative (at Representative’s expense) during normal business hours of the Surviving Entity or any of its Subsidiaries, as applicable, upon reasonable request and upon reasonable notice, for any reasonable and proper purpose. All information and access provided after the Closing by Parent or any of the Group Companies to the Representative pursuant to Section 2.10(b)(ii), Section 6.2(e), this Section 6.7, Section 9.3(b)(iii), or otherwise pursuant to this Agreement shall be provided in accordance with confidentiality agreements that Parent reasonably requests, including such agreements as would enable the Representative to review such information without jeopardizing any attorney-client or other legal privilege and without contravening any Applicable Laws, fiduciary duties or binding agreements.
6.8    Contact with Customers, Suppliers and Other Business Relations. During the Interim Period, except as provided for in Section 6.17, Parent hereby agrees that it is not authorized to and shall not (and shall not permit any of its employees, Agents, representatives or Affiliates to) contact any customer, supplier, distributor or other material business relation of any Group Company regarding the transactions contemplated by this Agreement without the prior written consent of the Company. Parent further agrees that the Confidentiality Agreement shall remain in effect in accordance with its terms.
6.9    Employee Benefit Matters. During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date, except as reasonably appropriate to retain or renew Government Contracts consistent with past practice, Parent shall provide employees of each Group Company who continue to be employed by a Group Company or any Affiliate thereof with the same or higher salary or hourly wage rate as provided to such employees immediately prior to the Closing Date and with employee benefits that are substantially comparable in the aggregate to the employee benefits maintained by the Group Companies immediately prior to the Closing Date (excluding equity and equity based compensation). Parent further agrees that, for one (1) year after the Closing Date, Parent shall and shall cause each Group Company to grant all of its employees credit for any service with such Group Company earned prior to the Closing Date to the same extent recognized by a corresponding Employee Benefit Plan as of the Closing Date (a) for eligibility and vesting purposes and (b) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent or the Surviving Entity or any of its Subsidiaries or any of their Affiliates on or after the Closing Date (the “New Plans”); provided that the foregoing shall not apply to the extent it would result in duplication of benefits or to any defined benefit pension, retiree medical or similar New Plans. In addition, Parent shall use commercially reasonable efforts to (i) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by an employee under any Employee Benefit Plan as of the Closing Date and (ii) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing Date by any employee (or covered dependent thereof) of any Group Company to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation. Nothing in this Section 6.9 shall confer any third-party beneficiary rights on any Person, or be construed or interpreted to be an amendment to any employee benefit plan that is maintained by the Group Companies, Parent, the Surviving Entity or any of their respective Affiliates, including any New Plan or any Employee Benefit Plan, or limit the right of Parent, the Group Companies or any of their respective Affiliates to amend, terminate or otherwise modify any New Plan or Employee Benefit Plan (to the extent consistent with the foregoing) or to terminate the employment of any employee.

6.10    Disclosure Schedules

(a)    Concurrently with the execution and delivery of this Agreement, the Company has delivered to Parent the schedules corresponding to Section 4 of this Agreement (the “Disclosure Schedules”). From and after the date of this Agreement until the Effective Time, the Representative or the Company may prepare and deliver to Parent a written update notice (which may contain additional information not in existence as of the date hereof relating to any of the representations and warranties contained in Section 4, in each case, such written notice being referred to as an “Update”) with respect to matters first arising after execution hereof; provided, however, that no such Update or other notification shall (i) affect or modify any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of (except as set forth in the following sentence), the Parties, or (ii) cure or be deemed to cure any inaccuracy in or breach of any representation or warranty set forth in Section 4. If the Representative or the Company delivers an Update pursuant to this Section 6.10(a) and discloses information that makes it impossible for the Company to satisfy the condition set forth in Section 7.2(a), then Parent will have the right to terminate this Agreement by providing written notice to the Company within five (5) days of such Update; provided, further, that Parent’s failure to timely terminate the Agreement within such five (5)-day period shall constitute a waiver of Parent’s ability to terminate the Agreement on account of the information set forth in such Update.
(b)    The Disclosure Schedules are attached to and form a part of this Agreement and shall be subject to the following terms and conditions: (i) the disclosures in any section or subsection of the Disclosure Schedules shall be deemed to be disclosed or to qualify, as applicable, all other sections or subsections of the Disclosure Schedules for which applicability of such information and disclosure is reasonably apparent on its face; (ii) where the representations and warranties in this Agreement contain specific dollar threshold items, disclosures listed in response thereto may include items that are below such dollar threshold, and no disclosure of any matter contained in the Disclosure Schedules shall create an implication that such matter meets any standard of materiality (matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules; such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature, nor shall the inclusion of any item be construed as implying that any such item is “material” for any purpose); (iii) any disclosures contained in the Disclosure Schedules which refer to a document are qualified in their entirety by reference to the text of such document; (iv) no reference in the Disclosure Schedules to any agreement or document shall be construed as an admission or indication by any party to this Agreement to any Third Party of any matter whatsoever, including that such agreement or document is enforceable or currently in effect or that there are any obligations remaining to be performed or any rights that may be exercised under such agreement or document, except as otherwise explicitly set forth in the Disclosure Schedules or this Agreement; (v) no disclosure relating to any possible breach or violation of any agreement, Law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred; (vi) references to any Government Contract in the Disclosure Schedules will be deemed to include all modifications and amendments thereto, regardless of whether listed on the Disclosure Schedules; (vii) headings and introductory language have been inserted on the sections of the Disclosure Schedules for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement; (viii) the sections of the Disclosure Schedules are qualified in their entirety by reference to the provisions of this Agreement, and are not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants or obligations of the Parties except as and to the extent provided in this Agreement; (ix) unless otherwise defined herein or unless the context otherwise requires, capitalized terms used in the Disclosure Schedules have the meanings assigned to them in this Agreement; and (x) any reference to a section number in the Disclosure Schedules refers to that section of this Agreement unless the context otherwise is reasonably apparent.
6.11    Reserved

6.12    Public Disclosure. No press release or public announcement related to this Agreement or the transactions contemplated herein, or prior to the Closing, any other announcement or communication to the employees, clients or suppliers of the Group Companies related to this Agreement or the transactions contemplated herein, shall be issued or made by any Party without the joint approval of Parent and the Representative (such approvals not to be unreasonably withheld, conditioned or delayed), unless required by Law or the rules or regulations of any United States or foreign securities exchange to which such party is subject (in the reasonable opinion of counsel) in which case Parent or the Representative, as applicable, shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, that the foregoing shall not restrict or prohibit (a) any Group Company from making any announcement to or notifying its employees or equityholders of this Agreement and the transactions contemplated herein to the extent necessary to obtain Letters of Transmittal or Option Letters from such employees or equityholders or contemplated or provided for in any written communication plan agreed upon by Parent and the Company or the Representative, or (b) the Parties’ respective Affiliates which are investment funds from providing general information about the subject matter of this Agreement in connection with their fund raising, marketing, informational or reporting activities of the kind customarily provided with respect to investments of this nature.
6.13    R&W Policy. From and after the Closing, neither the Parent nor any of its Affiliates or Agents shall, without the prior written consent of the Representative, cancel, waive or otherwise modify the R&W Policy (or any rights thereunder) if any such cancellation, waiver or other modification is adverse to, or could reasonably be expected to adversely affect, any of the Sellers Parties or the Representative.
6.14    Written Consent and Option Letters. The Company shall use its reasonable best efforts to cause the Written Consent to be duly executed, pursuant to Section 228 of the Act, by Stockholders who collectively constitute Requisite Stockholder Approval and to deliver a copy of such executed Written Consent to Parent, in each case within twenty four (24) hours after the execution of this Agreement or as soon as practicable thereafter. Following the execution of the Written Consent by such Stockholders, the Company will recommend and request that all other Stockholders promptly execute the Written Consent pursuant to Section 228 of the Act and that all Optionholders promptly execute an Option Letter, and the Company shall use its reasonable best efforts to cause each such Stockholder and Optionholder to do so as soon as reasonably practicable after the Effective Date.
6.15    Information Statement. Not later than two (2) Business Days following the date hereof, the Company will deliver to each Stockholder, together with the Letter of Transmittal to be executed by such Stockholder, an information statement that summarizes the material terms of this Agreement and the Letter of Transmittal, describes the Merger and the other transactions contemplated by this Agreement and is in substantially the form attached hereto as Exhibit H (the “Information Statement”), and all other information that may be required by applicable Law to be given to the Stockholders pursuant to the Act in connection with the Merger, including, to the extent applicable, adequate notice of the Merger and information concerning appraisal rights under the Act.
7.    CONDITIONS TO CONSUMMATION OF MERGER.
7.1    Conditions to the Obligations of the Parties. The obligations of the Parties to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or, if permitted by Applicable Law, waiver by the Party for whose benefit such condition exists) of the following conditions:
(a)    no statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority or other legal restraint or prohibition preventing or making illegal the consummation of the Merger shall be in effect; and
(b)    no Claim commenced or asserted by a Governmental Authority shall be pending against any Party seeking to restrain or prohibit the transactions contemplated by this Agreement.
7.2    Other Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, if permitted by Applicable Law, waiver in writing by Parent of the following further conditions:
(a)    the representations and warranties of the Company which are Fundamental Representations (other than Section 4.2 (Capitalization)), as modified by the Disclosure Schedules and disregarding all qualifications contained therein as to materiality or Company Material Adverse Effect, shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct as of such date), (ii) the representations and warranties contained in Section 4.2 (Capitalization) shall be true and correct in all respects as of the Closing Date, except for de minimis inaccuracies, and (iii) all of the other representations and warranties of the Company set forth in Section 4, as modified by the Disclosure Schedules, shall be true and correct in all respects as of the Closing Date (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct in all respects as of such date), except where such failures of such representations and warranties to be true and correct, individually or in the aggregate, (A) do not have and would not reasonably be expected to have a Company Material Adverse Effect or result in Losses in excess of $2,000,000 or (B) do not involve or arise from fraudulent conduct, criminal conduct, willful misconduct or any matter or circumstance that reasonably could be expected to result in suspension or debarment of any Group Company;
(b)    the Company shall have performed and complied in all material respects with all covenants required to be performed or complied with by the Company under this Agreement on or prior to the Closing Date;
(c)    since the date of this Agreement, there shall have been no Company Material Adverse Effect;
(d)    prior to or at the Closing, the following closing documents shall have been delivered to Parent:
(i)    a certificate of an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied;
(ii)    a copy of the Board Approval, certified by the Secretary of the Company;
(iii)    a certified copy of the Written Consent duly executed by Stockholders who own not less than 75% of the issued and outstanding Shares;
(iv)    Letters of Transmittal duly executed by Closing Stockholders who collectively own not less than 75% of the Shares, and Option Letters duly executed by not less than 60% of all Optionholders;
(v)    evidence that the Persons set forth on Schedule 7.2(d)(v) have resigned in writing from the positions with the Company set forth opposite their names on Schedule 7.2(d)(v), effective as of the Effective Time; and
(vi)    a properly executed statement and notice to the IRS in the form attached hereto as Exhibit I dated as of the Closing Date for purposes of satisfying the Parent’s obligations under Treasury Regulations Section 1.1445-2(c)(3) and 1.897-2(h);
(e)    the Escrow Agreement shall have been executed by the Representative and the Escrow Agent;

(f)    with respect to each Debt Payoff Recipient, the Company shall have received and provided Parent with a copy of duly executed customary payoff letter(s) evidencing the complete satisfaction in full of all outstanding Closing Indebtedness owing to such Debt Payoff Recipient and its agreement to release and terminate all Liens relating thereto (each, a “Payoff Letter”);
(g)    each of the Key Employees shall have executed and delivered to Parent the applicable Retention Agreement, and no Key Employee shall have provided notice to any Group Company, Parent or any of its Affiliates of an intention to terminate his or her employment;
(h)    Parent or its Affiliates shall have completed the necessary arrangements to obtain a deferred draw under its credit facility to fund the Merger Consideration; provided that the condition in this Section 7.2(h) shall in all events cease to be applicable (and shall be deemed satisfied) on the fifth (5th) Business Day following the Effective Date;
(i)    evidence of the termination of all Contracts set forth on Schedule 7.2(i), with no Liability to any Group Company; and
(j)    good standing certificates with respect to each Group Company from the state of their respective formation or incorporation, dated within ten (10) days prior to the Closing Date.
7.3    Other Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or, if permitted by Applicable Law, waiver in writing by the Company of the following further conditions:
(a)    (i) the representations and warranties of the Parent and Merger Sub which are Fundamental Representations, disregarding all qualifications contained therein as to materiality, shall be true and correct in all material respects on the date of this Agreement and on the Closing Date as if made on and as of the Closing Date (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct as of such date), and (ii) all of the other representations and warranties of Parent and Merger Sub set forth in Section 5 (A) that are qualified as to materiality shall be true and correct as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct as of such date), and (B) that are not qualified as to materiality shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except for representations and warranties that are made as of a specific date, in which case they shall be true and correct in all material respects as of such date);
(b)    Parent and Merger Sub shall each have performed and complied in all material respects with all covenants required to be performed or complied with by them under this Agreement on or prior to the Closing Date;

(c)    prior to or at the Closing, the following closing documents shall have been delivered to the Company:
(i)    a certificate of an authorized officer of Parent and an authorized officer of Merger Sub, dated the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied; and
(ii)    a certified copy of the resolutions of Parent’s board of directors (or other governing body) and Merger Sub’s board of directors (or other governing body), in each case authorizing the execution and delivery of the Agreement and the consummation of the transactions contemplated hereby;
(d)    the Escrow Agreement shall have been executed by Parent and the Escrow Agent;
(e)    Parent shall have bound the R&W Policy and delivered a copy of the bound R&W Policy to the Representative, and such R&W Policy shall provide that the R&W Policy cannot be amended in any manner adverse to the Sellers without the prior written consent of the Representative, who, along with each of the Sellers, is an express third-party beneficiary of the foregoing under the R&W Policy.
8.    TERMINATION.
8.1    Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:
(a)    by mutual written agreement of the Company and Parent;
(b)    by Parent, if the Company shall have breached any of the representations, warranties, covenants or agreements set forth in this Agreement which would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b), as applicable, which breach cannot be or has not been cured within thirty (30) days after written notice thereof is delivered by Parent to Representative; provided, that the termination right set forth in this Section 8.1(b) will only be available if neither Parent nor Merger Sub are then in breach of this Agreement so as to prevent any of the conditions to Closing set forth in Section 7.3(a) or Section 7.3(b) from being satisfied;
(c)    by the Company, if Parent or Merger Sub shall have breached any of the representations, warranties, covenants or agreements set forth in this Agreement which would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b), as applicable, which breach cannot be or has not been cured within thirty (30) days after written notice thereof is delivered by the Company to Parent, unless such breach is a breach of Section 2, in which case within two (2) days after written notice thereof; provided that the termination right set forth in this Section 8.1(c) will only be available if neither the Company nor the Representative are then in breach of this Agreement so as to prevent any of the conditions to Closing set forth in Section 7.2(a) or Section 7.2(b) from being satisfied;

(d)    by Parent or the Company, if the transactions contemplated by this Agreement shall not have been consummated on or prior to the seventh (7th) Business Day following the Effective Date (the “Termination Date”); provided that the termination right set forth in this Section 8.1(d) will only be available (i) to the Company if neither the Company nor the Representative are then in breach of this Agreement so as to prevent any of the conditions to Closing set forth in Section 7.2 from being satisfied, or (ii) to Parent if neither Parent nor Merger Sub are then in breach of this Agreement so as to prevent any of the conditions to Closing set forth in Section 7.3 from being satisfied;
(e)    by Parent or the Company, if any Governmental Authority shall have issued an order, decree or ruling, or taken any other action, permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree or ruling or other action shall have become final and nonappealable;
(f)    by the Company if (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing and provided that such conditions are then capable of being satisfied), (ii) Parent has not consummated the Closing within three (3) Business Days after the date when the Closing is required to occur pursuant to Section 2.2, and (iii) the Company provided written notice to Parent on or prior to the date the Closing should have occurred pursuant to Section 2.2 confirming that the Company was then ready, willing and able to consummate the Closing; or
(g)    by Parent or the Company if, within twenty four (24) hours following the execution and delivery of this Agreement, the Written Consent has not been duly signed by Stockholders constituting Requisite Stockholder Approval; provided, however, that the right of Parent or the Company to terminate this Agreement pursuant to this Section 8.1(g) shall terminate immediately after the Written Consent has been duly signed by Stockholders constituting Requisite Stockholder Approval.
Any termination pursuant to this Section 8.1 (other than a termination pursuant to clause (a) hereof) shall be effected by written notice from the Party so terminating to the other Parties, which notice shall specify the Section hereof pursuant to which this Agreement is being terminated.
8.2    Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this entire Agreement shall forthwith become void and of no further force and effect and there shall be no Liability or obligation on the part of the Parties or their respective officers, directors or equityholders, except (a) the provisions of this Section 8.2, Section 10, Section 11 and the second sentence of Section 6.3, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties, (b) with respect to Parent, pursuant to, and only in accordance with the terms of, Section 8.3, (c) with respect to the Company, pursuant to, and only in accordance with the terms of, Section 8.4, and (d) nothing herein shall relieve any Party from Liability for Fraud in connection with the entering into of this Agreement.

9.    INDEMNIFICATION.
9.1    Survival of Representations and Covenants. The representations and warranties of the Company, Parent and Merger Sub contained in Section 4 and Section 5, in any certificate delivered pursuant to Section 7.2(d)(i) or Section 7.3(c)(i), or in any other agreement, certificate or other document delivered by or on behalf of Party pursuant to this Agreement shall survive the Closing until the eighteen (18) month anniversary of the Closing Date (the “Release Date”); except that (a) the Fundamental Representations shall survive until the sixth (6th) anniversary of the Closing Date, and (b) the representations and warranties set forth in Section 4.10 (Employee Plans) or Section 4.15 (Tax Matters) shall survive until sixty (60) days following the expiration of the applicable statute of limitations period. The covenants and agreements of the Parties set forth in Section 6.1, Section 6.11 and Section 6.14 shall survive the Closing until the twelve (12) month anniversary of the Closing Date; all other covenants and agreements of the Parties which are to be performed at or prior to the Closing shall terminate upon the Closing, and the covenants and agreements of the Parties set forth in this Agreement which are required to be performed after the Closing shall survive the Closing in accordance with their respective terms or, where their terms do not so provide, until fully performed. No claim may be made or suit instituted seeking indemnification for breaches of representations, warranties, covenants or agreements contained in this Agreement pursuant to this Section 9 after expiration of the applicable survival period in this Section 9.1 unless a written notice describing the matter subject to indemnification is provided to the applicable Indemnitor in accordance with Section 9.3 prior to expiration of the applicable survival period in this Section 9.1.
9.2    General Indemnification

(a)    From and after the Closing (but subject to the terms and conditions of this Section 9), each Seller, severally and not jointly (subject to Section 9.8), based on his or its respective Pro Rata Share, shall indemnify Parent, the Surviving Entity, their respective Affiliates, and each of their respective officers, directors, employees, agents, representatives, successors and permitted assigns (each a “Buyer Indemnitee”) for any Loss suffered or incurred by any such Buyer Indemnitee as result of, or in connection with, any of the following:
(i)    (A) any breach or inaccuracy as of the Closing Date of any representation or warranty of the Company contained in Section 4, in the certificate delivered pursuant to Section 7.2(d)(i) or in any other agreement, certificate or other document delivered at or prior to the Closing by or on behalf of the Company in connection with this Agreement or (B) any Seller Taxes;
(ii)    any nonfulfillment or breach by the Company prior to the Closing of any covenant or agreement set forth in Section 6.1, Section 6.11 and Section 6.14;

(iii)    any inaccuracy or error in the Closing Payment Schedule, including any misallocation of the Merger Consideration among Sellers as a result thereof;
(iv)    any Seller Expenses, Closing Indebtedness, Change of Control Payments or Closing Payroll Taxes to the extent not included in the calculation of the Final Merger Consideration or not otherwise paid at or prior to the Closing;
(v)    any amounts payable in respect of Dissenting Shares, to the extent greater than the Merger Consideration per share otherwise payable with respect to such shares if appraisal rights had not been exercised with respect thereto (as provided in Section 2), and any reasonable costs or expenses incurred by any Buyer Indemnitee as a result of any holder of Shares exercising appraisal rights under Section 262 of the Act;
(vi)    the Specified Matter 1;
(vii)    the Specified Matter 2; or
(viii)    any Fraud by the Company prior to the Closing in connection with the transactions contemplated by this Agreement.
(b)    From and after the Closing (but subject to the terms and conditions of this Section 9), each Seller, severally (subject to Section 9.8), shall indemnify the Buyer Indemnitees in respect of any Losses which any Buyer Indemnitee may suffer as a result of, arising out of, in connection with or relating to any of the following:
(i)    any breach or inaccuracy of any representation or warranty of such Seller contained in such Seller’s Letter of Transmittal or Option Letter, as applicable; or
(ii)    any nonfulfillment or breach by such Seller of any of his, her or its covenants or agreements contained herein or in such Seller’s Letter of Transmittal or Option Letter, as applicable.
(c)    From and after the Closing (but subject to the terms and conditions of this Section 9), Parent shall, and after the Closing shall cause the Surviving Entity to, indemnify the Sellers, their respective Affiliates and each of their respective officers, directors, employees, agents, representatives, successors and permitted assigns (the “Seller Indemnitees” and, together with the Buyer Indemnitees, the “Indemnified Parties”) for any Loss suffered or incurred by any such Seller Indemnitee as result of, or in connection with, any of the following:
(i)    any breach or inaccuracy as of the Closing Date of any representation or warranty of Parent or Merger Sub contained in Section 5, in the certificate delivered pursuant to Section 7.3(c)(i) or in any other agreement, certificate or other document delivered at or prior to the Closing by or on behalf of Parent or Merger Sub in connection with this Agreement;

(ii)    any nonfulfillment or breach of any covenant, agreement or other provision by Parent or Merger Sub under this Agreement or any nonfulfillment or breach of any covenant, agreement or other provision by the Surviving Entity after the Closing (including by way of being the successor of Merger Sub and the Company) under this Agreement; or
(iii)    any Fraud by Parent or Merger Sub prior to the Closing in connection with the transactions contemplated by this Agreement.
9.3    Notice of Claims; Third-Party Claims

(a)    Notice of Claims.
(i)    Any Indemnified Party seeking indemnification hereunder shall give promptly to the party obligated to provide indemnification to such Indemnified Party (an “Indemnitor”) a written notice (the “Notice of Claim”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Notice of Claim (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement upon which such claim is based; provided, however, that the failure of any Indemnified Party to give the Notice of Claim promptly as required by this Section 9.3(a) shall not affect such Indemnified Party’s rights under this Section 9 except to the extent such failure is actually and materially prejudicial to the rights and obligations of the Indemnitor; and provided further that, with respect to claims for indemnification by a Buyer Indemnitee, for purposes of providing notice to the Indemnitor and with respect to the Indemnitor’s right to control or otherwise participate in or respond to such claims, the term “Indemnitor” means the Representative. Notwithstanding the foregoing, no Notice of Claim shall be required with respect to any claim for indemnification by Parent or any of its Affiliates with respect to Specified Matter 1 or Specified Matter 2.
(ii)    After the giving of any Notice of Claim pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Section 9 shall be determined (x) by the written agreement between the Indemnified Party and the Indemnitor, (y) by a final judgment or decree of any court of competent jurisdiction or (z) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. All amounts due to the Indemnified Party as so finally determined shall be paid by wire transfer within ten (10) days after such final determination.
(b)    Third Party Claims.

(i)    If a claim, action, suit or proceeding (except a Tax Claim which is addressed pursuant to Section 6.2(d)) by a Person who is not a Party or an Affiliate thereof (a “Third Party Claim”) is made against any Indemnified Party, and if such Person intends to seek indemnity with respect thereto under this Section 9, such Indemnified Party shall promptly give a Notice of Claim to the Indemnitor, together with copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim; provided that the failure to give such Notice of Claim shall not relieve the Indemnitor of its obligations hereunder, except to the extent such failure is actually and materially prejudicial to the rights and obligations of the Indemnitor.
(ii)    The Indemnitor shall have fifteen (15) days after receipt of such notice to assume the conduct and control, at the expense of the Indemnitor, of the settlement or defense of any Third Party Claim by providing written notice to the Indemnified Party that it intends to do so, and the Indemnified Party shall, at the sole cost and expense of the Indemnitor, cooperate with the Indemnitor in connection therewith; provided, however, that in the event the Indemnitor provides such notice that it elects to assume the conduct and control of the settlement or defense of such Third Party Claim, the Indemnitor shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (the fees and expenses of such counsel shall be borne by such Indemnified Party unless the Indemnitor is not conducting the defense of such Third Party Claim in good faith); provided, further, that the Indemnitor shall not be entitled to assume the conduct and control of the settlement or defense of any Third Party Claim, but shall have the right to participate fully in such defense by retaining counsel at its sole expense, if (A) the claim for indemnification relates to or arises in connection with any criminal Proceeding, (B) such claim would reasonably be expected to result in an injunction or equitable relief against the Indemnified Party, (C) the Indemnified Party is a Buyer Indemnitee and such claim would reasonably be expected to result in suspension or debarment of Parent, the Surviving Entity or any of their Affiliates by a Governmental Authority, (D) in the written opinion of counsel a conflict of interest exists between the Indemnitor and the Indemnified Party, (E) the Indemnitor failed or is failing to vigorously (given the nature of such claim) and in good faith prosecute or defend such claim or (F) the Indemnified Party is a Buyer Indemnitee and the Losses related to or arising out of such claim could be, as reasonably determined by the Indemnified Party, in an amount that exceeds the then-remaining Indemnity Escrow Funds (net of all then-pending or unresolved Claims for indemnification by Buyer Indemnitees under this Section 9).
(iii)    The Indemnified Party shall not pay or settle any such claim without the written consent of the Indemnitor (which shall not be unreasonably withheld or delayed). If the Indemnitor is entitled to and elects to conduct the defense and settlement of a Third Party Claim, then the Indemnified Party shall have the right to pay or settle such Third Party Claim; provided, that, in such event, the Indemnified Party shall waive any right to indemnity by the Indemnitor for all Losses related to such claim unless the Indemnitor shall have consented to such payment or settlement (which consent shall not be unreasonably withheld or delayed). If the Indemnitor does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s Notice of Claim hereunder that it elects to undertake the defense thereof or if the Indemnitor is not entitled to or fails to conduct the defense of such Third Party Claim in good faith, the Indemnified Party shall have the right to contest, settle or compromise the claim, or assume the control and defense of such claim from the Indemnitor, as applicable, but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnitor shall obtain the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned, or delayed) before entering into any settlement of a Third Party Claim or ceasing to defend such claim unless (A) the settlement involves only payment of money damages, (B) all such money damages will be paid from the Indemnity Escrow Funds or by the Indemnitor, (C) the settlement does not impose any injunction or other equitable relief and contains no admission of wrongdoing, and (D) the settlement contains legally binding, unconditional and irrevocable releases of the Indemnified Party, in each case if a named party in such claim, from all Liabilities with respect to such claim.
(iv)    Each of the Parties shall cooperate as reasonably requested by the other in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder and each of Parent and the Surviving Entity (or a duly authorized representative of such Party) shall (and shall cause the Group Companies to) furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.
9.4    Limitations on Liability. Notwithstanding anything to the contrary contained herein or otherwise, in all cases, the rights of (x) the Buyer Indemnitees to indemnification pursuant to Section 9.2(a) or Section 9.2(b) and (y) the Seller Indemnitees to indemnification pursuant to Section 9.2(c) are subject to the following limitations:
(a)    the amount of any and all Losses shall be determined net of (i) any amounts actually recovered by the Indemnified Parties under insurance policies or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses, in each case, net of costs of collection resulting from making any claim thereunder, and (ii) any Tax benefits actually realized by the Indemnified Parties in the form of a reduction in cash Taxes payable by the Indemnified Parties in the taxable year in which the Loss was incurred (or the first succeeding taxable year), which reduction is directly attributable to the deductibility of such Losses (as determined on a “with and without” basis), net of all costs, expenses and Taxes incurred or imposed on such the Indemnified Parties in obtaining, receiving or accruing such Tax benefits or from the receipt of indemnification payments from the Indemnitor in respect of any such Losses;
(b)    the Buyer Indemnitees and Seller Indemnitees, respectively, shall not be entitled to recover for any particular Loss attributable to a single course of conduct or related set of facts, events or circumstances pursuant to Section 9.2(a)(i)(A), Section 9.2(b)(i) or

Section 9.2(c)(i), respectively, unless such Loss equals or exceeds $20,000 (the “Per Claim Minimum”);
(c)    the Buyer Indemnitees and Seller Indemnitees, respectively, shall not be entitled to recover Losses pursuant to Section 9.2(a)(i)(A), Section 9.2(b)(i) or Section 9.2(c)(i), respectively, until the total amount which such Indemnified Parties would recover under Section 9.2(a)(i)(A), Section 9.2(b)(i) or Section 9.2(c)(i), respectively (as limited by the provisions of Section 9.4(a) and Section 9.4(b)), but for this Section 9.4(c), exceeds $460,000 (the “Deductible”), in which case such Indemnified Parties shall only be entitled to recover Losses in excess of such amount, subject to the other limitations herein; provided, that Losses indemnifiable (i) pursuant to Section 9.2(a) (other than Section 9.2(a)(i)(A)), Section 9.2(b) (other than Section 9.2(b)(i)) or Section 9.2(c) (other than Section 9.2(c)(i)), (ii) in respect of breaches or inaccuracies of any Fundamental Representation, or (iii) in respect of any Fraud by a Party (or a Seller with respect to such Seller’s Letter of Transmittal or Option Letter) in connection with the transactions contemplated hereby, in each case, shall neither be applied toward, nor limited by, the Deductible or the Per Claim Minimum;
(d)    at all given times, the sole and exclusive source of recovery for, or with respect to, any and all Losses indemnifiable by the Sellers under this Agreement pursuant to Section 9.2(a)(i) or Section 9.2(b)(i), regardless of whether the R&W Policy is invalid, invalidated, disputed or ineffective, and regardless of whether any or all of the coverage intended to be provided thereunder is disputed, denied, or otherwise unavailable in whole or in part, shall be the Indemnity Escrow Funds then remaining in the Escrow Account, and in no event shall the Buyer Indemnitees be entitled to recover from the Sellers more than the Indemnity Escrow Funds then-remaining in the Escrow Account pursuant to Section 9.2(a)(i) or Section 9.2(b)(i), and in no event shall the Seller Indemnitees be entitled to recover from Parent or the Surviving Entity more than the Indemnity Escrow Amount in the aggregate; provided, that Losses (i) indemnifiable pursuant to Section 9.2(a) (other than Section 9.2(a)(i)), Section 9.2(b) (other than Section 9.2(b)(i)), or Section 9.2(c) (other than Section 9.2(c)(i)), (ii) resulting or arising from breaches or inaccuracies of any Fundamental Representation, or (iii) resulting or arising from Fraud by a Party (or a Seller with respect to such Seller’s Letter of Transmittal or Option Letter) in connection with the transactions contemplated by this Agreement, in each case, shall not be subject to the limitations set forth in this Section 9.4(d);
(e)    the Buyer Indemnitees shall not be entitled to indemnification pursuant to Section 9.2(a) for any Loss to the extent that such Loss was specifically accrued as a current liability in Net Working Capital on the Closing Statement or was taken into account and included as a Seller Expense, Closing Indebtedness, Change of Control Payment, Closing Payroll Taxes or Unpaid Taxes in the calculation of the Final Merger Consideration;
(f)    in the event that, prior to the second (2nd) anniversary of the Closing Date, a Buyer Indemnitee actually realizes net Tax benefits or recovers, whether under insurance policies or from other collateral sources (in each case, in accordance with Section 9.4(a)), any amount on account of a matter for which such Buyer Indemnitee was indemnified by Sellers (including out of the Indemnity Escrow Funds) pursuant to Section 9.2(a), the amount so recovered from Sellers (after deducting therefrom (i) the amount of the expenses incurred by such Buyer Indemnitee in procuring such recovery and (ii) the amount of any Losses suffered or incurred by such Buyer Indemnitee with respect to such matter that was neither indemnified pursuant to Section 9.2(a) nor satisfied by a payment to a Buyer Indemnity under the R&W Policy), but not in excess of any amount previously so paid by Sellers to or on behalf of such Buyer Indemnitee in respect of such matter, shall, prior to the Release Date, be promptly deposited in the Escrow Account and, on or after the Release Date, be promptly paid to the Representative for distribution to the Sellers;
(g)    the Indemnified Party take all commercially reasonable steps to mitigate all Losses after becoming aware of any event which could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith;
(h)    for purposes of determining Losses pursuant to Section 9.2(a) or Section 9.2(b) and for purposes of determining whether a breach or inaccuracy has occurred, the representations and warranties set forth in this Agreement or in the certificates delivered pursuant to Section 7.2(d)(i) and Section 7.3(c)(i) shall be considered without regard to any materiality qualification (including such terms as “material” and “Company Material Adverse Effect”) set forth therein;
(i)    notwithstanding the generality of the definition of the term Losses, Losses shall not include, and no Indemnified Party shall have the right to recover for, punitive damages, except for any punitive damages subject to indemnification under this Section 9 that are payable as a result of a Third Party Claim;
(j)    notwithstanding anything to the contrary in this Agreement or otherwise, in all cases, each Seller’s aggregate liability under this Section 9 shall not exceed the aggregate portion of the Final Merger Consideration actually received by such Seller pursuant to this Agreement;
(k)    notwithstanding anything to the contrary contained herein or otherwise, at all given times, the sole and exclusive source of recovery for, or with respect to, any and all Losses indemnifiable by the Sellers under Section 9.2(a)(vi) shall be solely from the Specified Matter 1 Escrow Account to the extent of the Specified Matter 1 Escrow Funds from time to time remaining therein pursuant to the terms of the Escrow Agreement;
(l)    notwithstanding anything to the contrary contained herein or otherwise, at all given times, the sole and exclusive source of recovery for, or with respect to, any and all Losses indemnifiable by the Sellers under Section 9.2(a)(vii) shall be solely from the Specified Matter 2 Escrow Account to the extent of the Specified Matter 2 Escrow Funds from time to time remaining therein pursuant to the terms of the Escrow Agreement; and
(m)    in no event will the aggregate amount of Losses for which the Buyer Indemnitees are entitled to indemnification under Section 9 exceed the Final Merger Consideration actually paid to the Sellers by Parent.

9.5    No Right of Contribution. Notwithstanding anything to the contrary contained in this Agreement, the Sellers shall not have any right of contribution or indemnification (whether at common law, by statute or otherwise) from or against Parent, the Surviving Entity or any Group Company with respect to any claim arising pursuant to Section 9.2(a), and, effective as of the Closing, the Sellers hereby waive and release the Group Companies from any such right of contribution or indemnification.
9.6    The Representative. The Parties acknowledge and agree that Christopher Wynes (in its capacity as the Representative) is a party to this Agreement solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby and its other obligations hereunder. Accordingly, the Parties acknowledge and agree that the Representative shall have no Liability to, and shall not be liable for any Losses of, any Seller in connection with any obligations of the Representative under this Agreement or the Escrow Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby.
9.7    Exclusive Remedy

(a)    Except (i) in the case of Losses resulting or arising from Fraud committed by a Party (or a Seller with respect to such Seller’s Letter of Transmittal or Option Letter) in connection with the transactions contemplated by this Agreement, (ii) with respect to the matters covered by Section 2.10 and Section 6.2(b)(ii), (iii) in the case where a Party seeks to obtain specific performance pursuant to Section 11.16, and (iv) for claims under the Letters of Transmittal and Option Letters, the remedies provided in this Section 9 shall, from and after the Closing, be the sole and exclusive remedies of the Indemnified Parties with respect to the transactions contemplated by this Agreement as well as any and all claims or matters in any way arising from this Agreement or its subject matter, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, and the Indemnified Parties shall have no other remedy or recourse with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, this Section 9. In furtherance of the foregoing, Parent, on behalf of itself and the other Buyer Indemnitees, and the Company and the Representative, on behalf of the Seller Indemnitees, hereby waive, from and after the Closing, to the fullest extent permitted under Applicable Laws, any and all rights, claims and causes of action such Indemnified Parties may have and which are not specifically preserved by this Section 9.7 and which arise from the transactions contemplated by this Agreement or under this Agreement. Each Party further covenants that it and all of its Affiliates will refrain from, directly or indirectly, asserting any claim of any kind against any Person based on any matter purported to be waived hereby.
(b)    The Parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the Indemnified Parties’ remedies with respect to this Agreement and the transactions contemplated hereby (including Section 9.4) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Sellers hereunder.

9.8    Manner of Payment; Escrow

(a)    Any indemnification owing to any Buyer Indemnitees under Section 9.2(a) shall be paid as follows:
(i)    first, to the extent the indemnification claim is covered by, and recoverable under, the R&W Policy, such indemnification obligations shall be satisfied out the R&W Policy;
(ii)    second, to the extent the indemnification claim is not covered by or, after using commercially reasonable efforts to recover, not recoverable under the R&W Policy, or the R&W Policy is insufficient to fully cover the indemnification claim (including with respect to any Losses that are not payable under the R&W Policy by virtue of the retention thereunder), to the extent there are available Indemnity Escrow Funds (and subject to any applicable limitations in Section 9.4), such indemnification obligations shall be satisfied by release of such Indemnity Escrow Funds to the Buyer Indemnitee from the Indemnity Escrow Account by the Escrow Agent; and
(iii)    third, and only with respect to Losses (A) indemnifiable pursuant to Section 9.2(a) (other than Section 9.2(a)(i)), (B) resulting or arising from breaches or inaccuracies of any Fundamental Representation, or (C) resulting or arising from Fraud by a Party (or a Seller with respect to such Seller’s Letter of Transmittal or Option Letter) in connection with the transactions contemplated by this Agreement, and for no other Losses whatsoever, to the extent the R&W Policy and the Indemnity Escrow Funds are insufficient to pay any remaining sums due to Buyer Indemnitees on account of the foregoing subparts (A) through (C), and subject to any applicable limitations in Section 9.4, each Seller shall pay its Pro Rata Share of such amount to the Buyer Indemnitee(s).
(b)    Any indemnification owing to any Buyer Indemnitees by a Seller pursuant to Section 9.2(b) shall be paid as follows:
(i)    first, to the extent the indemnification claim is covered by, and recoverable under, the R&W Policy, such indemnification obligations shall be satisfied out the R&W Policy;
(ii)    second, to the extent the indemnification claim is not covered by or, after using commercially reasonable efforts to recover, not recoverable under the R&W Policy, or the R&W Policy is insufficient to fully cover the indemnification claim (including with respect to any Losses that are not payable under the R&W Policy by virtue of the retention thereunder), to the extent there are available Indemnity Escrow Funds (and subject to any applicable limitations in Section 9.4), such indemnification obligations shall be satisfied by release of such Indemnity Escrow Funds to the Buyer Indemnitee from the Indemnity Escrow Account by the Escrow Agent;

provided, however, that to the extent a Buyer Indemnitee satisfies a Loss from the Indemnity Escrow Account pursuant to this Section 9.8(b)(ii), such Seller shall promptly contribute to the Indemnity Escrow Account the amount of such Loss that is so satisfied; and
(iii)    third, to the extent the R&W Policy and Indemnity Escrow Funds are insufficient to pay any remaining sums due to the Buyer Indemnified Parties (and subject to any applicable limitations in Section 9.4), such Seller shall pay such amount to the Buyer Indemnitee(s).
(c)    Any indemnification of the Buyer Indemnitees or the Seller Indemnitees pursuant to this Section 9 shall be effected by wire transfer of immediately available funds from the applicable Persons to an account designated in writing by the applicable Buyer Indemnitees or Seller Indemnitees, as the case may be, within ten (10) days after the determination thereof; provided, however, that any indemnification owed by the Sellers to the Buyer Indemnitees pursuant to Section 9.2 shall be satisfied pursuant to Section 9.8(a) or Section 9.8(b), as applicable.
(d)    On the Release Date, any remaining funds in the Escrow Account (other than the aggregate amount claimed by the Buyer Indemnitees pursuant to claims made and not fully resolved prior to such date) shall be promptly released to the account designated by the Representative (for the benefit of the Sellers) for distribution to the Sellers in accordance with Section 2.11. At any time following the Release Date, to the extent the funds held in the Escrow Account exceed the aggregate amount claimed by the Buyer Indemnitees pursuant to claims made prior to the Release Date, and not fully resolved prior to the time of determination, the excess funds shall be promptly released to the account designated by the Representative (for the benefit of the Sellers) for distribution to the Sellers in accordance with Section 2.11.
(e)    The Representative and Parent shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to make any distributions from the Escrow Account that are expressly provided herein.
9.9    Adjustment to Merger Consideration. Unless otherwise required by Applicable Law, amounts paid as indemnification pursuant to this Section 9 shall be treated as adjustments to the Merger Consideration for all purposes, including Tax purposes, and no Party will take any position inconsistent with such characterization.
9.10    No Right of Rescission. Except in the case of any breach resulting or arising from or constituting Fraud in connection with the transactions contemplated by this Agreement, no breach of any representation, warranty or covenant contained herein or in any certificate delivered pursuant to this Agreement shall give rise to any right on the part of the Parent, Merger Sub, the Company or the Representative to rescind this Agreement or any of the transactions contemplated hereunder.
10.    REPRESENTATIVE OF SELLERS

.
10.1    Authorization of Representative

(a)    Christopher Wynes is hereby irrevocably appointed, authorized and empowered by each Seller as the exclusive agent and attorney-in-fact to act on behalf of such Seller in connection with and to facilitate the consummation of the transactions contemplated hereby, including pursuant to the Escrow Agreement. All such actions shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the Sellers. Such appointment shall include the power and authority:
(i)    to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which the Representative, in its sole discretion, shall have consented) and to agree to such amendments or modifications thereto as the Representative, in its sole discretion, determines to be desirable;
(ii)    to execute and deliver such amendments, waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as the Representative, in its sole discretion, may deem necessary or desirable;
(iii)    to collect and receive, or coordinate with the Surviving Entity with respect to, all moneys and other proceeds and property payable to the Representative or the Sellers from Parent, Merger Sub, the Surviving Entity and/or the Adjustment Escrow Account and/or Indemnity Escrow Account as described herein, and, subject to any applicable withholding retention laws, and net of any out-of-pocket expenses incurred by the Representative in its capacity as such, the Representative shall coordinate with Parent, the Surviving Entity and/or the Escrow Agent, as applicable, to disburse and pay the same, or cause the same to be disbursed and paid, to each of the Sellers to the extent of such Seller’s Pro Rata Share;
(iv)    to enforce and protect the rights and interests of the Sellers (including the Representative, in its capacity as a Seller) and to enforce and protect the rights and interests of the Representative arising out of or under or in any manner relating to this Agreement and the Escrow Agreement, and each other agreement, document, instrument or certificate referred to herein or therein or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under Section 9 hereof), and to take any and all actions which the Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of the Sellers, including asserting or pursuing any Claim against Parent, Merger Sub and/or the Surviving Entity, defending or prosecuting any Tax Claims, defending any Third Party Claims or Claims by the Buyer Indemnitees, consenting to, compromising or settling any such Claims, conducting negotiations with Parent, the Surviving Entity and their respective representatives regarding such Claims, and, in connection therewith, to: (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Parent, the Surviving Entity or any other Person, or by any federal, state or local Governmental Authority against the Representative and/or any of Sellers, and receive process on behalf of any or all Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under the Escrow Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, in each case, on behalf of the Sellers, it being understood that (x) the Representative shall not have any obligation to any Seller to take any such actions, and shall not have any Liability to any Seller for any failure to take any such actions and (y) the Representative’s sole rights to act on behalf of Parent or any other Buyer Indemnitee are addressed in Section 9.3(b);
(v)    to refrain from enforcing any right of any Seller and/or the Representative arising out of or under or in any manner relating to this Agreement, the Escrow Agreement or any other agreement, instrument or document in connection with the foregoing; provided, however, that no such failure to act on the part of the Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by the Representative or by such Seller unless such waiver is in writing signed by the waiving Party or by the Representative; and
(vi)    to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Representative, in its sole and absolute discretion, may consider necessary, desirable, proper or convenient in connection with or to carry out the transactions contemplated by this Agreement, the Escrow Agreement and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith, in each case, other than the execution and delivery of the Letters of Transmittal and Option Letters on behalf of the Sellers.
(b)    The Representative shall be entitled to make any payments or pay any expenses under or in connection with this Agreement and the Escrow Agreement on behalf of the Sellers by using the Representative Expense Fund (and any interest or earnings thereon) to satisfy costs, expenses and/or Liabilities of the Representative in connection with the performance of its duties under this Agreement and the Escrow Agreement with any balance of the Representative Expense Fund not used for such purposes to be disbursed and paid, at such time as the Representative determines, in its sole discretion, that no additional such costs, expenses and/or Liabilities shall become due and payable, to each of the Sellers in accordance with Section 2.12. Furthermore, the Representative shall be entitled to cause to be withheld from, and paid to Representative, a portion of any Other Seller Payments, by providing written notice thereof to Parent prior to the distribution or payment of such Other Seller Payment to Sellers, for the purpose of the Representative making any payments or paying any expenses under or in connection with this Agreement on behalf of the Sellers to satisfy costs, expenses and/or Liabilities of the Representative in connection with the performance of its duties under this Agreement.
(c)    All of the indemnities, immunities and powers granted to the Representative under this Section 10.1 shall survive the Closing Date and/or any termination of this Agreement and/or the Escrow Agreement.
(d)    Parent, Merger Sub and the Surviving Entity shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon the Sellers, and upon any notices, communications or determinations by or from the Representative as being authorized and given by the Sellers.
(e)    The grant of authority provided for in this Section 10.1 (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller, and (ii) shall survive the consummation of the Merger.
(f)    The Representative shall not have any Liability to any of the Sellers for any act done or omitted hereunder or otherwise in connection with the performance of its duties hereunder as the Representative while acting in good faith and in the exercise of reasonable judgment. The Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to the Sellers for any action taken or omitted to be taken in good faith based on such advice.
10.2    Liability, Reliance and Indemnification. The Representative shall not have any Liability to any of the Sellers for any act done or omitted hereunder or otherwise in connection with the performance of its duties hereunder as the Representative while acting in good faith and in the exercise of reasonable judgment. The Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts that it reasonably determines to be experienced in the matter at issue, and will not be liable to the Sellers for any action taken or omitted to be taken in good faith based on such advice. The Sellers shall severally and not jointly, and in proportion to their Pro Rata Share, indemnify the Representative and hold it harmless against any loss, Liability or expense incurred by Representative in connection with the performance of its duties hereunder.
11.    MISCELLANEOUS.
11.1    Entire Agreement; Assignment. This Agreement (including the Confidentiality Agreement and the other documents delivered pursuant hereto) (a) constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of law or otherwise), other than for collateral purposes, without the prior written consent of Parent and the Representative. Any attempted assignment of this Agreement or any of the rights or obligations hereunder other than in accordance with the terms of this Section 11.1 shall be void.
11.2    Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be given by delivery in person, by electronic mail (provided the Party delivering notice by electronic mail obtains confirmation of receipt of such e-mail) or by reputable overnight courier service (charges prepaid) and shall be deemed given when so delivered personally, by electronic mail or one day after being sent by overnight courier, to the other Parties as follows:
If to the Company (prior to Closing) or the Representative:
Christopher Wynes
4515 32nd Road North
Arlington, Virginia 22207
E-mail: cwynes01@gmail.com
with a copy to:        Miles & Stockbridge P.C.
100 Light Street
Baltimore, Maryland 21202
Attn: Matthew D. Klaiber
Email: mklaiber@MilesStockbridge.com

If to Parent, Merger Sub or the Surviving Entity:
Pacific Architects and Engineers, LLC
7799 Leesburg Pike, Suite 300 North
Falls Church, VA 22043
Attn: Paul W. Cobb, Jr.
E-mail: whit.cobb@pae.com

with a copy to:        Crowell & Moring LLP
1001 Pennsylvania Avenue, NW
Washington, DC 20004-2595
Attention: James R. Stuart, III
Email: jstuart@crowell.com

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above.
11.3    Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.
11.4    Fees and Expenses. Except as otherwise expressly provided herein, the Sellers, on the one hand, and Parent, on the other hand, shall pay all of their own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of their obligations hereunder and the consummation of the transactions contemplated by this Agreement; provided that Parent and the Sellers shall each bear fifty percent (50%) of the fees and expenses of the Escrow Agent. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the cost of the R&W Policy (including all R&W Insurance Expenses) shall be borne by Parent.
11.5    Exhibits and Schedules. All Exhibits and Schedules and other documents expressly incorporated into this Agreement are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.
11.6    Parties in Interest; No Third Party Beneficiaries. Except as provided in Section 6.5 and, for indemnification purposes only, the Buyer Indemnitees and the Seller Indemnitees (each of whom shall be Third Party beneficiaries hereunder), this Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.
11.7    Severability. If any term or other provision of this Agreement is invalid, illegal, or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.
11.8    Amendment. Prior to the Effective Time, subject to applicable Law (including the Act) and Section 11.9, this Agreement may be amended or modified only by a written agreement executed and delivered by duly authorized officers of Parent and the Company. After the Effective Time, subject to applicable Law (including the Act), this Agreement may be amended or modified only by written agreement executed and delivered by duly authorized officers of Parent and the Representative. This Agreement may not be modified or amended except as provided in the immediately preceding two sentences and any purported amendment by any Party or Parties effected in a manner which does not comply with this Section 11.8 shall be void.
11.9    Extension; Waiver. The Representative (on behalf of itself and the Sellers) and, prior to the Closing, the Company may (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub contained herein, (b) waive any inaccuracies in the representations and warranties of Parent or Merger Sub contained herein or in any document, certificate or writing delivered by Parent or Merger Sub pursuant hereto or (c) waive compliance by Parent or Merger Sub with any of the agreements or conditions contained herein. Parent may (i) extend the time for the performance of any of the obligations or other acts of the Company or the Sellers contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company and the Sellers contained herein or in any document, certificate or writing delivered by the Company or the Sellers pursuant hereto or (iii) waive compliance by the Company and the Sellers with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights.
11.10    Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by scanned pages via electronic mail shall be effective as delivery of a manually executed counterpart to this Agreement.
11.11    Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub hereunder are jointly and severally guaranteed by each other.
11.12    Time of Essence. With regard to all obligations set forth or referred to in this Agreement, time is of the essence.
11.13    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each of the Parties agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director (or Person in a similar position), officer, employee, partner, stockholder or member of any Party or of any Affiliate or assignee thereof, in his or her capacity as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future director (or Person in a similar position), officer, employee, agent, partner, stockholder or member of any Party or of any Affiliate or assignee thereof, in his or her capacity as such, for any obligation of any Party under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.
11.14    Waiver of Jury Trial. THE PARTIES EACH HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT, EXCEPT AS SET FORTH IN SECTION 2.10(b) AND SECTION 6.2(b)(ii), ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS

AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
11.15    Jurisdiction and Venue

(a)    Each of the Parties, by its execution hereof, (i) hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any Virginia state court located Arlington County, Virginia or the U.S. District Court for the Eastern District of Virginia for the purpose of any action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Documents or the transactions contemplated hereby, (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other action in any other court other than one of the above-named courts or that this Agreement, any Ancillary Document or the subject matter hereof or thereof may not be enforced in or by such court, and (iii) hereby agrees not to commence any such action other than before one of the above-named courts. Notwithstanding the previous sentence, a Party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
(b)    Each of the Parties agrees that for any action among any of the Parties in connection with this Agreement, any Ancillary Documents or the transactions contemplated hereby or thereby, such Party will bring such action only in the courts specified in Section 11.15(a). Notwithstanding the previous sentence a Party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.
(c)    Each of the Parties hereby: (i) irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 11.15 hereof in any action among any of the Parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Documents or the transactions contemplated hereby in any manner permitted by Delaware law, (ii) agrees that service of process made in accordance with clause (i) or by giving copies thereof as specified in or pursuant to Section 11.2 hereof will constitute good and valid service of process in any such action, and (iii) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such action any claim that service of process made in accordance with clause (i) or (ii) does not constitute good and valid service of process. However, the foregoing will not limit the right of a Party to effect service of process on the other Party by any other legally available method.
11.16    Remedies; Specific Performance

(a)    Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.
(b)    The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated by this Agreement) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 8.1, the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case without posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance, and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other Parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties have specifically bargained for the right to specific performance of the obligations hereunder, in accordance with the terms and conditions of this Section 11.16.
11.17    Waiver of Conflicts. Recognizing that Miles & Stockbridge P.C. has acted as legal counsel to the Representative and its Affiliates and the Group Companies prior to the Closing, and that Miles & Stockbridge P.C. intends to act as legal counsel to the Representative and its Affiliates (which will no longer include the Group Companies) after the Closing, each of Parent, Merger Sub and the Company hereby waives, on its own behalf and agrees to cause its Affiliates to waive, any conflicts that may arise in connection with Miles & Stockbridge P.C. representing the Representative and/or its Affiliates (including any of the Sellers) after the Closing as such representation may relate to Parent, Merger Sub, any Group Company or the transactions contemplated herein. In addition, all communications occurring prior to the Closing and involving attorney-client confidences between the Representative, its Affiliates or any Group Company and Miles & Stockbridge P.C. relating to the negotiation, documentation and consummation of the transactions contemplated hereby (“Confidential Communications”) shall be deemed to be attorney-client confidences that belong solely to the Representative and its Affiliates (and not the Group Companies). Accordingly, the Group Companies shall not have access to any Confidential Communications, or to the files of Miles & Stockbridge P.C. relating to any Confidential Communications, whether or not the Closing shall have occurred. Without limiting the generality of the foregoing, upon and after the Closing, (a) the Representative and its Affiliates (and not the Group Companies) shall be the sole holders of the attorney-client privilege with respect to Confidential Communications, and none of the Group Companies shall be a holder thereof, (b) to the extent that files of Miles & Stockbridge P.C. relating to Confidential Communications constitute property of the client, only the Representative and its Affiliates (and not the Group Companies) shall hold such property rights and (c) Miles & Stockbridge P.C. shall have no duty whatsoever to reveal or disclose any such Confidential Communications or files to any of the Group Companies by reason of any attorney-client relationship between Miles & Stockbridge P.C. and any of the Group Companies or otherwise. Notwithstanding the foregoing, after the Closing, neither the Representative nor its Affiliates shall waive such privilege or disclose such Confidential Communications or files other than in connection with the enforcement or defense of their respective rights or obligations under this Agreement and the other Ancillary Documents. For the avoidance of doubt, communications between Representative and Affiliates and Miles & Stockbridge P.C. not relating to the negotiation, documentation and consummation of the transactions contemplated hereby shall not be deemed Confidential Communications.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.
COMPANY:

METIS SOLUTIONS CORPORATION

By:__/s/ Christopher Wynes____________
Name:_Christopher Wynes_____________
Title:__Chief Executive Officer_________

PARENT:

PACIFIC ARCHITECTS AND ENGINEERS, LLC

By:___/s/ John Heller_________________
Name:___John Heller_________________
Title:____President___________________

MERGER SUB:

RISING TIDE MERGER SUB, INC.

By:____/s/ John Heller_____________
Name:__John Heller_______________
Title:___President_________________

REPRESENTATIVE:

/s/ Christopher Wynes
Christopher Wynes

Signature Page to Agreement and Plan of Merger